                                  EXHIBIT 2.4


                             First Restatement of
                     Agreement and Plan of Reorganization
                                by and between
                       Pacific Community Banking Group
                                     and
                                 Valley Bank
                                    dated
                               January 5, 1999




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                             FIRST RESTATEMENT OF

                     AGREEMENT AND PLAN OF REORGANIZATION

                                by and between

                       PACIFIC COMMUNITY BANKING GROUP

                                     AND

                                 VALLEY BANK

                            Dated:  January 5, 1999


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                            FIRST RESTATEMENT OF

                     AGREEMENT AND PLAN OF REORGANIZATION


            THIS FIRST RESTATEMENT OF AGREEMENT AND PLAN OF REORGANIZATION (hereinafter referred to as the "Agreement") is made and entered into as of January 5, 1999, by and between VALLEY BANK (the "Bank"), a California banking corporation, and PACIFIC COMMUNITY BANKING GROUP (the "Company"), a California corporation.

                                R E C I T A L S

            A. The Bank is a California banking corporation duly organized and existing under the laws of the State of California with its principal office in the City of Moreno Valley, County of Riverside, State of California. The Company is a proposed bank holding company duly organized and existing under the laws of the State of California with its principal office in the City of Laguna Hills, County of Orange, State of California;

            B. The parties desire to provide for the acquisition by the Company of all of the outstanding shares of the common stock, $5.00 par value of the Bank ("Bank Stock") pursuant to the Merger (as defined below), subject to the terms and conditions specified herein, as follows:

                  (a) The Company will establish PCBG Valley Corporation (as defined below) as a wholly-owned subsidiary; and

                  (b) The Bank and PCBG Valley Corporation will enter into an Agreement of Merger (as defined below) providing for the merger of PCBG Valley Corporation and the Bank under the state charter of the Bank;

            C. At the Effective Time (hereinafter defined below) of the Merger, all of the issued and outstanding shares of Bank Stock, except for shares of Bank Stock held by Dissenting Shareholders (as hereinafter defined below), shall be converted into and exchanged for a combination of cash, shares of Company Stock, and Warrants exercisable into shares of Company Stock, all upon the terms and subject to the conditions hereinafter set forth;

            D. The Merger requires certain shareholder and regulatory approvals and may be effected only after the necessary approvals have been obtained;

            E. For federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");


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

            F. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

            G. Subject to any specific provisions of this Agreement, it is the intent of the parties that the Company by reason of this Agreement shall not (until consummation of the Merger) control, and shall not be deemed to control the Bank or any of its subsidiaries, directly or indirectly, and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Bank or any of its subsidiaries.

            H. The Company and the Bank desire that this First Restatement of the Agreement and Plan of Reorganization now govern the rights and obligations of the Parties in place of that certain Agreement and Plan of Reorganization dated July 30, 1998.

            Accordingly, to consummate the transactions set forth above and in consideration of the mutual covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

            1.1 DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings set forth below unless the context otherwise requires:

            "Affiliate" means any Person (as defined below) that directly, or through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified.

            "Aggregate Option Price" shall have the meaning given such term in
Section 2.8.

            "Aggregate Purchase Consideration" shall have the meaning given such term in Section 2.4.

            "Agreement of Merger" shall mean the Agreement of Merger to be entered into by and between PCBG Valley Corporation and the Bank substantially in the form of EXHIBIT "A" hereto, but subject to any changes that may be necessary to conform to any requirements of any Governmental Entity having authority over the Merger.

            "Alternative Transaction" shall have the meaning given such term in
Section 6.5.


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

            "Audited Bank Financial Statements" shall have the meaning given such term in Section 4.4.

            "BHC Act" shall mean the Bank Holding Company Act of 1956, as amended.

            "Bank" shall mean Valley Bank.

            "Bank Corporate Governance Changes" shall have the meaning given such term in Section 2.1 (d).

            "Bank Dissenting Shares" means shares of Bank Stock held by "Dissenting Shareholders" within the meaning of Chapter 13 of the CGCL.

            "Bank Employment Agreements" shall mean any employment agreement, severance agreement, "golden parachute" agreement or any other agreement which provides for payments to employees of the Bank upon termination of employment, including termination after a change in control.

            "Bank Filings" shall have the meaning given such term in Section
4.18.

            "Bank Incentive Compensation Plan" shall mean the Valley Bank Employee Stock Ownership Plan, the Valley Bank 401(k) Plan and the Valley Bank Profit Sharing Plan.

            "Bank Options" shall mean options to purchase Bank Stock (as defined below) pursuant to the Bank Stock Option Plan (as defined below).

            "Bank Perfected Dissenting Shares" means Dissenting Shares which the holders thereof have not withdrawn or caused to lose their status as Bank Dissenting Shares.

            "Bank Representatives" shall have the meaning given such term in
Section 7.3.

            "Bank Stock" shall mean the meaning given such term in Recital B.

            "Bank Stock Option Plan" shall mean Valley Bank 1992 Stock Option Plan, and the Valley Bank 1993 Directors Stock Option Plan.

            "Baxter" shall mean Baxter, Fentriss and Company, who shall serve as the financial advisor to the Bank.

            "Benefit Arrangement" means any plan or arrangement maintained or contributed to by a Party, including an "employee benefit plan" within the meaning of ERISA (as defined below), (but exclusive of base salary and base wages) which provides for any form of current or deferred compensation, bonus, stock option, profit sharing, benefit, retirement, incentive, stock purchase plan, group health or insurance, welfare or similar plan or arrangement for the benefit of any employee or class of employee, whether active or retired, of a Party.

            "Business Day" shall mean any day other than a Saturday, Sunday or day on which commercial banks in California are authorized or required to be closed.

            "Cash Election" shall have the meaning given such term in Section 2.11.

            "Caswell" shall mean Mr. E. Lynn Caswell, Chairman of the Board and Chief Executive Officer of the Company.

            "CERCLA" shall have the meaning given such term in the definition of Environmental Law.

            "CFC" means the California Financial Code.

            "CGCL" means the California General Corporations Law.

            "Charter Documents" shall mean, with respect to any business organization, any certificate or articles of incorporation or association, any bylaws, any partnership agreement and any other similar documents that regulate the basic organization of the business organization and its internal relations.

            "Classified Credit" shall have the meaning given such term in
Section 6.6.

            "Closing" shall mean the consummation of the transactions contemplated by this Agreement on the Closing Date (as defined below) at the law offices of Knecht & Hansen, 1301 Dove Street, Suite 900, Newport Beach, California 92660, or at such other place as the Parties (as defined below) may agree upon.

            "Closing Date" shall mean, unless the Parties (as defined below) agree on another date, the first Friday or as soon as possible following the Determination Date, and in no case more than 30 days following the receipt of the approvals and consents and expiration of the waiting periods specified in
Section 9.1 have occurred and/or have been obtained, the receipt of the necessary cash capital by the Company in order to complete the transaction as contemplated by this Agreement, satisfaction of the remaining conditions to the transaction as contemplated by this Agreement, and no less than four (4) business days after the occurrence of the Election Deadline, or at such other time as may be determined in good faith by the Parties in order to assure an orderly transition process.


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

            "Code" shall mean the United States Internal Revenue Code of 1986, as amended, and all regulations thereunder.

            "Combination Election" shall have the meaning given such term in
Section 2.11.

            "Commissioner" shall mean the California Commissioner of Financial Institutions.

            "Company" shall mean Pacific Community Banking Group, a California corporation.

            "Company Corporate Governance Changes" shall have the meaning given such term in Section 2.1(e).

            "Company Filings" shall have the meaning given such term in Section 5.16.

            "Company Representatives" shall have the meaning given such term in
Section 6.3.

            "Company Stock Option Plan" shall mean the proposed Pacific Community Banking Group 1998 Stock Option Plan.

            "Company Financial Statements" shall have the meaning given such term in Section 5.4.

            "Company Stock" shall mean the common stock, no par value, of the Company.

            "Confidential Information" shall mean all information exchanged heretofore or hereafter between the Company, its affiliates and agents, on the one hand, and the Bank, its affiliates and agents, on the other hand, which is information related to the business, financial position or operations of the Person responsible for furnishing the information or an Affiliate of such Person (such information to include, by way of example only and not of limitation, client lists, pricing information, company manuals, internal memoranda, strategic plans, budgets, forecasts, projections, computer models, marketing plans, files relating to loans originated by such Person, loans and loan participation purchased by such Person from others, investments, deposits, leases, contracts, employment records, minutes of board meetings (and committees thereof) and stockholder meetings, legal proceedings, reports of examination by any Governmental Entity, and such other records or documents such Person may supply to the other Party pursuant to the terms of this Agreement or as contemplated hereby). Notwithstanding the foregoing, "Confidential Information" shall not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of an improper disclosure directly or indirectly by the Company or the Bank, as the case may be, or any of their officers, directors, employees or other representatives), (ii) was available to the recipients on a non-confidential basis from a source other than from the Persons responsible for furnishing the information, provided that such source learned the information independently and is not and was not bound by a confidentiality agreement with respect to the information, or (iii) has been independently acquired or developed by the recipients without violating any obligations under this Agreement.

            "Consents" shall mean every consent, approval, absence of disapproval, waiver or authorization from, or notice to, or registration or filing with, any Person (as defined below).

            "CRA" shall mean the Community Reinvestment Act.

            "Deposit" shall mean any deposit as defined in Section 3(l) of the Federal Deposit Insurance Act, as amended, to July 30, 1998 (12 USC Section 1813(l)).

            "Determination Date" shall mean the last day of the month preceding the Closing Date.

            "Directors' Agreement" shall mean an agreement, substantially in the form of EXHIBIT "B" hereto, pursuant to which each signatory shall agree to vote or cause to be voted all shares of Bank Stock with respect to which such Person has voting power on the date hereof or hereafter acquires to approve the Agreement and the transactions contemplated hereby and all requisite matters related thereto.

            "DPC Property" shall mean voting securities, other personal property and real property acquired by foreclosure or otherwise, in the ordinary course of collecting a debt previously contracted in good faith, retained with the object of sale for a period not longer than any applicable statutory holding period, and recorded in the holder's business records as such.

            "Effective Day" shall mean the day on which the Effective Time occurs.

            "Effective Time" shall mean the date and time of the filing of the Agreement of Merger with the Secretary of State (as defined below).

            "Employee Plan" shall have the meaning given such term in Section 4.11(c).

            "Encumbrance" shall mean any option, pledge, security interest, lien, mechanic's lien, charge, encumbrance or restriction (whether on voting, disposition or otherwise), whether imposed by agreement, understanding, law or otherwise.

            "Environmental Law" shall mean any federal, state, provincial or local statute, law, ordinance, rule, regulation, order, consent, decree, judicial or administrative decision or directive of the United States or other applicable jurisdiction whether now existing or as hereinafter promulgated, issued or enacted relating to: (A) pollution or protection of the environment, including natural resources; (B) exposure of persons, including employees, to Hazardous Substances (as defined below) or other products, materials or chemicals; (C) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of chemical or other substances from industrial or commercial activities; or (D) regulation of the manufacture, use or introduction into commerce of substances, including, without limitation, their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage and disposal. For the purposes of this definition the term "Environmental Law" shall include, without limiting the foregoing, the following statutes, as amended from time to time: (1) the Clean Air Act, as amended, 42 U.S.C. Section 7401 ET SEQ.; (2) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; (3) the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 ET SEQ., (4) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C Section 9601 ET SEQ.("CERCLA"); (5) the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 ET SEQ.; (6) the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 65; (7) the Emergency Planning and Community Right-To-Know Act of 1986, 42 U.S.C.
Section 11001 ET SEQ.; (8) the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 ET SEQ.; (9) the Safe Drinking Water Act, 42 U.S.C.
Section 300f ET SEQ.; (10) the Federal Water Pollution Control Act, as amended (33 U.S.C. 1251, ET SEQ.; and (11) all comparable state and local laws, laws of other applicable jurisdictions or orders and regulations including, but not limited to, the Carpenter-Presley- Tanner Hazardous Substance Account Act, Cal. Health & Safety Code Section 25300 ET SEQ., the Porter-Cologne Water Quality Control Action, 25140, 25501(j) and (k); 255501.1.25281 and 25250.1 of the
California Health and Safety Code and/or Article I or Title 22 of the California Code of Regulations, Division 4, Chapter 30 (the "State Acts").

            "Equity Securities" shall mean the capital stock of Bank or any options, rights, warrants or other rights to subscribe for or purchase, or any plans, contracts or commitments that are exercisable in, such capital stock or that provide for the issuance of, or grant the right to acquire, or are convertible into, or exchangeable for, such capital stock.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and all regulations thereunder.

            "ESOP" shall mean the Valley Bank Employee Stock Ownership Plan.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and all rules and regulations thereunder.

            "Exchange Agent" shall mean U. S. Stock Transfer Corporation, or, subject to the reasonable approval of the Bank, any other financial institution or company appointed by the Company to effect the exchange contemplated by
Section 2.5.

            "Executive Officer" shall mean a natural person who participates or has the authority to participate (other than in the capacity of a director) in major policy making functions of the Company or the Bank, whether or not such person has a title or is serving with salary or other compensation.

            "Expected Net Proceeds" shall mean $52.6 million.

            "Expenses" shall have the meaning given such term in Section 13.1.

            "FDIC" shall mean the Federal Deposit Insurance Corporation.

            "FRB" shall mean the Board of Governors of the Federal Reserve
System.

            "GAAP" shall mean Generally Accepted Accounting Principles, consistently applied from period to period, applicable to banks and bank holding companies, as appropriate, for the period in question.

            "Governmental Entity" shall mean any court or tribunal in any jurisdiction or any United States federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other regulatory or governmental authority or instrumentality.

            "Hazardous Substances" shall mean (1) any "hazardous waste" as defined by CERCLA and the State Acts, as such acts are in effect on the date hereof, and any and all regulations promulgated thereunder; (2) any "hazardous substance" as such term is defined by CERCLA; (3) any "regulated substance" as defined by the State Acts; (4) asbestos requiring abatement, removal or encapsulation pursuant to the requirements of any Governmental Entity; (5) polychlorinated biphenyls; (6) petroleum products; (7) "hazardous chemicals" or "extremely hazardous substances" in quantities sufficient to require reporting, registration, notification and/or optional treatment or handling under the Emergency Planning and Community Right to Know Act of 1986; (8) any "hazardous chemical" in levels that would result in exposure greater than is allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970; (9) any substance that requires reporting, registration, notification, removal, abatement and/or special treatment, storage, handling or disposal, under Section 6, 7 and 8 of the Toxic Substance Control Act (15 U.S.C.
Section 2601); (10) any toxic or hazardous chemical described in 29 C.F.R. 1910.1000-1047 in levels that would result in exposure greater than those allowed by the permissible exposure limits pursuant to such regulations; and

(11) any (A) "hazardous waste", (B) "solid waste" capable of causing a "release or threatened release" that present an "imminent and substantial endangerment" to the public health and safety of the environment, (C) "solid waste" that is capable of causing a "hazardous substance incident" (D) "solid waste" with respect to which special requirements are imposed by any applicable Governmental Entity upon the generation and transportation thereof as such terms are defined and used within the meaning of the State Acts, or (E) any "pollutant" or "toxic pollutant" as such term is defined in the Federal Clean Water Act, 33 U.S.C.
Section 1251-1376, as amended, by Publc Law 100-4, February 4, 1987, and the regulations promulgated thereunder, including 40 C.F.R. Sections 122.1 and 122.26.

            "Managing Underwriter" shall mean Sutro (as defined below).

            "Managing Underwriters" shall mean the Managing Underwriter and such other firm or firms as the Company and the Managing Underwriter shall agree.

            "Material Adverse Change" shall have the meaning given such term in Sections 4.17 and 5.12.

            "Material Contract" shall have the meaning given such term in
Section 4.12.

            "Merger" shall mean the merger of the PCBG Valley Corporation with and into the Bank.

            "Offering" shall mean a public offering underwritten by the Underwriters (as defined below), as determined by the Company in its sole discretion, and based upon current market conditions and assumptions, of sufficient shares of the Company Stock at a gross offering price to be determined by the Company and its underwriters, in order to fund the cash portion of the acquisition of the Bank by the Company, to provide new capital for growth of the Company following the acquisition of the Bank by the Company, and the payment of any necessary expenses of the Company as provided herein, as determined by the Company in its sole discretion.

            "Offering Price" shall mean the gross offering price per share of Company Stock in the Offering.

            "OREO" shall have the meaning given such term in Section 6.2(xx).

            "Party" shall mean either the Company or the Bank and "Parties" shall mean both the Company and Bank.

            "Per Share Cash Consideration" shall have the meaning given such term in Section 2.1.


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            "Per Share Consideration" shall have the meaning given such term in
Section 2.4.

            "Permit" shall mean any United States federal, foreign, state, local or other license, permit, franchise, certificate of authority, order or approval necessary or appropriate under any applicable Rule (as defined below).

            "Person" shall mean any natural person, corporation, trust, association, unincorporated body, partnership, joint venture, Governmental Entity, statutorily or regulatory sanctioned unit or any other person or organization.

            "Profit Sharing Plan" shall mean the Valley Bank 401(k) Profit Sharing Plan.

            "Proxy Statement" shall have the meaning given such term in Section 6.8.

            "RAP" shall mean regulatory accounting principles, if any, applicable to a particular Person.

            "Real Property" shall have the meaning given such term in subsection
(a) of Section 4.6.

            "Representatives" shall have the meaning given such term in subsection (a) of Section 6.3.

            "Rule" shall mean any statute or law or any judgment, decree, injunction, order, regulation or rule of any Governmental Entity with applicable jurisdiction, including, without limitation, those relating to disclosure, usury, equal credit opportunity, equal employment, fair credit reporting and anticompetitive activities.

            "S-1" means the registration statement on Form S-1 to be filed with the SEC relating to the registration under the Securities Act of the shares of Company Stock to be issued in the Offering.

            "S-4" means the registration statement on Form S-4, and such amendments thereto, that is filed with the SEC to register the shares of Company Stock to be issued in the Merger under the Securities Act and to clear use of the Proxy Statement in connection with the Company Shareholders' Meeting and the Bank Shareholders' Meeting pursuant to the regulations promulgated under the Exchange Act.

            "SEC" means the Securities and Exchange Commission.

            "SEC Reports" shall mean all reports filed by a Party hereto pursuant to the Exchange Act with the SEC or the FDIC.

            "Secretary of State" shall mean the Secretary of State of the State of California.

            "Section 1300" shall mean Section 1300 ET SEQ. of the California Corporations Code.

            "Securities Act" shall mean the Securities Act of 1933, as amended, and all rules and regulations thereunder.

            "State Acts" shall have the meaning given such term in the definition of "Environmental Law."

            "Surviving Bank" shall mean the bank surviving the Merger.

            "Surviving Bank Stock" shall mean the common stock, $5.00 par value, of the Surviving Bank.

            "Sutro" shall mean Sutro & Company who may also act as a financial advisor to the Company and as an underwriter in the Offering.

            "Tax Filings" shall have the meaning given such term in Section 4.8.

            "Third Party Consent" shall have the meaning given such term in Sections 6.17 and 7.8.

            "To the knowledge" and "to the best knowledge" shall have the meanings given such terms in Section 15.15.

            "Total Acquisition Costs" shall mean the sum of the Aggregate Purchase Consideration for the Bank and The Bank of Hemet.

            "Unaudited Bank Financial Statements" shall have the meaning given such term in Section 4.4.

            "Understanding" shall have the meaning given such term in Section 4.12.

            "Undesignated Shares" shall have the meaning given such term in
Section 2.11.

            "Underwriter" shall mean a group of broker/dealers that include the Managing Underwriters as assembled by the Managing Underwriter with the consent of the Company.

            "Warrant" shall mean a warrant issuable by the Company at the Closing exercisable into one (1) share of the Company for a ten year period from the Closing Date with an exercise price equal to 122% of the Offering Price.

            "Warrant Agreement" shall mean the warrant agreement attached hereto as EXHIBIT "C."

                                  ARTICLE II

                        THE MERGER AND RELATED MATTERS

            2.1 THE MERGER. The Company agrees that it will use its best efforts, with all necessary cooperation of the Bank, to perfect the organization of PCBG Valley Corporation in accordance with the CGCL prior to the Closing Date. The directors and officers of PCBG Valley Corporation, and the Articles of Incorporation and Bylaws of PCBG Valley Corporation, shall be determined by the Company. Subject to the provisions of this Agreement, the Parties agree to request that the approval of the Merger to be issued by the Commissioner, the FDIC, the FRB and any other necessary regulatory agency on or prior to the Closing Date shall provide that the Merger shall become effective (the "Effective Time") as of the Closing Date. The Bank shall cause its officers to execute the Agreement of Merger, as well as all other necessary documents, in order to effect the Merger in accordance with the terms hereof as requested by the Company. At the Effective Time of the Merger, the following transactions will occur simultaneously:

            (a) MERGER OF THE BANK AND PCBG VALLEY CORPORATION. The Bank and PCBG Valley Corporation shall be merged under the certificate of authority of the Bank, with the Bank being the Surviving Bank pursuant to the provisions of, and with the effect provided in, the CGCL and the CFC, and shall continue its corporate existence under the laws of the State of California. The name of the Surviving Bank shall be "Valley Bank." Upon the consummation of the Merger, the separate corporate existence of PCBG Valley Corporation shall cease.

            (b) EFFECT ON BANK STOCK. Subject to Section 2.3, each share of Bank Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement of Merger and without any further action on the part of the Bank or the holders of Bank Stock, be automatically cancelled and cease to be an issued and outstanding share of Bank Stock, and shall be exchanged for and converted into the right to receive the Per Share Consideration. Subject to proration by the Company in its absolute and sole discretion to ensure that the cash portion of the Aggregate Purchase Consideration does not exceed 55% of the Aggregate Purchase Consideration, or such lesser percentage that will allow the Company's accountants to opine that the Merger will qualify as a "reorganization" within the meaning of Section 368 of the Code, holders of Bank Stock will be given the opportunity to receive, in exchange for each share for the Bank, in lieu of the Per Share Consideration, at the election of the holder thereof as provided in Section 2.11, the Warrant plus either (i) Company Stock having a value of $10.00, with the number of shares to be received equal to the quotient of $10.00 and the Offering Price, or
(ii) cash equal to $10.00.

            (c) EFFECT ON PCBG VALLEY CORPORATION STOCK. Each share of PCBG Valley Corporation Stock issued and outstanding immediately prior to the Effective Time of the Merger shall, on and at the Effective Time of the Merger, pursuant to the Agreement of Merger and without any further action on the part of the Bank or the holder of the PCBG Valley Corporation Stock be converted into, and shall for all purposes be deemed to represent, one share of Surviving Bank Stock, and one certificate representing one share of the Surviving Bank Stock will be issued to the Company.

            (d) BANK CORPORATE GOVERNANCE CHANGES. The Charter Document of the Bank as in effect immediately prior to the Effective Time shall continue in effect after the Merger until thereafter amended in accordance with applicable law and the operations of the Bank shall continue in effect after the Merger; except that the Bank shall have taken prior to the Effective Time all necessary steps so that at the Effective Time (i) at the request of the Company, Mr. N. Douglas Mills, President and Chief Executive Officer of the Bank, shall resign from his positions (but not as an employee of the Bank), in form and substance satisfactory to the Company, either during the pendency of this transaction or following the consummation of this transaction, without incurring any liability on the part of any Party, except that (a) the Bank and Mr. Mills will enter into the Second Amendment to Mr. Mills' Employment Agreement originally dated September 26, 1996 and amended October 30, 1997, upon the Bank's payment on the Closing Date to Mr. Mills of the compensation described in revised Section 2.3 of the Second Amendment to Mr. Mills' Employment Agreement with the Bank in the form attached hereto as Exhibit 2.1(d)(i)(a), (b) Mr. Mills will remain a director of the Bank unless and until a successor is appointed by the Company, and (c) the Board and/or the Company will not become liable for any obligations under Mr. Mills' Salary Continuation Agreement dated October 19, 1995, as amended October 30, 1997, nor, unless accelerated earlier by the Company in its sole discretion, will such Salary Continuation Agreement accelerate, until termination of Mr. Mills' employment with the Company or a subsidiary of the Company pursuant to the Second Amendment to Mr. Mills' Employment Agreement;
(ii) Caswell shall have been appointed Chairman of the Board and Chief Executive Officer of the Bank; (iii) except for the persons set forth on Exhibit 2.1(d), which Exhibit shall be delivered by the Company to the Bank within sixty (60) days of the date of the Agreement, each of the directors of the Bank shall have tendered his resignation as a director of the Bank, in form and substance satisfactory to the Company, without incurring any liability on the part of any Party; (iv) the number of authorized directors, and the specific members of the Board of Directors, of the Bank shall be changed as determined in the sole discretion of the Company; (v) the Company shall name additional directors in its sole discretion who shall be duly elected and appointed to the Board of Directors of the Bank (or if any such persons is unable to serve, such other person designated by the Company) and shall serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified; (vi) the remaining members of the Board of Directors of the Bank will agree to support any and all expense reductions, consolidations, mergers, transfer of headquarters, sale of assets, FRB membership, closure of branches, or any other corporate changes as requested by the Company, consistent with their fiduciary duties; and (vii) the Company will assume the obligations of the employment agreements for Bonnie Parrott, Mark A. Nugent, Marvin Lentini and Dianna Williams, and the Company will assume the obligations of Bank under that "Employment Compensation Agreement" dated March 12, 1970 by and between Bank and Walter M. Wachtel in favor of Willow Wachtel Decker (clauses (i)-(vii) being hereinafter collectively referred to as the "Bank Corporate Governance Changes.").

            (e) The Charter Documents of the Company as in effect immediately prior to the Effective Time shall continue in effect after the Merger until thereafter amended in accordance with applicable law and the members of the Board of Directors and the Executive Officers of the Company immediately prior to the Merger shall continue in their respective positions after the Merger and be the Board of Directors and the Executive Officers of the Company, except that the Company shall have taken prior to the Effective Time all necessary steps so that, (i) the Company's Charter Documents shall be amended to provide for a range of directors of between five (5) to nine (9), and at least four (4) individuals, excluding Caswell who is currently the sole director and who shall remain a director, shall be appointed to the Board of Directors of the Company in the sole discretion of the Company; and (ii) the Company shall appoint at the Effective Time, and the Company shall continue to propose for election at each successive Company annual shareholder meeting thereafter, the ratio of that number of directors from the Bank's Board of Directors bears to the total number of directors to be elected, compared to the ratio of the number of former Bank's shares bears to the total number of shares of the Company, with a minimum of two to be appointed or elected from the Bank's Board of Directors, subject to the approval of the Company (clauses (i) and (ii) being hereinafter collectively referred to as the "Company Corporate Governance Changes").

            2.2 EFFECT OF THE MERGER. At the Effective Time of the Merger, the corporate existence of PCBG Valley Corporation and the Bank shall be merged into and continued in the Surviving Bank, and the Surviving Bank shall be deemed the same corporation as each corporation participating in the Merger. All rights, franchises, and interests of PCBG Valley Corporation and Bank in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer and the Surviving Bank shall hold and enjoy all rights of property, franchises and interests, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by any one of the consolidating corporations at the Effective Time of the Merger.

            2.3 DISSENTING SHAREHOLDERS. (a) Any Bank Perfected Dissenting Shares shall not be converted into the right to receive the Per Share Consideration, but the holders thereof shall be entitled only to such rights as are granted them by Section 1300. Each dissenting shareholder who is entitled to payment for his shares of Bank Stock under Section 1300 shall receive such payment in an amount as determined pursuant to Section 1300.

            (b) If any shareholder of the Bank shall fail to perfect, or shall effectively withdraw or lose, his or her rights under Section 1300, the Bank Dissenting Shares of such holder shall be treated for purposes of this Article II as any other shares of outstanding Bank Stock. If any holder of Bank Stock shall fail to perfect, or shall effectively withdraw or lose, his or her right to appraisal of and payment for his or her Bank Dissenting Shares under Section 1300, each share of Bank Dissenting Shares shall be converted into the right to receive the Per Share Consideration.

            2.4 THE AGGREGATE PURCHASE CONSIDERATION AND PER SHARE CONSIDERATION. The Aggregate Purchase Consideration shall be equal to the sum of (i) the product of 1,171,906 and the Per Share Consideration, and (ii) the Aggregate Option Price. The Per Share Consideration shall be equal to the sum of (i) $5.00 in cash; and (ii) a fraction of a share of Company Stock having a value equal to $5.00, with the amount of the fraction of a share of Company Stock equal to the quotient of $5.00 and the Offering Price. One third (1/3) of a Warrant shall be added to the Per Share Consideration. The cash and the Company Stock portion of the Per Share Consideration will be increased (the "Increase in Per Share Consideration"), up to a maximum value of $12.50 per share, calculated as follows: the quotient of (a) the ratio of the Aggregate Purchase Consideration to the Total Acquisition Costs, multiplied by the difference between the net proceeds received in the Offering and the Expected Net Proceeds in the Offering, and (b) the sum of the total number of issued and outstanding shares of Bank Stock and the number of Bank Options outstanding as of July 30, 1998. The Increase in Per Share Consideration shall be allocated equally between cash and the shares of Company Stock. An illustration of such calculation is attached as Exhibit 2.4(a). In the event of such increase in the Per Share Consideration, the number of Warrants per share of Bank Stock shall be reduced and shall be calculated as follows: the amount of the reduction of the Warrants per share of Bank Stock shall be equal to the Increase in Per Share Consideration divided by $18.00. An illustration of such calculation is attached as Exhibit 2.4(b).

            2.5 DELIVERY OF CONSIDERATION. At the Closing, the Company will deliver to the Exchange Agent an amount of cash and shares of Company Stock equal to the Aggregate Purchase Consideration, and the aggregate number of Warrants plus cash payment for any fractional shares of Company Stock. Delivery to such holders of the cash, Company Stock and Warrants to which they are entitled will subsequently be made by the Exchange Agent against delivery of share certificates formerly evidencing Bank Stock (duly executed and in proper form for transfer) to the

Exchange Agent in accordance with this Section 2.5 and an agreement to be entered into between the Company and the Exchange Agent consistent with this Agreement.

            2.6 NAME OF SURVIVING BANK. The name of the Surviving Bank shall be "Valley Bank," unless the Company proposes to change such name following the Closing Date, and the Board of Directors of the Bank hereby agrees to support such name changes.

            2.7   (Reserved)

            2.8 STOCK OPTIONS. Immediately prior to the Effective Time of the Merger, each holder of a Bank Option will be given the opportunity to, in whole or in part, cancel such option and receive at the Closing an amount in cash, shares of Company Stock and Warrants payable on, and allocated on the same basis as, the number of shares of Bank Stock covered by such option multiplied by the number obtained by subtracting the exercise price of such option from the Per Share Consideration in effect on the Closing Date (the total of sum of such payments for all Bank Options so cancelled shall be defined as the "Aggregate Option Price"). A holder of a Bank Option shall not be entitled to the election provided in Section 2.11. The cash payment portion may be made either by the Bank, the Company, or a combination of both as determined in the sole discretion of the Company. All remaining Bank Options which are entitled to participate in the Aggregate Option Price, but where the holder of such Bank Option elects not to participate in the Aggregate Option Price, shall be cancelled immediately prior to the Effective Time of the Merger.

            2.9   DIRECTORS' AGREEMENTS.   The Bank has caused each of its
directors to enter into the Directors' Agreement attached hereto as EXHIBIT "B."

            2.10 TRANSMITTAL LETTER. Immediately after the Effective Time of the Merger, the Company shall instruct the Exchange Agent to mail appropriate transmittal materials to the former holders of Bank Stock, and the form of such transmittal letter shall be subject to the reasonable approval of the Bank.

            2.11  ELECTION AND PRORATION PROCEDURES.

            (a) ELECTION FORMS AND TYPES OF ELECTIONS. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Bank Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent in such form as Company and Bank shall mutually agree ("Election Form"), shall be mailed no less than thirty-five (35) days prior to the Closing Date or on such other date as the Bank and the Company shall mutually agree ("Mailing Date") to each holder of record of Bank Stock as of five (5) Business Days prior to the Mailing Date ("Election Form Record Date"). The Company shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Bank Stock after the Election Form Record Date and prior to the Election Deadline (as defined herein), and Bank shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions) to elect (an "Election") to receive the Warrant plus either (i) 100% Company Stock (a
"Stock Election") with respect to all of such holder's Bank Stock, or (ii)
100% cash (a "Cash Election") with respect to all of such holder's Bank
Stock. Any share of Bank Stock (other than Dissenting Common Stock) with respect to which the holder (or the Beneficial Owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be "Undesignated Shares" hereunder, and shall receive the Per Share Consideration. Holders of Bank Stock selecting either (i) or (ii) shall be subject to proration as provided in Section 2.1(b).

            b. PROPER AND TIMELY ELECTION. Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 P.M. on the later of the 30th day following the Mailing Date or the 31st day following the mailing of any notice required by Section 1301 of the GCL (or such other time and date as the Company and the Bank may mutually agree) (the "Election Deadline"). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Bank Stock covered by such Election Form and if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Bank Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Bank Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly made with respect to such shares on or before the Election Deadline, and the Company shall cause the certificates representing such shares of Bank Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of the Company and Bank required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither the Company nor the exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

            (c) If the aggregate number of shares of Bank Stock as to which Stock Elections and Cash Elections shall have effectively been made results in the issuance of cash pursuant to the Merger that would be more than the cash that may be paid pursuant to Section 2.1(b) of the aggregate value of the total consideration paid ("Aggregate Purchase Consideration") in exchange for shares of Bank Stock, then such all cash elections shall be reduced pro rata in order to ensure that the Aggregate Purchase Consideration will consist of maximum cash as permitted in Section 2.1(b).

            (d) Notwithstanding any other provision of this Agreement, if the aggregate value of cash that would be issued pursuant to the Merger is more than the cash that may be paid pursuant to Section 2.1(b) of the aggregate value of the total consideration to be paid in exchange for Bank Stock, the Company shall be authorized to reallocate, in good faith and in such a manner as it reasonably determines to be fair and equitable, shares of Company Stock and cash among the holders of Bank Stock, in a manner such that the amount of cash to be issued in the Merger shall not be more than the cash that may be paid pursuant to Section 2.1(b).

            (e) CALCULATIONS. The calculations required by this Section 2.1 shall be prepared by the Company prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer or Chief Executive Officer of the Company and furnished to the Bank at least two Business Days prior to the Closing Date showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of the Company Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

            (f) NO FRACTIONAL SHARES. Notwithstanding any other provisions of this Agreement, each holder of shares of Bank Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Company Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Company Stock multiplied by the Per Share Consideration (as defined in Section 2.1). In addition, such holder of Bank Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Warrant (after taking into account all Warrants delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional Warrant multiplied by the product of 0.4 and the Offering Price. No holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional share of Company Stock.

                                 ARTICLE III

                                 THE CLOSING

            3.1 CLOSING DATE. Consummation of the transactions contemplated by this Agreement shall take place at the office of the Bank, 24010 Sunnymead Boulevard, Moreno Valley, California, or such other location as may be agreed upon by the parties, on the Closing Date. The Effective Time shall occur following the last to occur of (i) the receipt of all approvals and consents specified in this Agreement and the expiration of the applicable waiting periods specified in Article IX, and (ii) satisfaction of the conditions precedent set forth in Articles IX, X and XI or written waiver of such conditions as provided herein (the "Closing Date", "Effective Time of the Merger" or "Effective Time").

            3.2 EXECUTION OF AGREEMENT OF MERGER. Prior to the Closing Date, and as soon as practicable after the organization of PCBG Valley Corporation, the Agreement of Merger (as amended, if necessary, to conform to any requirements of any Governmental Entity having authority over the Merger) shall be executed by Bank and PCBG Valley Corporation. On the Closing Date, the Merger shall become effective in accordance with the approvals granted by the Commissioner, the FDIC and the FRB, and the Agreement of Merger, together with all requisite certificates, shall be duly filed with the California Secretary of State.

            3.3 DOCUMENTS TO BE DELIVERED. At the Closing the Parties shall deliver, or cause to be delivered, such documents or certificates as may be necessary in the reasonable opinion of counsel for any of the parties, to effectuate the transactions called for in this Agreement. If, at any time after the Effective Time of the Merger, the Company or its successors or assigns shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable to further effectuate the transactions set forth herein or contemplated hereby, the officers and directors of the Parties hereto shall execute and deliver, or cause to be executed and delivered, all such documents as may be reasonably required to effectuate such transactions.

            3.4   EXCHANGE PROCEDURES.

                  (a) EXCHANGE AGENT. Promptly following the Effective Time, the Company shall deposit with the Exchange Agent the amount of cash and number of shares of Company Stock equal to the Aggregate Purchase Consideration and the Warrants issuable in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Company Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

                  (b) EXCHANGE OF CERTIFICATES. Each holder of a certificate formerly representing Bank Stock (other than Dissenting Common Stock) who surrenders or has surrendered such certificate (or customary affidavits and indemnification regarding the loss or destruction of such certificate), together with duly executed transmittal materials included in or required by the Election Form, to the Exchange Agent shall, upon acceptance thereof, be entitled to the Per Share Consideration of cash, a certificate representing Company Stock and a Warrant into which the shares of Bank Stock shall have been converted pursuant hereto, as well as cash in lieu of any fractional shares of Company Stock to which such holder would otherwise be entitled. The Exchange Agent shall accept such Bank certificate upon compliance with such reasonable and customary terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal practices. Until surrendered as contemplated by this Section 3.4, each certificate representing Bank Stock shall be deemed from and after the Effective Time to evidence only the right to receive the Per Share Consideration of cash, Company Stock and a Warrant, as the case may be, upon such surrender. The Company shall not be obligated to deliver the consideration to which any former holder of Bank Stock is entitled as a result of the Merger until such holder surrenders his certificate or certificates representing shares of Bank Stock for exchange as provided in this Article III. If any certificate for shares of Company Stock, or any check representing declared but unpaid dividends, is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the satisfaction of the Exchange Agent that such axes are not payable.

                  (c) PAYMENT TO HOLDERS OF A BANK OPTION. Each holder of a Bank Option who presents a demand for cancellation and payment of such Bank Option as provided in Section 2.8 of the Agreement to the Exchange Agent prior to the Closing shall, upon acceptance thereof, be entitled to the per share equivalent of the Aggregate Option Price. Upon receipt of the Aggregate Purchase Consideration and as soon as reasonably possible after the Closing, the Exchange Agent shall deliver to each holder of a Bank Option the consideration due each such holder under Section 2.8 of the Agreement, in the form of cash, shares of Company Stock and Warrants as provided therein. The Exchange Agent shall be entitled to rely upon the records of the Bank and the information provided in such demand for cancellation documentation provided by any such holder of a Bank Option, as verified by the Company as to the method and means of payment and disposition of such consideration.

                   (d) AFFILIATES. Certificates surrendered for exchange by any person constituting an "affiliate" of Bank for purposes of Rule 144(a) under the Securities Act shall not be exchanged for certificates representing whole shares of Bank Stock until the Company has received a written agreement from such person as provided in Section 6.25.

            3.5 VOTING AND DIVIDENDS. Former shareholders of record of Bank shall not be entitled to vote after the Effective Time at any meeting of Company shareholders the number of whole shares of Company Stock into which their respective shares of Bank Stock are converted, until such holders have exchanged their certificates representing Bank Stock for certificates representing Company Stock in accordance with the provisions of this Agreement. Until surrendered for exchange in accordance with the provisions of Section 3.4 of this Agreement, each certificate theretofore representing shares of Bank Stock (other than shares to be canceled pursuant to Section 2.1 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the Per Share Consideration consisting of cash, shares of Company Stock and a Warrant, and cash in lieu of fractional shares, as set forth in this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Company Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate of Bank Stock with respect to the shares of Company Stock represented thereby, until the holder of such certificate of Common Stock shall surrender such certificate. Subject to the effect of applicable laws, following surrender of any such certificates of Bank Stock for which shares of Company Stock are to be issued, there shall be paid to the holder of the certificates, without interest, (i) the amount of any cash payable with respect to a fractional share of Company Stock to which such holder is entitled pursuant to Section 2.1 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to suh whole shares of Company Stock.

            3.6 NO LIABILITY. Neither the Company, the Bank nor the Exchange Agent shall be liable to any holder of shares of Bank Stock for any shares of Company Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            3.7 WITHHOLDING RIGHTS. The Company or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock such amounts as the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Bank Stock in respect of which such deduction and withholding was made by the Company or the Exchange Agent.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE BANK

            The Bank represents and warrants to the Company as of July 30, 1998 as follows:

            4.1 ORGANIZATION AND GOOD STANDING. The Bank is a California banking corporation duly organized and validly existing in good standing under the laws of the State of California and it has the corporate power and authority to carry on its business as presently conducted, and is authorized to transact business as a bank.

The Bank is a not a member of the Federal Reserve System and its deposits are insured by the FDIC in the manner and to the extent provided by law. The Bank has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. The Bank has delivered to the Company true and correct copies of its Articles of Incorporation and Bylaws, as amended and in effect as of the date hereof,

            4.2 CAPITALIZATION. The authorized capital stock of Bank consists of 2,400,000 shares of Common Stock, $5.00 par value, of which 1,171,906 shares are outstanding on the date hereof, and except for 7,872 shares issued on November 26, 1997 to Kenneth Ray, are all validly issued, fully paid and nonassessable, and all 1,171,906 shares will be validly issued, fully paid and nonassessable on the Closing Date. Except for stock options covering 262,914 shares of Bank Stock granted pursuant to the Bank Stock Option Plan, and except as to preemptive rights of Valley Bank shareholders, no unissued shares of Bank Stock or any other securities of the Bank are subject to any warrants, options, rights or commitments of any character, kind or nature and the Bank is not obligated to issue or repurchase any shares of Bank Stock or any other security to or from any person except in accordance with the terms of the Bank Stock Option Plan and Agreements pursuant thereto, and true and correct copies, as amended and in effect as of the date hereof have been delivered to the Company.
Exhibit 4.2 sets forth the name of each holder of a Bank Option, the number of shares of Bank Stock covered by each such holder's option, the date of grant of each such holder's option, the exercise price per share, the vesting schedule for each such holder's option, and the expiration date of each such holder's option.

            4.3 SUBSIDIARIES. Except as indicated in Exhibit 4.3, the Bank does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default), any equity position or other voting interest in any corporation, partnership, joint venture or other entity.

            4.4 FINANCIAL STATEMENTS. The Bank has delivered to the Company copies of the audited Balance Sheets of the Bank as of December 31, 1997 and 1996; Statements of Income, Stockholders' Equity and Cash Flows for each of the years ended December 31, 1997, 1996 and 1995, and the related notes and related opinions thereon of McGladrey & Pullen, certified public accountants, with respect to such financial statements (the "Audited Bank Financial Statements"). The Bank has delivered to the Company copies of the unaudited Balance Sheet of the Bank as of September 30, 1998; Statement of Income, Stockholders' Equity and Cash Flows for each of the nine months ended September 30, 1998, and the related notes thereon (the "Unaudited Bank Financial Statements). The Bank has furnished the Company with true and correct copies of each management letter or other letter delivered to the Bank by McGladrey & Pullen in connection with the Audited Bank Financial Statements or relating to any review of the internal controls of the Bank by

McGladrey & Pullen since January 1, 1996. The Audited Bank Financial Statements and the Unaudited Bank Financial Statements: (i) present fairly the financial condition and results of operations of the Bank as of and for the dates or periods covered thereby in accordance with GAAP and RAP consistently applied throughout the periods involved; (ii) are based on the books and records of the Bank; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves for loan losses and other contingencies to the extent required by GAAP and RAP; and (iv) none of the Audited Bank Financial Statements or Unaudited Bank Financial Statements contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP or RAP. The books and records of the Bank have been, and are being, maintained in all material respects in accordance with GAAP and RAP and other applicable legal and accounting requirements and reflect only actual transactions.

            4.5   BOOKS AND RECORDS.

            (a) The minute books of the Bank which have been made available to the Company contain (i) true, accurate and complete records of all meetings and actions taken by the Board of Directors, Board committees and shareholders of the Bank, and (ii) true and complete copies of its Charter Documents.

            (b) The Bank has records which accurately and validly reflect, in all material respects, its transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects, executed in accordance with management's general or specific authorization, and (ii) recorded in conformity with GAAP or RAP; such records, to the extent they contain important information pertaining to the Bank which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques reasonably adequate for companies of the size of the Bank and in the businesses in which the Bank is engaged; and the data processing equipment and software used by the Bank in the operation of its businesses (including any disaster recovery facility) to generate and retrieve such records are reasonably adequate for companies of the size of the Bank and in the businesses in which the Bank is engaged.

            4.6 PROPERTY AND ASSETS. (a) Exhibit 4.6(a) sets forth a general description (including the character of the ownership of the Bank) of all real property of the Bank, including fees, leaseholds and all other interest in real property (including real property that is DPC Property) ("Real Property"). Except as set forth on Exhibit 4.6(a), (i) the Bank has good and marketable title, free and clear of any encumbrance, lien or charge of any kind or nature (except liens for taxes not yet due) to all of the property, real, mixed or intangible, reflected on the Audited Bank Financial Statements, except as reflected therein or in the notes thereto (except property sold or transferred or Encumbrances incurred in the ordinary course of business since the date thereof) and except (a) Encumbrances in the aggregate which do not materially detract from the value, interfere with the use, or restrict the sale, transfer or disposition, of such properties and assets or otherwise materially and adversely affect the Bank; (b) any lien for taxes not yet due; and (c) any Encumbrances arising under the document that created the interest in the Real Property (other than Encumbrances arising as a result of any breach or default of the Bank); (ii) all leasehold interests for Real Property and any material personal property used by the Bank in its business are held pursuant to lease agreements which are valid and enforceable, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable in accordance with their terms; (iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of the Bank, threatened with respect to such properties; (iv) the Bank has valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by the Bank in its business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property; and (v) all material insurable properties owned or held by the Bank are adequately insured in such amounts and against such risks as is customary with banks of similar size. The Bank has furnished the Company with true and correct copies of all leases included on Exhibit 4.6(a) delivered as of the date of July 30, 1998, all title insurance policies relating to the Real Property and all documents evidencing recordation of all recordable interest in the Real Property.

            (b) CONDITION OF PROPERTIES. All tangible properties of the Bank that are material to the business, financial condition, or results of operations of the Bank are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of the Bank as presently conducted, and comply with all applicable Rules related thereto. Except as set forth in Exhibit 4.6(b), (i) the execution of this Agreement, the performance of the obligations of the Bank hereunder and the consummation of the transactions contemplated herein, including the Merger, does not conflict with and will not result in a breach or default under any lease, agreement or contract described in Exhibit 4.6(b), or give any other party thereto a right to terminate or modify any term thereof; (ii) the Bank has no obligation to improve any Real Property; (iii) each lease and agreement under which the Bank is a lessor is in full force and effect and is a valid and legally binding obligation of the Bank, and, to the best knowledge of the Bank, each other party thereto; and (iv) the Bank, and to the best knowledge of the Bank, each other party to any such lease or agreement have performed in all material respects all the obligations required to be performed by them to date under such lease or agreement and are not in default in any material respect under any such lease or agreement and there is no pending or, to the best knowledge of the Bank, threatened proceeding, or proceeding which the

Bank has reason to believe may be threatened, with respect to such property or any such lease.

            4.7   LITIGATION PROCEEDINGS AND AGREEMENTS WITH GOVERNMENTAL
ENTITIES.
            (a) The Bank is not engaged as a defendant in any legal or other proceedings before any court, administrative agency or other Governmental Entity except as is shown on Exhibit 4.7. Except as set forth on Exhibit 4.7, the Bank is not aware of any "threatened or pending litigation" (within the meaning of Paragraph 5 of the American Bar Association Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information adopted December 8,
1975) against the Bank. The Bank is not subject to any agreement, order, writ, injunction or decree of any federal, state or local court, out of a proceeding involving the Bank or any of its business or properties except as described in
Exhibit 4.7. The Bank has not been served with notice of, nor, to best of Bank's knowledge is it currently under investigation with respect to, any
violation of federal, state or local law or administrative regulation.   Except
as set forth on Exhibit 4.7, there is no (i) outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or to the knowledge of the Bank, affecting the Bank or its assets or business that (a) has had or may have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Bank, (b) requires any payment by, or excuses a material obligation of a third party to make any payment to, the Bank, or (c) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by, the Bank; or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the best knowledge of the Bank that has been threatened, or which the Bank has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of the Bank, in connection with which any such person has or may have rights to be indemnified by the Bank.

            (b) Except as set forth in Exhibit 4.7, the Bank is not a party to, or otherwise subject to, any agreement or memorandum of understanding with or order of any Governmental Entity charged with the supervision or regulation of banks or engaged in the insurance of bank deposits, that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or investment policies or its management.

            4.8 TAXES AND ASSESSMENTS. The Bank has timely filed all federal income and state franchise tax returns and all tax reports or returns which it is required to file with applicable federal, state, county or local authorities and agencies except (a) where the failure to make any such filing would not have any materially adverse effect on the business, financial condition or results of operations of the Bank taken as a whole, and (b) where the required filing date has been lawfully extended, and the Bank has paid all taxes provided for and to be due in such returns and reports ("Tax Filings"). The Bank's Tax Filings have never been examined by a Governmental Entity, except for the pending audit for tax year 1997. As of December 31, 1997, to the extent required by GAAP, the Bank had paid, or set up adequate accruals for the payment of, all taxes, penalties and assessments for which it was liable as of such date, whether or not disputed, with respect to any and all United Sates federal, foreign, state, local, environmental (including under any Environmental Law) and other taxes for the periods covered by the financial statements of the Bank and for all prior and subsequent periods. Except as set forth in Exhibit 4.8 the Bank has no knowledge of any deficiency proposed to be assessed against it. The Bank has paid all assessments made by the FDIC and the Commissioner required to be paid prior the date hereof. There is currently no federal or state income tax audit or investigation in process or to the best knowledge of the Bank any other pending investigation by any authorized body of the taxes paid or to be paid by the Bank, and the Bank has not been informed that any such audit or investigation is proposed, except for the pending tax audit for 1997.

            4.9   COMPLIANCE WITH LAWS AND REGULATIONS.

            (a) Except as set forth in Exhibit 4.9, the Bank is not in default under or in breach of any law, ordinance, rule, regulation, order, judgment or decree applicable to it promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on its financial condition, results of operations, or business.

            (b) The Bank has conducted in all material respects its businesses in accordance with all applicable federal, foreign, state and local laws, regulations and orders, including without limitation disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by the Bank are in compliance with such laws, regulations, and orders, except for such violations or noncompliance as will not have a material adverse effect on the financial condition, results of operations, or business of the Bank.

            4.10 PERFORMANCE OF OBLIGATIONS. Except as set forth in Exhibit 4.10, the Bank has performed in all respects all of the obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which the Bank is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the financial condition, results of operations, or business of the Bank. Except for loans of the Bank in default on July 30, 1998, no party with whom the Bank has an agreement which is material to the financial condition, results of operations or business of the Bank is in default thereunder.

            4.11  EMPLOYEES.

            (a) Except as set forth in Exhibit 4.11(a), there are no understandings for the employment of any officer or employee of the Bank which are not terminable by the Bank without liability on not more than 30 days' notice. Except as set forth in Exhibit 4.11(a), the Bank is not a party to an oral or written consultant agreement not terminable upon 60 days' or less notice or involving the payment of more than $10,000 per annum. Except as set forth in
Exhibit 4.11(a), there are no material controversies pending or threatened between the Bank and any of its employees. Except as disclosed in the Audited Bank Financial Statements, the Unaudited Bank Financial Statement or in Exhibit 4.11(a), all material sums due for employee compensation and benefits have been duly and adequately paid or provided, and all deferred compensation obligations are fully funded. The Bank is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong. Except as set forth in Exhibit 4.11(a), no director, officer or employee of the Bank is entitled to receive any payment of any amount under any employment agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement.

            (b) Except as disclosed in Exhibit 4.11(b), (i) the Bank is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and in any unfair labor practice; (ii) there is no material unfair labor practice complaint against the Bank pending or, to the knowledge of the Bank, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of the Bank, threatened against or directly affecting the Bank; and (iv) the Bank has not experienced any material work stoppage or other material labor difficulty during the past five years, except in each case which would not result in a Material Adverse Change.

            (c) Except as disclosed in Exhibit 4.11(c), the Bank does not maintain, contribute to or participate in or have any material liability under any employee benefit plans, as defined in ERISA, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of the Bank (the "Employee Plans"). To the best knowledge of the Bank, no present or former employee of the Bank has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans.
The Bank does not participate in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be separately disclosed in Exhibit 4.11(c), the Bank does not maintain, contribute to, or participate in, any plan that provides health, major medical, disability or life insurance benefits to former employees of the Bank.

            (d) Exhibit 4.11 (d) sets forth and describes all Employee Plans in which the Bank participates, or by which it is bound, including, without limitation; (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any plan providing for "fringe benefits" to its employees, including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits; (iii) any written employment agreement and any other employment agreement not terminable at will; or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (collectively, the "Employee Plans"). Except as set forth in Exhibit 4.11(d)(i), there are no negotiations, demands or proposals that are pending or threatened that concern matters now covered, or that would be covered, by any employment agreements or Employee Plan other than amendments to plans qualified under Section 401 of the Code that are required by the Tax Reform Act of 1986 and later legislation; (ii) the Bank is in compliance with the material reporting and disclosure requirements of Part 1 of Subtitle IB of ERISA and the corresponding provisions of the Code to the extent applicable to all such Employee Plans; (iii) the Bank has substantially performed all of its obligations under all such Employee Plans and employment agreements required to be performed heretofore; and (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of the Bank, threatened against any such Employee Plans and employment agreements or the assets of such plans, and to the best knowledge of the Bank, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans.

            (e) The "Employee Plans" (within the meaning of Section 3(2) of ERISA) described on Exhibit 4.11(d) have been duly authorized by the Board of Directors of the Bank. Except as set forth in Exhibit 4.11(d), each such plan and associated trust intended to be qualified under Section 401(a) and to be exempt from tax under Section 501(a) of the Code, respectively, has either received a favorable determination letter from the Internal Revenue Service (the "IRS"), has applied for such a determination letter or will apply for such a determination letter before the expiration of the remedial amendment period set forth in Section 401(b) of the Code, as the IRS may extend such period, and to the best knowledge of the Bank, no event has occurred that will or could give rise to disqualification of any such plan which is intended to be qualified under Section 401(a) of the Code or loss of the exemption from tax of any such trust which is intended to be exempt from tax under Section 501(a) of the Code. No event has occurred that will or could subject any such plans to tax under
Section 511 of the Code. None of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. To the best of the Bank's knowledge, no prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to any of such plans which could subject the Bank to an excise tax or penalty. To the best knowledge of the Bank, no employee of the Bank has engaged in any transactions which could subject the Bank to indemnify such person against liability. All costs of plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No Employee Plan has incurred any "accumulated funding deficiency" (as defined in Section 302(2) of ERISA), whether or not waived, taking into account contributions made within the period described in Section 412(c)(10) of the Code; nor are there any unfunded amounts under any Employee Plan which is required to be funded under Part 3 of Subtitle IB of ERISA and
Section 412 of the Code); nor has the Bank failed to make any contributions or pay any amount due and owing as required by law or the terms of any Employee Plan or employment agreement. Subject to amendments that are required by the Tax Reform Act of 1986 and later legislation, since the last valuation date for each Employee Plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

            (f) The Bank does not sponsor or participate in, or has not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

            (g) The Bank does not sponsor or participate in, or has not sponsored or participated in, any Employee Plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) that would subject such Person to any liability with respect to any such plan.

            (h) All group health plans of the Bank (including any plans of Affiliates of the Bank that must be taken into account under Section 162(i) or
(k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

            (i) There have been no acts or omissions by the Bank that have given rise to or may give rise to fines, penalties, taxes, or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code which could be imposed on the Bank.

            (j) Except as described in Section 4.11(j), the Bank does not maintain any Employee Plan or employment agreement pursuant to which any Employee Plan or other payment will be required to be made by the Bank or pursuant to which any other benefit will accrue or vest in any director, officer or employee the Bank, in either case as a result of the consummation of the transactions contemplated by the Agreement.

            (k) No "reportable event," as defined in ERISA, has occurred with respect to any of the Employee Plans.

            (l) All amendments required to bring each of the employee benefit plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made, or will be made before the expiration of the remedial amendment period set forth under Section 401(b) of the Code, as such period may be extended by the IRS.

            (m) Exhibit 4.11(m) sets forth the name of each director, officer, employee, agent or representative of the Bank and every other person entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other benefit plan or Understanding as defined in
Section 4.12 as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance or other benefit plan or Understanding. The Bank has furnished the Company with true and correct copies of all documents with respect to the plans and agreements referred to in Exhibit 4.11(d) delivered as of July 30, 1998, including all amendments and supplements thereto, and all related summary plan descriptions. For each of the employee pension benefit plans of the Bank referred to in
Exhibit 4.11(d) delivered as of July 30, 1998, the Bank has furnished the Company with true and correct copies of (i) the Form 5500 which was filed in each of the three most recent plan years, including without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants to the extent required; (ii) the most recent determination letter from the IRS; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. The documents referred to in subdivisions (iii) and (iv) fairly present the financial condition of each of said plans as of and at such dates and the results of operations of each of said plans, all in accordance with GAAP or on the cash method of accounting applied on a consistent basis.

            4.12 CONTRACTS AND AGREEMENTS. Except as listed in Exhibit 4.12, the Bank is not a party to any oral or written agreement, commitment, or obligation (hereinafter referred to as an "Understanding") which individually, or with all other similar Understandings relating to the same or similar subject matter, falls within any of the following classifications (hereinafter referred to as a "Material Contract"):

                  (i) any Understanding dealing with advertising, brokerage, licensing, dealership, representative or agency relationship;

                  (ii) any Understanding with any labor or collective bargaining organization or association;

                  (iii) any mortgage, pledge, conditional sales contract, security agreement, or any other similar Understanding with respect to any real or personal property in an amount in excess of $25,000, under which the Bank is a debtor or to which any of its property is subject;

                  (iv) any profit sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement, or any other similar Understanding which might provide benefits to the employees, officers or directors of the Bank;

                  (v) any Understanding for the future purchase of materials, supplies, services, merchandise or equipment, the price of which exceeds $10,000 and which will not be terminable without liability as to future purchases as of the Effective Time; it being understood that materials, supplies, service, merchandise or equipment shall not be deemed to include loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred by the Bank in the ordinary course of its banking business;

                  (vi) any Understanding for the sale of any of its assets, or for the grant of any right to purchase any of its assets, properties or rights, or which requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights; it being understood that the foregoing shall not be deemed to include any Understanding for the sale of mortgage loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred by the Bank in the ordinary course of its banking business;

                  (vii) any guarantee, subordination or other similar or related types of Understanding except where the Bank is a beneficiary;

                  (viii) any Understanding for the borrowing of any money by the Bank (other than time savings or demand deposits) or for a line of credit to it;

                  (ix) any Understanding for any one capital expenditure or series of related capital expenditures in excess of $5,000 individually or $10,000 in the aggregate;

                  (x) any real property lease, whether as lessor or lessee; or any personal property lease, whether as lessor or lessee, involving payments in excess of $500 per month;

                  (xi) any Understanding to make or participate in a loan (not yet fully disbursed or funded) to any borrower or related group of borrowers, which undisbursed or unfunded amount would exceed $50,000 unsecured or $100,000 secured, except government agency guaranteed loans, which are covered herein only if the unguaranteed portion would exceed $250,000;

                  (xii) any Understanding of any kind (other than contracts relating to demand or time deposits or otherwise made in the ordinary course of business) with any director or officer of the Bank or with any member of the immediate family of any such director of officer or with any partnership, corporation, associate or entity of which any such person is an Affiliate;

                  (xiii) any Understanding for insurance of any type described in Section 4.13 below; or

                  (xiv) any Understanding, the purpose or effect of which could encompass (a) merging with any person or bank or bank holding company other than with the Company (b) the selling of any of its assets (except in the ordinary course of business) or stock to any person, (c) recommending to any of its shareholders that their Bank Stock be sold to any person or bank other than the Company, or causing any other person to make such recommendations or acquiescing in any such recommendations made by any other person, or (d) in any other way transferring, directly or indirectly, control of the Bank.

            Except as stated in Exhibit 4.12, true and correct copies of all documents relating to the foregoing Understandings have been delivered by the Bank prior to July 30, 1998 .

            As used in this Section 4.12, "immediate family" of a person shall mean his or her spouse, parents, children, and siblings.

            4.13 INSURANCE. The Bank has and at all times within three years of July 30, 1998 has had, in full force and effect policies of insurance and bonds (including without limitation Bankers' blanket bond, fidelity coverage, director and officer liability, fire, third party liability, use and occupancy) with respect to its assets and business and against such casualties and contingencies and of such amounts, types and forms which are customary in the banking industry and are adequate or appropriate to cover its assets and businesses as set forth in Exhibit 4.13. Set forth in Exhibit 4.13 is a schedule of all policies of insurance (other than employee benefit, title or credit insurance) carried and owned by the Bank, showing the name of the insurance or bonding company, a summary of the coverage, the amounts, the deductible features, the annual premiums and the expiration dates. If any such policy or bond is materially changed, terminated or modified following July 30, 1998 , such termination, change or modification shall be promptly disclosed to the Company in writing. The Bank is not in default under any such policy of insurance or bond such that it could be canceled, and all material claims thereunder have been filed in a timely fashion. The Bank has filed claims with or given notice of claim to its insurers or bonding companies with respect to all material matters and occurrences for which it believes it has coverage, in excess of the applicable deductible.

            4.14 BROKERS. Except as indicated in Exhibit 4.14, no agent, broker, investment banker, person or firm acting on behalf or under authority of the Bank (except for any payments for fairness opinions as required in Section 10.9) is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

            4.15 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Bank. Assuming due and proper execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding agreement of the Bank in accordance with its respective terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable, and by Section 8(b) 6(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D). Subject to obtaining the requisite approval of this Agreement by the shareholders of the Bank, the Bank has full corporate power and authority to perform its obligations under this Agreement and the transactions contemplated hereby.

            4.16 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and compliance by the Bank with any provision hereof and thereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit 4.16 any material agreement, instrument or obligation to which it is a party or by which the property of the Bank is bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, Commissioner, any other required Governmental Entity and as set forth in Exhibit 4.16, require any Consents; or (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of the Bank; or (d) violate the Charter Documents or any Rules to which the Bank is subject.

            4.17 MATERIAL ADVERSE CHANGES. Except as specifically required, permitted or effected by this Agreement, and except as set forth on Exhibit 4.17, since December 31, 1997 there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated) ("Material Adverse Changes"):

            (a) Any materially adverse change in any of the assets, liabilities, permits, methods of accounting or accounting practice, or manner of conducting business, of the Bank or any other event or development that has had or may reasonably be expected, when taken as a whole, to have a material adverse effect on the assets, liabilities, Permits, business, financial condition, or results of operations of the Bank or which should be disclosed in order to make the Audited Bank Financial Statements not misleading;

            (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of the Bank or that may involve a loss of more than $50,000 in excess of applicable insurance coverage;

            (c) Any amendment, modification or termination of any existing, or entry into any new Material Contract or Permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of the Bank;

            (d) Any disposition by the Bank of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Bank;

            (e) Any direct or indirect redemption, purchase or other acquisition by the Bank of any Equity Securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of Bank Stock whether consisting of money, other personal property, real property or other things of value;

            (f) Any changes by the Bank in accounting principles or methods or tax methods, except as required or permitted by, the Financial Accounting Standards Board or by any Governmental Entity having jurisdiction over the Bank;

            (g)   A reduction in the Bank's CAMELS rating;

            (h) A reduction in the Bank's CRA rating to less than satisfactory;

            (i) A reduction in shareholders' equity to less than 100% of the Bank's shareholders' equity at December 31, 1997 as determined in accordance with GAAP or RAP; and/or a material reduction in the Bank's projected earnings except as to the transaction expenses related to this Agreement, as reduced for any cash dividends as authorized by Section 6.2(vii);

            (j) Any event of which the Bank obtains knowledge which may materially and adversely affect the business, financial condition, results of operations or prospects of the Bank; or

            (k) Any event, development or circumstance that, to the best knowledge of the Bank, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to the Bank of the services of any Executive Officers of the Bank.

            4.18 REPORTS AND FILINGS. Since January 1, 1995, the Bank has filed all reports, returns, registrations and statements (such reports and filings referred to as "Bank Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FDIC, (b) the Commissioner and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, or results of operations of the Bank. No administrative actions have been taken or orders issued in connection with such Bank Filings. As of their respective dates, each of such Bank Filings complied in all material respects with all Rules enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance). Any financial statement contained in any of such Bank
Filings that was intended to present the financial position of Bank fairly and was prepared in accordance with GAAP or RAP consistently applied, except as stated therein, during the periods involved. The Bank has furnished the Company with true and correct copies of all Bank Filings filed by the Bank since January 1, 1995.

            4.19 INFORMATION REGARDING LOANS. The Bank has provided the Company access to all of the information in its possession concerning its loans, and such information was true and correct in all material respects as of the date access was provided. Except as may be disclosed in Exhibit 4.19, (i) all loans and discounts shown on the Audited Bank Financial Statements at December 31, 1997 or which were entered into after December 31, 1997, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of the Bank, in accordance in all material respects with the Bank's lending practices, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or enforcement of creditor rights and the application of equitable principles in any action, legal or equitable; (ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements constituting the Bank's loan portfolio, taken as a whole, are and will be, in all material respects, enforceable except as the enforceability hereof and thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles; and (iii) the Bank has complied in all material respects, and will prior to the Closing Date comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. All loans and loan commitments extended by the Bank and any extensions, renewals or continuations of such loans and loan commitments that are on the Bank's books were made in accordance with customary lending standards of the Bank in the ordinary course of business. Such loans are evidenced by documentation based upon customary and ordinary past practices of the Bank. Prior to the date hereof, the Bank has provided the Company with a schedule which sets forth a description as of June 30, 1998 (a) by type and classification, if any, of each loan, lease other extension of credit and commitment to extend credit; (b) by type and classification, if any, of all loans, leases, other extensions of credit and commitments to extend credit that have been classified by any Governmental Entity or auditors (external or internal) as "Watch List," "Substandard," "Doubtful," "Loss" or any comparable classification; and (c) all consumer loans as to which any payment of principal, interest or other amount is 90 days or more past due.

            (b) The allowance for loan and lease losses for the Bank is adequate and substantially in accordance with GAAP and RAP.

            4.20 COMPLIANCE WITH CRA To the best knowledge of the Bank, the Bank's compliance under the CRA should not constitute grounds for either the denial by any Governmental Entity of any application to consummate the transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application.

            4.21  CERTAIN INTERESTS.  Except as described in Exhibit 4.12(xii),
Exhibit 4.21 sets forth a description of each instance in which an officer or director of the Bank (a) has any material interest in any property, real or personal, tangible or intangible, used by or in connection with the business of the Bank; (b) is indebted to the Bank except for normal business expense advances; or (c) is a creditor (other than as a Deposit holder) of the Bank except for amounts due under normal salary and related benefits or reimbursement of ordinary business expenses. Except as set forth in Exhibit 4.21, all such arrangements are arm's length transactions pursuant to normal commercial terms and conditions.

            4.22 BRANCHES. Exhibit 4.22 hereto sets forth the common name and location of each office of the Bank, an indication of whether such office is a branch, service center, or other place of business, whether such premises are owned or leased, the basic terms of such leases, the common name and location of each approved but unopened office, and a description of each application for additional offices of the Bank, and the status of each such application. The Bank has received appropriate and effective permits and governmental authority where any Permit, approval or notice was required by law or regulation prior to the establishment and operation of each such office now in operation. Except for the offices described on Exhibit 4.22, the Bank does not operate or conduct business out of any other location and the Bank does not have any current application for, and the Bank has not received permission to open, any other branch or to operate out of any other location.

            4.23 UNDISCLOSED LIABILITY. The Bank has no liabilities or obligations, either accrued or contingent, which are in excess of Ten Thousand Dollars ($10,000) individually or in the aggregate, which have not been:

                  (i) reflected or disclosed in the Audited Bank Financial Statements or Unaudited Bank Financial Statements;

                  (ii) incurred subsequent to December 31, 1997, in the ordinary course of business; or

                  (iii) disclosed on Exhibit 4.23 or any other exhibit to this Agreement.

            To the best of the Bank's knowledge and the knowledge of their officers and directors, after due investigation, there is no basis for the assertion against the Bank of any liability, obligation or claim that is likely to result in or cause any material adverse change in the business or financial condition of the Bank, taken as a whole, which is not fairly reflected in the Audited Bank Financial Statements, the Unaudited Bank Financial Statements or otherwise disclosed on Exhibit 4.23 hereto.

            4.24 ACCURACY OF INFORMATION FURNISHED. Except as to any statements or information which shall include projections or forecasts, none of the statements or information made or contained in any of the covenants, representations or warranties of the Bank set forth in this Agreement or in any of the schedules, exhibits, lists, certificates or other documents furnished herewith taken as a whole contains any untrue statement of a material fact required to be stated herein or therein or necessary to make the statements or information contained herein or therein, in light of the circumstances in which they were made, not misleading. As to any such information or statements which include projections or forecast, such information or statements are based upon assumptions believed by the Bank to be reasonable.

            4.25 ENVIRONMENTAL LAWS. Except as may be disclosed in Exhibit 4.25, to the best of the Bank's knowledge (and without conducting any site investigation or other analysis for the purpose of making this representation), neither the conduct nor operation of the Bank nor any condition of any Real Property presently or previously owned, leased or operated by the Bank violates or violated Environmental Laws in any respect material to the business of Bank taken as a whole and no condition or event has occurred with respect to the Bank or any Real Property that, with notice or the passage of time, or both, would constitute a violation material to the business of the Bank taken as a whole of Environmental Laws or obligate (or potentially obligate) the Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such Real Property where the aggregate cost of such actions would be material to the Bank taken as a whole. Except as may be disclosed in Exhibit 4.25, the Bank has not received any notice from any person or entity that the Bank or the operation or condition of any Real Property ever owned, leased or operated by the Bank is or was in violation of any Environmental Laws or that the Bank is responsible (or potentially responsible) for remedying, or the cleanup of, any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such Real Property.

            4.26 COMMISSIONER AND FDIC EXAMINATIONS. (a) The Commissioner has completed an examination of the Bank as of December 31, 1997, and (i) the Commissioner believes the Bank's allowance for loan losses is adequate and the Commissioner required no material adjustments, and (ii) the Bank's CAMELS rating did not adversely change and the Bank's financial condition is deemed by the Commissioner to be less than satisfactory; however, the Bank has made all necessary adjustments and has followed the recommendations of the Commissioner.

            (b) The FDIC has completed an examination of the Bank as of December 31, 1997, and (i) the FDIC believes the Bank's allowance for loan losses is adequate and the FDIC required no material adjustments, and (ii) the Bank's CAMELS rating did not adversely change and the Bank's financial condition is deemed by the FDIC to be less than satisfactory; however, the Bank has made all necessary adjustments and has followed the recommendations of the FDIC.

            (c) The FDIC has completed an examination of the Bank for compliance with Year 2000 safety and soundness issues as of June 9, 1998, and the FDIC has rated the Bank "needs to improve" regarding the Bank's progress in addressing Year 2000 Safety and Soundness Progress Standards established by the FDIC.

            4.27 INSIDER LOANS; OTHER TRANSACTIONS. The Bank has previously provided the Company with a listing, current as of November 30, 1998, of all extensions of credit made to the Bank and each of its Executive Officers and directors and their related interests (all as defined under Federal Reserve Board Regulation "O"), all of which have been made in compliance with Regulation O, which listing is true, correct and complete in all material respects. The Bank does not owe any amount to, nor does it have any contract or lease with or commitment to, any of the present Executive Officers or directors of the Bank (other than for compensation for current services not yet due and payable, and reimbursement of expenses arising in the ordinary course of business).

            4.28 DERIVATIVE TRANSACTIONS. The Bank is not a party to a transaction in or involving forwards, futures, options on futures, swaps or other derivative instruments.

            4.29 TRUST ADMINISTRATION. The Bank presently does not exercise trust powers, including, but not limited to, trust administration, and has not exercised such trust powers for a period of at least 3 years prior to the date hereof. The term "trusts" as used in this Section 4.29 includes (i) any and all common law or other trusts between an individual, corporation or other entities and the Bank, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, intervivos, and charitable trust indentures; (ii) any and all decedents' estates where the Bank is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where the Bank is serving or has served as a co-grantor or a sole grantor or a conservator or a co-conservator of the estate, or any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which the Bank is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

            4.30 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by the Bank for inclusion in the S-1, the S-4 or the Proxy Statement, or incorporated by reference therein, or any other document to be filed with any Governmental Entity in connection with the transactions contemplated hereby will, in the case of the S-1, the S-4 and the Proxy Statement, when it is first mailed to the shareholders of the Bank, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading or, in the case of the S-1 and the S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the S-1, the S-4 and Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of the Bank, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy for the Bank shareholders' meeting.

            4.31 ACCURATE DISCLOSURE. The Bank agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all of the applicable statutes, Rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of the Bank, will fairly present the financial position of the Bank in all material respects and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 4.31, the Bank makes no representation or warranty with respect to any information supplied by the Company, or contained in any of the Company's Reports.

            4.32 YEAR 2000. The Bank has formed a Year 2000 management committee to identify potential problems associated with the Year 2000 issues and to develop resolution to any problems. The Bank is making satisfactory progress toward compliance with Year 2000 safety and soundness issues affecting the Bank's existing computer systems, and any related vendor or customer system.

                                     ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to the Bank as follows:

            5.1 ORGANIZATION AND GOOD STANDING. The Company is a California corporation duly organized and validly existing in good standing under the laws of the State of California, is proposed to be registered with the FRB to become a bank holding company and it has the corporate power and authority to carry on its business as presently conducted. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The nature of its operations and the business transacted by it as of the date hereof make licensing and qualification in any other state or jurisdiction unnecessary. The Company has delivered to the Bank true and correct copies of its Articles of Incorporation and Bylaws, as amended and in effect as of the date hereof.

            5.2 CAPITALIZATION. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, no par value, of which 10,000 shares are outstanding on the date hereof, all validly issued, fully paid and nonassessable, and 100,000,000 shares of Preferred Stock, none of which are outstanding. Except as provided in Exhibit 5.2, no unissued shares of Company Stock or any other securities of the Company are subject to any warrants, options, rights or commitments of any character, kind or nature and the Company is not obligated to issue or repurchase any shares of Company Stock or any other security to or from any person except in accordance with the terms of the proposed Company Stock Option Plan and Agreements pursuant thereto. Exhibit 5.2 sets forth the name of each holder of a Company stock option, the number of shares of Company Stock covered by each such holder's option, the date of grant of each such holder's option, the exercise price per share, the vesting schedule for each such holder's option and the expiration date of each such holder's option.

            5.3 SUBSIDIARIES. The Company does not own, directly or indirectly (except as pledgee pursuant to loans which are not in default), any equity position or other voting interest in any corporation, partnership, joint venture or other entity.

            5.4 FINANCIAL STATEMENTS. The Company has delivered, or will deliver when available, to the Bank copies of the unaudited Statements of Financial Condition of the Company as of December 31, 1997 and September 30, 1998 (the "Company Financial Statements"). The Company Financial Statements: (i) present fairly the financial condition and results of operations of the Company as of and for the dates or periods covered thereby in accordance with GAAP consistently applied throughout the periods involved; (ii) are based on the books and records of the Company; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves loan losses and other contingencies to the extent required by GAAP; and (iv) none of the Company Financial Statements contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and other applicable legal and accounting requirements and reflect any actual transactions. Since the Company was recently incorporated, there are no audited financial statements of the Company for December 31, 1997 or previous years.

            5.5   BOOKS AND RECORDS.

            (a) The minute books of the Company which have been made available to the Bank contain (i) true, accurate and complete records of all meetings and actions taken by the Board of Directors, Board committees and shareholders of the Company, and (ii) true and complete copies of its Charter Documents.

            (b) The Company has records which accurately and validly reflect, in all material respects, its transactions and accounting controls sufficient to insure that such transactions are (i) in all material respects, executed in accordance with management's general or specific authorization, and (ii) recorded in conformity with GAAP; such records, to the extent they contain important information pertaining to the Company which is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques reasonably adequate for companies of the size of the Company and in the businesses in which the Company is engaged; and the data processing equipment and software used by the Company in the operation of its businesses (including any disaster recovery facility) to generate and retrieve such records are reasonably adequate for companies of the size of the Company and in the businesses in which the Company is engaged.

            5.6 PROPERTY AND ASSETS. (a) Exhibit 5.6(a) sets forth a general description (including the character of the ownership of the Company) of all real property of the Company, including fees, leaseholds and all other interest in real property (including real property that is DPC Property) ("Real Property"). Except as set forth on Exhibit 5.6(a), (i) the Company has good and marketable title, free and clear of any encumbrance, lien or charge of any kind or nature (except liens for taxes not yet due) to all of the property, real, mixed or intangible, reflected on the Company's Financial Statements as of December 31, 1997, except as reflected therein or in the notes thereto (except property sold or transferred or Encumbrances incurred in the ordinary course of business since the date thereof except (a) Encumbrances in the aggregate which do not materially detract from the value, interfere with the use, or restrict the sale, transfer or disposition, of such properties and assets or otherwise materially and adversely affect the Company; (b) any lien for taxes not yet due; and (c) any Encumbrances arising under the document that created the interest in the real property (other than Encumbrances arising as a result of any breach or default of the Company); (ii) all leasehold interests for real property and any material personal property used by the Company in its business are held pursuant to lease agreements which are valid and enforceable, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable in accordance with their terms;
(iii) all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of the Company, threatened with respect to such properties; (iv) the Company has valid title or other ownership rights under licenses to all material intangible personal or intellectual property used by the Company in its business, free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not materially adversely interfere with the use of such property;
and (v) all material insurable properties owned or held by the Company are adequately insured in such amounts and against such risks as is customary with banks of similar size. The Company has furnished the Bank with true and correct copies of all leases included on Exhibit 5.6(a) delivered as of July
30, 1998, all title insurance policies relating to the Real Property and all documents evidencing recordation of all recordable interest in the Real Property.

            (b) CONDITION OF PROPERTIES. All tangible properties of the Company that are material to the business, financial condition, or results of operations of the Company are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of the Company as presently conducted. Except as set forth in Exhibit 5.6(b), (i) the execution of this Agreement, the performance of the obligations of the Company hereunder and the consummation of the transactions contemplated herein, including the Merger, does not conflict with and will not result in a breach or default under any lease, agreement or contract described in Exhibit 5.6(b), or give any other party thereto a right to terminate or modify any term thereof;
(ii) the Company has no obligation to improve any Real Property; (iii) each lease and agreement under which the Company is a lessor is in full force and effect and is a valid and legally binding obligation of the Company, and, to the best knowledge of the Company, each other party thereto; and (iv) the Company, and to the best knowledge of the Company, each other party to any such lease or agreement have performed in all material respects all the obligations required to be performed by them to date under such lease or agreement and are not in default in any material respect under any such lease or agreement and there is, to the best knowledge of the Company, no pending or threatened proceeding, or proceeding which the Company has reason to believe may be threatened, with respect to such property or any such lease.

            5.7   LITIGATION PROCEEDINGS AND AGREEMENTS WITH GOVERNMENTAL
ENTITIES.

            (a) The Company is not engaged as a defendant in any legal or other proceedings before any court, administrative agency or other Governmental Entity except as is shown on Exhibit 5.7. Except as set forth on Exhibit 5.7, the Company is not aware of any "threatened or pending litigation" (within the meaning of Paragraph 5 of the American Bar Association Statement of Policy Regarding Lawyers' Responses to Auditors' Requests for Information adopted December 8, 1975) against the Company. The Company is not subject to any agreement, order, writ, injunction or decree of any federal, state or local court, out of a proceeding involving the Company or any of its business or properties except as described in Exhibit 5.7. The Company has not been served with notice of, nor, to best of the Company's knowledge is it currently under investigation with respect to, any violation of federal, state or local law or
administrative regulation.   Except as set forth on Exhibit 5.7, there is no (i)
outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or to the knowledge of the Company, affecting the Company or its assets or business that (a) has had or may have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company, (b) requires any payment by, or excuses a material obligation of a third party to make any payment to, the Company, or (c) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by, the Company; or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the best knowledge of the Company that has been threatened, or which the Company has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of the Company, in connection with which any such person has or may have rights to be indemnified by the Company.

            (b) Except as set forth in Exhibit 5.7, the Company is not a party to, or otherwise subject to, any agreement or memorandum of understanding with or order of any Governmental Entity charged with the supervision or regulation of bank holding companies or banks or engaged in the insurance of bank deposits, that restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or investment policies or its management.

            5.8 PERFORMANCE OF OBLIGATIONS. Except as set forth in Exhibit 5.8, the Company has performed in all respects all of obligations required to be performed by it to date and is not in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which the Company is a party or is subject or is otherwise bound, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a material adverse effect on the financial condition, results of operations, or business of the Company. No party with whom the Company has an agreement which is material to the financial condition, results of operations or business of the Company is in default thereunder.

            5.9 BROKERS. Except as indicated in Exhibit 5.9, no agent, broker, investment banker, person or firm acting on behalf or under authority of the Company (except for any payments for fairness opinions as required in Section 11.14) is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

            5.10 INSURANCE. The Company has in full force and effect policies of insurance and bonds with respect to its assets and business and against such casualties and contingencies and of such amounts, types and forms which in the judgment of the Company are adequate or appropriate to cover its assets and businesses as set forth in Exhibit 5.10. Set forth in Exhibit 5.10 is a schedule of all policies of insurance (other than title or credit insurance) carried and owned by the Company, showing the name of the insurance or bonding company, a summary of the coverage, the amounts, the deductible features, the annual premiums and the expiration dates. If any such policy or bond is changed, terminated or modified followingJuly 30, 1998, such termination, change or modification shall be promptly disclosed to the Bank in writing. The Company is not in default under any such policy of insurance or bond such that it could be canceled, and all material claims thereunder have been filed in a timely fashion. The Company has filed claims with or given notice of claim to its insurers or bonding companies with respect to all material matters and occurrences for which it believes it has coverage.

            5.11 TAXES AND ASSESSMENTS. The Company has timely filed all federal income and state franchise tax returns and all tax reports or returns which it is required to file with applicable federal, state, county or local authorities and agencies except (a) where the failure to make any such filing would not have any materially adverse effect on the business, financial condition or results of operations of the Company taken as a whole, and (b) where the required filing date has been lawfully extended, and the Company has paid all taxes provided for and to be due in such returns and reports ("Tax Filings"). The Company's Tax Filings have never been examined by a Governmental Entity. As of December 31, 1997, to the extent required by GAAP, the Company had paid, or set up adequate accruals for the payment of, all taxes, penalties and assessments for which it was liable as of such date, whether or not disputed, with respect to any and all United Sates federal, foreign, state, local, environmental (including under any Environmental Law) and other taxes for the periods covered by the financial statements of the Company and for all prior and subsequent periods. Except as set forth in Exhibit 5.11 the Company has no knowledge of any deficiency proposed to be assessed against it. The Company has paid all assessments made by the FDIC and the Commissioner required to be paid prior the date hereof. There is currently no federal or state income tax audit or investigation in process or to the best knowledge of the Company any other pending investigation by any authorized body of the taxes paid or to be paid by the Company, and the Company has not been informed that any such audit or investigation is proposed.
                                      44

            5.12 MATERIAL ADVERSE CHANGES. Except as specifically required, permitted or effected by this Agreement, and except as set forth on Exhibit 5.12 since December 31, 1997 there has not been, occurred or arisen any of the following (whether or not in the ordinary course of business unless otherwise indicated)("Material Adverse Changes"):

            (a) Any materially adverse change in any of the assets, liabilities, permits, methods of accounting or accounting practice, or manner of conducting business, of the Company or any other event or development that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, Permits, business, financial condition, or results of operations of the Company or which should be disclosed in order to make the Company Financial Statements not misleading;

            (b) Any damage, destruction or other casualty loss (whether or not covered by insurance) that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of the Company or that may involve a loss of more than $10,000 in excess of applicable insurance coverage;

            (c) Any amendment, modification or termination of any existing, or entry into any new, Material Contract or Permit that has had or may reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition, or results of operations of the Company;

            (d) Any disposition by the Company of an asset the lack of which has had or may reasonably be expected to have a material adverse effect on the business, financial condition, or results of operations of the Company; or

            (e) Any direct or indirect redemption, purchase or other acquisition by the Company of any Equity Securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of the Company Stock whether consisting of money, other personal property, real property or other things of value.

            (f) Any event of which the Company obtains knowledge which may materially and adversely affect the business, financial condition, results of operations or prospects of the Company.

            (g) Any event, development or circumstance that, to the best knowledge of the Company, will or, with the passage of time or the giving of notice or both, is reasonably expected to result in the loss to the Company of the services of any Executive Officer of the Company.

            5.13  COMPLIANCE WITH LAWS AND REGULATIONS.

            (a) Except as set forth in Exhibit 5.13, the Company is not in default under or in breach of any law, ordinance, rule, regulation, order, judgment or decree applicable to it promulgated by any Governmental Entity having authority over it, where such default or breach would have a material adverse effect on its financial condition, results of operations, or business.

            (b) To the best of its knowledge, the Company has conducted in all material respects its businesses in accordance with all applicable federal, foreign, state and local laws, regulations and orders, including without limitation disclosure, usury, equal credit opportunity, equal employment, fair credit reporting, antitrust, licensing and other laws, regulations and orders, and the forms, procedures and practices used by the Company are in compliance with such laws, regulations, and orders, except for such violations or noncompliance as will not have a material adverse effect on the financial condition, results of operations, or business of the Company.

            5.14 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. Assuming due and proper execution and delivery of this Agreement by the Bank, this Agreement constitutes a legal, valid and binding agreement of the Company in accordance with its respective terms, except as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable. Subject to obtaining requisite approval of this Agreement by the shareholders of the Company, if required, the Company has full corporate power and authority to perform its obligations under this Agreement and the transactions contemplated hereby.

            5.15 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and compliance by the Company with any provision hereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit 5.15 any material agreement, instrument or obligation to which it is a party or by which the property of the Company is bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the Commissioner and any other required Governmental Entity, and as set forth in Exhibit 5.15, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets or the Company; or (d) violate the Charter Documents or any Rules to which the Company is subject.
                                      46

            5.16 REPORTS AND FILINGS. Since inception, the Company has filed all reports, returns, registrations and statements (such reports and filings referred to as "the Company Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (a) the FRB,
(b) the Commissioner and (c) any other applicable Governmental Entity, including taxing authorities, except where the failure to file such reports, returns, registrations and statements has not had and is not reasonably expected to have a material adverse effect on the business, financial condition, or results of operations of the Company. No administrative actions have been taken or orders issued in connection with the Company Filings. As of their respective dates, each of the Company Filings complied in all material respects with all Rules enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance). Any financial statement contained in any of the Company Filings that was intended to present the financial position of the Company fairly and was prepared in accordance with GAAP or RAP consistently applied, except as stated therein, during the periods involved.

            5.17 ASSETS OF THE COMPANY. The assets of the Company upon the execution of this Agreement consist of the following: (i) no material adverse change in the Company's equity capital as of December 31, 1997; (ii) the experienced bank holding company management services of Caswell; (iii) an engagement agreement with experienced investment banking firms, the Underwriters, providing for financial advisory services for the identification of possible acquisition candidates, the negotiation of acquisition agreements and the firm commitment underwriting of the Company Stock in the Offering in order to accomplish the transactions (the "Engagement Agreement"), and (iv) an agreement to employ Caswell.

            5.18 UNDISCLOSED LIABILITY. The Company has no liabilities or obligations, either accrued or contingent, which are in excess of Ten Thousand Dollars ($10,000) individually or in the aggregate, which have not been:

                  (i)     reflected or disclosed in the Company Financial
Statements;

                  (ii) incurred since inception, in the ordinary course of business; or

                  (iii) disclosed on Exhibit 5.18 or any other exhibit to this Agreement.

            To the best of the Company's knowledge and the knowledge of its officers and directors, after due investigation, there is no basis for the assertion against the Company of any liability, obligation or claim that is likely to result in or cause any material adverse change in the business or financial condition of the Company, taken as a whole, which is not fairly reflected in the Company Financial Statements, or otherwise disclosed on Exhibit
5.18 hereto.

            5.19 ACCURACY OF INFORMATION FURNISHED. Except as to any statements or information which shall include projections or forecasts, none of the statements or information made or contained in any of the covenants, representations or warranties of the Company set forth in this Agreement or in any of the schedules, exhibits, lists, certificates or other documents furnished herewith taken as a whole contains any untrue statement of a material fact required to be stated herein or therein or necessary to make the statements or information contained herein or therein, in light of the circumstances in which they were made, not misleading. As to any such information or statements which include projections or forecast, such information or statements are based upon assumptions believed by the Company to be reasonable.

            5.20 AUTHORITY OF PCBG VALLEY CORPORATION. The execution and delivery by PCBG Valley Corporation of the Agreement of Merger and, subject to the requisite approval of the shareholder of PCBG Valley Corporation, the consummation of the transactions completed thereby will be duly and validly authorized by all necessary corporation action on the part of PCBG Valley Corporation, and the Agreement of Merger will be, upon execution by the parties thereto, a valid and binding obligation of PCBG Valley Corporation, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, by general equitable principles. The Company agrees to take any and all actions reasonably necessary to ensure that PCBG Valley Corporation consummates the transactions contemplated hereby. Except as set forth in Exhibit 5.20, neither the execution and delivery by PCBG Valley Corporation of the Agreement of Merger, nor the consummation of the transaction contemplated therein, nor compliance by PCBG Valley Corporation with any of the provisions thereof will (a) conflict with or result in a breach of any provision of its Charter Documents; (b) except for approval by the shareholder of PCBG Valley Corporation and the prior approval of the Commissioner or the FRB, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of PCBG Valley Corporation; or
(d) subject to obtaining the Consents referred to in subsection (b) of this
Section 5.20, and the expiration of any waiting period, violate any Rules to which PCBG Valley Corporation is subject.

            5.21 CAPITAL OF COMPANY, OFFERING AND COMMITMENTS. As of the date of this Agreement, the Company does not have sufficient capital to consummate the transactions contemplated by this Agreement. The Company intends to conduct the Offering in order to raise sufficient cash capital to carry out the acquisition of the Bank, provide capital for growth and operations of the Company, and the other transactions contemplated by this Agreement. As of the date of this Agreement, the Company and Sutro have entered into the Engagement Agreement described in Section 5.17(iii), a copy of which has been provided to the Bank and which has not been terminated or materially altered, except that the Company can change its relationship with Sutro, or increase or decrease the number of underwriters or co-mangers of the Offering, in the Company's sole discretion.
                                      48

            5.22 REGULATORY APPROVALS. To the best knowledge of the Company, except as described in Exhibit 5.22, the Company has no reason to believe that it would not receive all required approvals from any Governmental Entity of any application to consummate the transactions contemplated by this Agreement without the imposition of a materially burdensome condition in connection with the approval of any such application.

            5.23 STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by the Company for inclusion in the S-1, S-4 or the Proxy Statement, or incorporated by reference therein, or any other document to be filed with any Governmental Entity in connection with the transactions contemplated hereby will, in the case of the S-1, S-4 and the Proxy Statement (or incorporated by reference therein), contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the S-1 and S-4, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

            5.24 ACCURATE DISCLOSURE. The Company agrees that through the Effective Time of the Merger, each of its reports, and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with all of the applicable statutes, Rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such report, or other filing that is intended to present the financial position of the Company will fairly present the financial position of the Company and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section 5.24, the Company makes no representation or warranty with respect to any information supplied by the Bank.

            5.25 OTHER TRANSACTIONS. The Company has informed the Bank of all other acquisition transactions that the Company is contemplating or reviewing as of the date of this Agreement.

            5.26 DUE DILIGENCE. The Company and its representatives have had the opportunity to conduct a due diligence of the Bank, and such due diligence has been shared with the Managing Underwriter.

            5.27  EMPLOYEES.

            (a) Except as set forth in Exhibit 5.27(a), there are no understandings for the employment of any officer or employee of the Company which are not
                                      49
terminable by the Company without liability on not more than 30 days' notice. Except as set forth in Exhibit 5.27(a), the Company is not a party to an oral or written consultant agreement not terminable upon 60 days or less notice or involving the payment of more than $10,000 per annum. Except as set forth in Exhibit 5.27(a), there are no material controversies pending or threatened between the Company and any of its employees. Except as disclosed in the Company Financial Statements or in Exhibit 5.27(a), all material sums due for employee compensation and benefits have been duly and adequately paid or provided for, and all deferred compensation obligations are fully funded. The Company is not a party to any collective bargaining agreement with respect to any of its employees or any labor organization to which its employees or any of them belong. Except as set forth in Exhibit 5.27(a), no director, officer or employee of the Company is entitled to receive any payment of any amount under any Employment Agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement. The Bank has been provided with a complete and accurate listing of the names and current annual salary rates of all persons employed by the Company, showing for each such person the amounts paid or payable as salary, bonus payments and any indirect compensation through September 30, 1998, the current pay rate as of September 30, 1998, the names of all of the directors and officers of the Company, and the names of all persons, if any, holding tax and other powers of attorney for the Company.

            (b) Except as disclosed in Exhibit 5.27(b), (i) the Company is and has been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and in any unfair labor practice; (ii) there is no material unfair labor practice complaint against the Company pending or, to the knowledge of the Company, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or directly affecting the Company; and (iv) the Company has not experienced any material work stoppage or other material labor difficulty during the past five years, except in each case which would not result in a Material Adverse Change.

            (c) Except as disclosed in Exhibit 5.27(c), the Company does not maintain, contribute to or participate in or have any material liability under any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees of the Company (the "Employee Plans").
No present or former employee of the Company has been charged with breaching nor has breached a fiduciary duty under any of the Employee Plans. The Company does not participate in, nor has it in the past five years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Except as may be separately disclosed in Exhibit 5.27(c), the Company does not maintain, contribute to, or participate in, any plan that provides health, major medical, disability or life insurance benefits to former employees of the Company.

            (d) Exhibit 5.27(d) sets forth and describes all employee benefit plans in which the Company participates, or by which it is bound, including, without limitation; (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare or incentive plan or agreement whether legally binding or not; (ii) any plan providing for "fringe benefits" to its employees, including but not limited to vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and related benefits; (iii) any written employment agreement and any other employment agreement not terminable at will; or (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) (collectively, the "Company Employee Plans"). Except as set forth in Exhibit 5.27(d), there are no negotiations, demands or proposals that are pending or threatened that concern matters now covered, or that would be covered, by any employment agreements or employee benefit plans other than amendments to plans qualified under Section 401 of the Code that are required by the Tax Reform Act of 1986 and later legislation; (ii) the Company is in compliance with the material reporting and disclosure requirements of Part 1 of Subtitle IB of ERISA and the corresponding provisions of the Code to the extent applicable to all such Employee Plans; (iii) the Company has substantially performed all of its obligations under all such employee benefit plans and employment agreements required to be performed heretofore; and (iv) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the best knowledge of the Company, threatened against any such employee benefit plans and employment agreements or the assets of such plans, and to the best knowledge of the Company, no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits) against such plans or the assets of such plans.

            (e) The "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) described on Exhibit 5.27(d) have been duly authorized by the Board of Directors of the Company. Except as set forth in Exhibit 5.27(d), each such plan and associated trust intended to be qualified under Section 401(a) and to be exempt from tax under Section 501(a) of the Code, respectively, has either received a favorable determination letter from the Internal Revenue Service (the "IRS"), has applied for such a determination letter or will apply for such a determination letter before the expiration of the remedial amendment period set forth in Section 401(b) of the Code, as the IRS may extend such period, and to the best knowledge of the Company, no event has occurred that will or could give rise to disqualification of any such plan which is intended to be qualified under Section 401(a) of the Code or loss of the exemption from tax of any such trust which is intended to be exempt from tax under Section 501(a) of the Code. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code. None of such plans has engaged in a merger or consolidation with any other plan or transferred assets or liabilities from any other plan. To the best of the their knowledge, no prohibited transaction (within the meaning of Section 409 or 502(i) of ERISA or Section 4975 of the Code) or party-in-interest transaction (within the meaning of
Section 406 of ERISA) has occurred with respect to any of such plans which could subject the Company to an excise tax or penalty. To the best knowledge of the Company, no employee of the Company has engaged in any transactions which could subject the Company to indemnify such person against liability. All costs of plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices. No employee benefit plan has incurred any "accumulated funding deficiency" (as defined in Section 302(2) of ERISA), whether or not waived, taking into account contributions made within the period described in Section 412(c)(10) of the Code; nor are there any unfunded amounts under any employee benefit plan which is required to be funded under
Part 3 of Subtitle IB of ERISA and Section 412 of the Code); nor has the Company failed to make any contributions or pay any amount due and owing as required by law or the terms of any employee benefit plan or employment agreement. Subject to amendments that are required by the Tax Reform Act of 1986 and later legislation, since the last valuation date for each employee pension benefit plan, there has been no amendment or change to such plan that would increase the amount of benefits thereunder.

            (f) The Company does not sponsor or participate in, or has not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a liability under Title IV of ERISA.

            (g) The Company does not sponsor or participate in, or has not sponsored or participated in, any employee benefit plan that is a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) that would subject such Person to any liability with respect to any such plan.

            (h) All group health plans of the Company (including any plans of Affiliates of the Company that must be taken into account under Section 162(i) or (k) of the Code as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988 and Section 4980B of the Code) have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code to the extent such requirements are applicable.

            (i) There have been no acts or omissions by the Company that have given rise to or may give rise to fines, penalties, taxes, or related charges under Sections 502(c) or (i) or 4071 of ERISA or Chapter 43 of the Code which could be imposed on the Company.

            (j) Except as described in Section 5.27(j), the Company does not maintain any employee benefit plan or employment agreement pursuant to which any Employee Plan or other payment will be required to be made by the Company or pursuant to which any other benefit will accrue or vest in any director, officer or employee the Company, in either case as a result of the consummation of the transactions contemplated by the Agreement.

            (k) No "reportable event," as defined in ERISA, has occurred with respect to any of the employee benefit plans.

            (l) All amendments required to bring each of the employee benefit plans into conformity with all of the provisions of ERISA and the Code and all other applicable laws, rules and regulations have been made, or will be made before the expiration of the remedial amendment period set forth under Section 401(b) of the Code, as such period may be extended by the IRS.

            (m) Exhibit 5.27(d) sets forth the name of each director, officer, employee, agent or representative of the Company and every other person entitled to receive any benefit or any payment of any amount under any existing employment agreement, severance plan or other benefit plan or Understanding as a result of the consummation of any transaction contemplated in this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance or other benefit plan or Understanding. The Company has furnished the Bank with true and correct copies of all documents with respect to the plans and agreements referred to in Exhibit 5.27(d) delivered as of the date of the Agreement, including all amendments and supplements thereto, and all related summary plan descriptions. For each of the employee pension benefit plans of the Company referred to in Exhibit 5.27(d) delivered as of the date of the Agreement, the Company has furnished the Bank with true and correct copies of (i) the Form 5500 which was filed in each of the three most recent plan years, including without limitation, all schedules thereto and all financial statements with attached opinions of independent accountants to the extent required; (ii) the most recent determination letter from the IRS; (iii) the statement of assets and liabilities as of the most recent valuation date; and (iv) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits under each of said plans for the most recently ended plan year. The documents referred to in subdivisions (iii) and (iv) fairly present the financial condition of each of said plans as of and at such dates and the results of operations of each of said plans, all in accordance with generally accepted accounting principles or on the cash method of accounting applied on a consistent basis.

            5.28 CONTRACTS AND AGREEMENTS. Except as listed in Exhibit 5.28, the Company is not a party to any oral or written agreement, commitment, or obligation (hereinafter referred to as an "Understanding" or "Material Contract") which individually, or with all other similar Understandings relating to the same or similar subject matter, falls within any of the following classifications:

                  (i) any Understanding dealing with advertising, brokerage, licensing, dealership, representative or agency relationship;

                  (ii) any Understanding with any labor or collective bargaining organization or association;

                  (iii) any mortgage, pledge, conditional sales contract, security agreement, or any other similar Understanding with respect to any real or personal property in an amount in excess of $25,000, under which the Company is a debtor or to which any of its property is subject;

                  (iv) any profit sharing, group insurance, bonus, deferred compensation, stock option, severance pay, pension, retirement, or any other similar Understanding which might provide benefits to the employees, officers or directors of the Company;

                  (v) any Understanding for the future purchase of materials, supplies, services, merchandise or equipment, the price of which exceeds $5,000 and which will not be terminable without liability as to future purchases as of the Effective Time; it being understood that materials, supplies, service, merchandise or equipment shall not be deemed to include loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred by the Company in the ordinary course of its banking business;

                  (vi) any Understanding for the sale of any of its assets, or for the grant of any right to purchase any of its assets, properties or rights, or which requires the consent of any third party to the transfer and assignment of any of its assets, properties or rights; it being understood that the foregoing shall not be deemed to include any Understanding for the sale of mortgage loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred by the Company in the ordinary course of its banking business;

                  (vii) any guarantee, subordination or other similar or related types of Understanding except where the Company is a beneficiary;

                  (viii) any Understanding for the borrowing of any money by the Company (other than time savings or demand deposits) or for a line of credit to it;

                  (ix) any Understanding for any one capital expenditure or series of related capital expenditures in excess of $5,000 individually or $10,000 in the aggregate;

                  (x) any real property lease, whether as lessor or lessee; or any personal property lease, whether as lessor or lessee, involving payments in excess of $500 per month;

                  (xi) any Understanding to make or participate in a loan (not yet fully disbursed or funded) to any borrower or related group of borrowers, which undisbursed or unfunded amount would exceed $50,000 unsecured or secured;

                  (xii) any Understanding of any kind (other than contracts relating to demand or time deposits or otherwise made in the ordinary course of business) with any director or officer of the Company or with any member of the immediate family of any such director of officer or with any partnership, corporation, associate or entity of which any such person is an Affiliate;

                  (xiii) any Understanding for insurance of any type described in Section 5.10 above; or

                  (xiv) any Understanding, the purpose or effect of which could encompass (a) merging with any person or bank or bank holding company other than with the Company (b) the selling of any of its assets (except in the ordinary course of business) or stock to any person, (c) recommending to any of its shareholders that their Company Common Stock be sold to any person or bank other than the person, or (d) in any other way transferring, directly or indirectly, control of the Company.

            Except as stated in Exhibit 5.28, true and correct copies of all documents relating to the foregoing Understandings have been delivered by the Company to the Bank prior to the date hereof.

            As used in this Section 5.28, "immediate family" of a person shall mean his or her spouse, parents, children, and siblings.

                                     ARTICLE VI

                               COVENANTS OF THE BANK

            The Bank covenants and agrees with the Company as follows:

            6.1 BEST EFFORTS. The Bank shall use its best efforts to bring about the satisfaction of the conditions specified in Articles IX and XI hereof.

            6.2 CONDUCT OF BUSINESS. Unless the Company shall give its prior consent, which consent will not be unreasonably withheld, or unless otherwise indicated, until the Effective Time, the Bank will:

                  (i) conduct its affairs and business in the usual and ordinary course, generally consistent with past practice, and in accordance with safe and sound practices;

                  (ii) refrain from (a) creating, incurring, or suffering to exist, any encumbrance or restriction of any kind against or in respect of any property or right of the Bank except for such which are not material in amount or nature to the financial condition or results of operations of the Bank, except for a pledge or security interest given in connection with the acceptance of government or public deposits; it being understood that the foregoing shall not be deemed to preclude loans, repurchase or reverse repurchase agreements, securities or other financial transactions incurred in the ordinary course of the Bank's banking business, and (b) borrowing or agreeing to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guaranteeing or agreeing to guarantee any obligations of others except for such which are not material in amount or nature to the financial condition or results of operations of the Bank;

                  (iii) refrain from making or becoming a party to any Material Contract or material commitment, or renewing, extending, amending or modifying any such contract or commitment except for loan and deposit transactions, in the usual and ordinary course of business, consistent with past practice, and refrain from making any loan or other extension of credit, or entering into any commitment to make any loan or other extension of credit, to any Bank director, officer or employee or 5% or more shareholder, except in accordance with existing practice or policy;

                  (iv) refrain from making any capital expenditures, except for ordinary repairs and replacements not exceeding $10,000 for any one item;

                  (v) refrain from paying or agreeing to pay any bonus, extra compensation, pension or severance pay, under any pension plan or otherwise, or increasing the rate of compensation paid by the Bank at June 30, 1998, to any officer, director, agent, consultant, or employee (except for raises and bonuses consistent with past practices accrued and paid prior to the end of the month prior to the Closing Date and except as contemplated by this Agreement), and any such amounts shall be accrued and paid prior to the Determination Date; or agreeing to enter into any employment agreements or hire any officer level staff where such agreements or arrangements cannot be terminated without any liability upon not more than 90 days notice;

                  (vi) maintain its assets and properties in good condition and repair (ordinary wear and tear excepted) and refrain from selling or otherwise disposing of any of its assets or properties, except in the usual and ordinary course, consistent with prior customary practice, and in accordance with safe and sound practices, and maintain the Bank's present branch operations unless changed by mutual agreement;

                  (vii) refrain from declaring or paying any dividend on or making any other distribution upon, or purchasing or redeeming, any shares of the Bank Stock;

                  (viii) refrain from (a) issuing or selling or obligating itself to issue or sell any shares of the Bank Stock or any other securities or any warrants, rights or options to acquire Bank Stock or other securities, (b) effecting a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize, except pursuant to Section 6.5;

                  (ix) refrain from directly or indirectly redeeming, purchasing or otherwise acquiring any Bank Stock or stock of any corporation or any interest in any business enterprise except as it relates to a foreclosure in the usual and ordinary course of its business, or pursuant to the Bank's ESOP;

                  (x) refrain from amending its Charter Documents except to the extent as may be required or contemplated by this Agreement;

                  (xi) use its best efforts to preserve its business organization intact and to retain its present officers and employees in a manner consistent with the Bank's other obligations under this Agreement;

                  (xii) use its best efforts to preserve the goodwill of its depositors, customers and those having business relations with it, refrain from materially changing the make-up of the Bank's deposit structure, refrain from amending, modifying, terminating or failing to renew or preserve its business organization, material rights, franchises, Permits, and refrain from taking any action which would jeopardize the continuance of the goodwill of its customers where such action would have a material adverse effect on the financial condition, or results of operations of the Bank in a manner consistent with the Bank's other obligations under this Agreement;

                  (xiii) use its best efforts to maintain insurance and bond coverage at least equal to that now in effect on all its properties and all properties for which it is responsible and on its business operations, and carry the same coverage for public liability, personal injury and property damage that is now in effect, except if such insurance and coverage (a) is not available except at extraordinary rates, or (b) is not available except under materially different terms which are inconsistent with those in effect as of July 30, 1998;

                  (xiv) meet its material contractual obligations and not become in default in any material respect on any thereof;

                  (xv) duly observe and conform to lawful requirements applicable to its business in all material respects;

                  (xvi) duly and timely file all reports and returns required to be filed with any federal, state or local Governmental Entity unless any extensions have been duly granted by such authorities;

                  (xvii) refrain from commencing, and cease any previously commenced proceeding except for such proceedings with the Company, any proceeding to merge, consolidate or liquidate or dissolve (except as contemplated by this Agreement) or obligating itself to do so, subject to Sections 6.5 and 14.1;;

                  (xviii) maintain its books of account and records in the regular manner substantially in accordance with all applicable statutory and regulatory requirements applied on a consistent basis;

                  (xix) except for instituting actions against borrowers of the Bank to collect loans in default, refrain from instituting, settling, or agreeing to any material claim, action or proceeding before any court or Governmental Entity unless not instituting, settling or agreeing to any material claim, action or proceeding would result in a Material Adverse Change to the Bank;

                  (xx) refrain from making its credit underwriting policies, standards or practices applicable to all loans relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, less stringent than those in effect on the date hereof. The Bank shall not grant or commit to grant, without receiving the Company's Consent, (i) any loan or other extension of credit, including renewals, to an existing customer of the Bank, if such loan or other extension of credit, together with all other credit then outstanding to the same Person and all Affiliates of such Person, would exceed $50,000, irrespective of any plans or intentions to sell or participate all or a portion of such loans, on an unsecured basis, or exceed $100,000 secured by a lien on real estate, cash or readily marketable collateral, as that term is used in section 1220 ET SEQ. of the CFC, except loans guaranteed by a government agency, which are prohibited only if the unguaranteed portion of which would exceed $250,000, (ii) any participation loans purchased or sold, or (iii) any renewals or other extensions of credit to any borrower whose loans or other extensions of credit have been classified by any Governmental Entity. In addition, Bank shall not take any property into Other Real Estate Owned ("OREO"), or sell any OREO property, without receiving the Company's Consent. Consent shall be deemed granted if within three Business Days of written notice received by the Company's designee, notice of objection in writing is not received by Bank;

                  (xxi) refrain from making special or extraordinary material payments to any Person other than as contemplated and as disclosed in this Agreement as of the date hereof;

                  (xxii) except for transactions in accordance with safe and sound banking practices, refrain from making any material investments, by purchase of stock or securities, contributions to capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity;

                  (xxiii) advise the Company promptly in writing of any Material Adverse Change known to the Bank in the capital structure, financial condition, results of operations or of any event or condition which with the passage of time is reasonably likely to result in a Material Adverse Change to the Bank, or of any other materially adverse change known to the Bank respecting the business and operations of the Bank, or in the event the Bank determines that the Merger will not be consummated because of any inability to meet the conditions to the performance of the Company set forth in Article XI or of any matter which would make the representations and warranties set forth in Article IV hereof not true and correct in any material respect at the Closing;

                  (xxiv) promptly advise the Company in writing of any event or any other transaction within the Bank's knowledge whereby any person or related group of persons acquires, directly or indirectly, record or beneficial ownership (as defined in Rule 13d3 promulgated by the Exchange Act or control of 5% or more of the outstanding shares of Bank Stock prior to the record date fixed for the Bank shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein;

                  (xxv) charge-off all loans, receivables and other assets, or portions thereof, deemed uncollectible in accordance with GAAP or RAP, applicable law or regulation, or classified as "loss" or as directed by any Governmental Entity; and maintain the allowance for loan losses of the Bank at a level which in the reasonable opinion of the Bank's management is adequate to provide for all known and estimated credit losses on loans and leases outstanding and other inherent risks in the Bank's loan portfolio, but in no case less than the level which is the reasonable opinion of the Bank's management is adequate to provide for all known and reasonably expected losses on assets outstanding in accordance with GAAP and RAP;

                  (xxvi) furnish to the Company, as soon as practicable, and in any event within ten (10) days after it is prepared (except for the reports submitted to the Board of Directors of the Bank, as described in clause (i) below, which shall be furnished to the Company within ten (10) days after the Bank's Board of Directors has reviewed the report), (i) a copy of any report submitted to the Board of Directors of the Bank and access to the working papers related thereto and copies of other operating or financial reports prepared for management of any of their businesses and access to the working papers thereto, provided, however, that the Bank need not furnish the Company communications of the Bank's legal counsel regarding the Bank's rights against and obligations to the Company or its Affiliates under this Agreement, (ii) to the extent permitted by law, copies of all reports, renewals, filings, certificates, statements and other documents filed with or received from the FDIC and/or the Commissioner or any other Governmental Entity, (iii) monthly unaudited average statements of condition and statements of operations for the Bank, and quarterly unaudited statements of condition and statements of operations for the Bank and statements of changes in stockholders' equity for the Bank, in each case prepared in a manner consistent with past practice, and (iv) such other reports as the Company may reasonably request relating to the Bank. Each of the financial statements delivered pursuant to this Section 6.2(xxvi), except as stated therein, shall be prepared in accordance with the Bank's normal practices;

                  (xxvii) consistent with the standards set forth in this subsection 6.2 (xxvii), the Bank agrees that through the Effective Time of the Merger, as of their respective dates, (i) each of the Bank Filings will be true and complete in all material respects; and (ii) each of the Bank Filings will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Bank Filings that is intended to present the financial position of the Bank will be prepared in accordance with GAAP or RAP consistently applied, except as stated therein, during the periods involved;

                  (xxviii) maintain reserves for contingent liabilities in accordance with GAAP and RAP;

                  (xxix) promptly notify the Company of the filing of any material litigation, governmental or regulatory action, or similar proceeding or notice of any claims against the Bank or any of its assets;

                  (xxx) conduct good faith settlement negotiations, and, with the written consent of the Company, settle when deemed prudent by the Parties, of all existing or threatened litigation as specified in Exhibits 4.7, or for any new litigation filed or threatened from the date hereof to the Closing Date;

                  (xxxi) except in the ordinary course of business, refrain from canceling or accelerating any material indebtedness owing to the Bank or any claims which the Bank may possess or waive any material rights of substantial value;

                  (xxxii) refrain from selling or otherwise disposing of any Real Property or any material amount of any tangible or intangible personal property other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to the Bank;

                  (xxxiii) refrain from foreclosing upon or otherwise taking title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that the Bank shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated;

                  (xxxiv) refrain from committing any act or failing to do any act which will cause a breach of any agreement, contract or commitment and which will have a material adverse effect on the Bank's business, financial condition, or results of operations; and

                  (xxxv) duly observe and conform to all applicable compliance requirements for Year 2000 safety and soundness issues.

            For purposes of this Section 6.2, the Company shall be deemed to have given its consent to any action which is contrary to any specified covenant set forth in this Section if, within five (5) Business Days, or three (3) Business Days for loans, after actual receipt by the Company of written notice from the Bank of the Bank's intention to act contrary to any of the specified covenants set forth in this Section, the Company shall not have delivered to the Bank written objection to any such action.

            6.3 ACCESS TO INFORMATION. (a) As long as the transaction contemplated herein has not been terminated, the Bank will afford the Company, its representatives, counsel, accountants, agents and employees including the underwriter selected to assist in the issuance of the common stock contemplated in Section 9.1(iii) and its counsel (collectively "Company Representatives"), access during normal business hours to all of its business, operations, properties, personnel books, files and records and will do everything reasonably necessary to enable the Company and the Company Representatives to make a complete examination of the financial statements, books, records, loans and leases, operating reports, audit reports, contracts and documents, and all other information with respect to assets and properties of the Bank and the condition thereof, and to update such examination at such intervals as the Company shall deem appropriate. Such access shall include reasonable access by the Company and the Company Representatives to auditors' work papers with respect to the business and properties of the Bank, other than (i) books, records and documents covered by the attorney-client privilege, or which are attorneys' work product, and (ii) books, records and documents that the Bank is legally obligated to keep confidential. Such examination shall be conducted in cooperation with the officers of the Bank and in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of, or interference with, the normal business operations of the Bank. No such examination, however, shall constitute a waiver or relinquishment on the part of the Company to rely upon the representations and warranties made by the Bank herein or pursuant hereto; provided, that the Company shall promptly disclose in writing to the Bank any fact or circumstance it may discover which it believes renders any representation or warranty made by the Bank hereunder incorrect in any respect. The Company will hold in strict confidence all documents and information concerning the Bank so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or as may be necessary for the accomplishment of the purposes of such examination) and, if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents including all copies shall be returned to the Bank.

            (b) As long as the transaction contemplated hereunder has not been terminated, (i) one Company Representative, selected by the Company in its sole discretion, shall be invited by the Bank to attend all regular and special Board of Directors' and Loan Committee meetings of the Bank from the date hereof until the Effective Time of the Merger, and (ii) one representative of Sutro shall be invited by the Bank to attend all regular and special Board of Directors meetings of the Bank from the date hereof until the Effective Time of the Merger for the purpose of discussing the condition of the market for the Offering and any possible Increase in Per Share Consideration. The Bank shall inform the Company of such Board of Director meeting at least five (5) days in advance of such meeting; provided, however, that the attendance of such Company Representative shall not be permitted at any meeting, or portion thereof, for the sole purpose of discussing the transactions contemplated by this Agreement on the obligations of the Bank under this Agreement.

            6.4 FINANCIAL STATEMENTS. In the event the following have not been previously delivered prior to the date hereof, the Bank will deliver to the Company a copy of the audited Statements of Financial Condition of the Bank as of December 31, 1998; Statements of Earnings, Stockholders' Equity and Cash Flows for the year ended December 31, 1998, the related notes and related opinions thereon of McGladrey & Pullen, certified public accountants, with respect to such financial statements (the "1998 Audited Bank Financial Statements"). The Bank will furnish the Company with a true and correct copy of the management letter or other letter delivered to the Bank by McGladrey & Pullen in connection with the 1998 Audited Bank Financial Statements relating to any review of the internal controls of the Bank by McGladrey & Pullen. The 1998 Audited Bank Financial Statements will: (i) present fairly the financial condition and results of operations of the Bank as of and for the dates or periods covered thereby in accordance with generally accepted accounting principles consistently applied throughout the periods involved; (ii) be based on the books and records of the Bank; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves for loan losses and other contingencies, to the extent required by GAAP; and (iv) none of the 1998 Audited Bank Financial Statements will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP.

            6.5   NO SOLICITATION.

            (a) The Bank shall not, and will cause each of its officers, directors, employees, agents, legal and financial advisors and Affiliates not to, directly or indirectly, make, solicit, encourage, initiate or, except as permitted in this Section 6.5, enter into any agreement or agreement in principle, or announce any intention to do any of the foregoing, concerning the acquisition of the Bank, or substantially all of the Bank's business and properties or a majority of Bank Stock or debt securities, whether by purchase, merger (other than by the Company), purchase of assets, tender offer or otherwise (an "Alternative Transaction").

            (b) The Bank shall not, and will cause each of its officers, directors, legal and financial advisors, agents and Affiliates not to, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any Person other than the Company, unless the Bank shall have received an unsolicited written offer from a Person other than the Company to effect an Alternative Transaction and the Board of Directors of the Bank is advised in writing by outside legal counsel that in the exercise of the fiduciary obligations of the Bank's Board of Directors such information should be provided to or such discussions or negotiations undertaken with the Person submitting such unsolicited written offer.

            (c) The Bank will promptly communicate to the Company the receipt of any proposal with respect to any Alternative Transaction, and will keep the Company informed as to the status of any such proposal; PROVIDED, HOWEVER, that the Bank shall not be required to disclose any matters which, in the written opinion of outside legal counsel, may not be disclosed in the exercise of the fiduciary obligations of the Bank's Board of Directors.

            6.6 CERTAIN LOANS AND OTHER EXTENSIONS OF CREDIT. The Bank will promptly inform the Company of the amounts and categories of any loans, leases or other extensions of credit that have been criticized special mention or classified by any bank regulatory authority or deemed by the Bank to require special attention pursuant to its internal policies (collectively "Classified Credits"). In addition, the Bank will furnish to the Company, as soon as practicable, and in any event within seven days after receipt by the Bank's Board of Directors, schedules including the following: (a) Classified Credits;
(b) nonaccrual credits; (c) accrual exception credits that are delinquent 90 or more days and have not been placed on nonaccrual status; (d) participating loans and leases, stating, with respect to each, whether it is purchased or sold, the loan or lease type, and the originating unit; (e) loans or leases (including any commitments) by the Bank to any director, officer or shareholder holding 5% or more of the capital stock of such party; (f) letters of credit; (g) loans or leases charged-off during the previous month; (h) loans or leases written down during the previous month; and (i) OREO or assets owned, stating with respect to each its type.

            6.7 BREACHES. The Bank shall, in event it becomes aware of the impending or threatened occurrence of any material event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the Company and, without limiting the Company's rights under paragraph 14.1(a)(ii), the Bank shall use its best efforts to prevent or promptly remedy the same.

            6.8 SHAREHOLDER APPROVAL. As soon as practicable, the Company and the Bank shall prepare the S-4 and the proxy statement ("Proxy Statement") and take all action necessary in accordance with applicable Rules and its Charter Documents to submit the Agreement and the transactions contemplated hereby to its shareholders for approval by April 1, 1999, unless otherwise agreed between the Company and the Bank. In connection with such submission, subject to its fiduciary obligations specified in Section 6.5(b) the Bank's Board of Directors shall recommend shareholder approval of all the matters referred to in this Section 6.8 and the Bank shall use its best efforts to obtain such shareholder approval.

            6.9 COMPLIANCE WITH RULES. The Bank shall materially comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition, results of operations or prospects of the Bank.

            6.10 TERMINATION OF THE BANK STOCK OPTION PLAN AND AGREEMENTS. The Bank will take all steps necessary to cause the Bank Stock Option Plan to be terminated as of or prior to the Effective Time of the Merger, will grant no additional options under said plan prior to the Effective Time of the Merger, and the Bank will not permit any options to be exercised as of or prior to the Effective Time of the Merger, without any liability to any Party. The Bank will also terminate all Stock Option Agreements following the payment of the Aggregate Option Price, without any liability to any Party.

            6.11 OFFICERS AND EMPLOYEES. Following the Closing Date, the Company and the Bank will agree to consolidate and/or reduce certain back office and administrative functions, and other overhead, of the Bank in order to reduce Bank expense. Other than officers with employment contracts, each officer and employee of the Bank has indicated in writing to the Bank that such officers and employees agree to the Bank's Personnel Policy Manual and acknowledged his or her at-will employment status while employed by the Bank, in the form attached as EXHIBIT 6.11(a). The Company also will honor all Bank Employment Agreements specified in EXHIBIT 4.11(a).

            6.12 TERMINATION OF CONTRACTS AND ACCRUAL OF LIABILITIES. Upon determination by the Company, the Bank shall obtain the termination of any contracts, commitments or Understandings as defined in Section 4.12(v), and pay any termination fees, for the future purchase of materials, supplies, services, merchandise or equipment, the price of which exceeds $10,000 prior to the Closing Date. Before the end of the month prior to the Closing Date, the Bank shall have paid, or set-up adequate accruals for the payment of, all material expenses that the Bank shall be liable for up to the Closing Date, including, but not limited to, all accounting, attorney fees and data processing costs and related costs in connection with this Agreement.

            6.13 EXECUTION OF AGREEMENT OF MERGER. As soon as possible after organization of PCBG Valley Corporation, subject to receipt of any and all necessary approvals and Permits by any Governmental Entity and approval by the Bank's shareholders, the Bank shall execute the Agreement of Merger and any and all related documents.

            6.14 ACCOUNTANTS. Promptly upon request of the Company, the Bank will ask its accountants to permit the Company or the Company Representatives to review and examine the work papers relating to the Audited Bank Financial Statements for the years ended December 31, 1995, 1996, 1997 and 1998, and the Bank will permit such accountants to discuss with the Company any matter relating to the audits of the Bank. In addition, the Bank will make available to the Company copies of each management letter or other letter delivered to the Bank by its accountants in connection with such financial statements or relating to any review by its accountants of the internal controls of the Bank since January 1, 1995, unless previously provided to the Company and the Bank has instructed its accountants to make available for inspection by the Company or the Company Representatives all reports and working papers produced or developed by its accountants in connection with their examination of such financial statements, as well as all such reports and working papers for any periods for which any tax of the party has not been finally determined or barred by applicable statutes of limitation.

            6.15 CORPORATE ACTION. The Bank shall take or cause to be taken all necessary corporate action required to carry out the transactions contemplated in this Agreement.

            6.16 REGULATORY APPROVALS. Promptly following execution of this Agreement, the parties hereto shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and consents as may be required of any of them, respectively, by applicable law and regulations with respect to the transactions contemplated by this Agreement, including without limitation any and all applications required to be filed with the Commissioner, the FRB, the FDIC and such other Governmental Entity as the Company or the Bank may reasonably believe necessary. Each party shall cooperate with the other in the preparation of all of such applications and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications. Each party shall afford the other a reasonable opportunity to review all such applications (except confidential portions thereof) and all amendments and supplements thereto before filing. The Company and the Bank each covenant and agree that any and all information furnished by it to the other for inclusion in such applications will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

            6.17 NECESSARY CONSENTS. In addition to the regulatory approvals referred to in Section 6.16, the parties hereto shall each apply for and diligently seek to obtain all other third party consents or approvals which may be necessary for the consummation of the Merger, including, without limitation, the written consent of any lessors of real and personal property which property cannot be assigned without the written consent of the other such lessors ("Third Party Consent").

            6.18 FURTHER ASSURANCES. The parties agree that from time to time, whether prior to, at or after the Effective Time of the Merger, they will execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be expected to consummate the transactions contemplated hereby. The Company and the Bank each agrees to take such further action as may reasonably be requested by the other in order to consummate the transactions contemplated by this Agreement and that are not inconsistent with the other provisions hereof, including compliance with all of the terms of
Article II.

            6.19 BANK EMPLOYEE BENEFITS. Prior to or at the Effective Time of the Merger, the Bank will terminate the Bank Stock Option Plan and the ESOP. Upon the agreement of the Company and the Bank, the Bank shall cause all Employee Plans of the Bank to be terminated except as otherwise provided by applicable labor laws.

            6.20 ENVIRONMENTAL REPORTS. Except as otherwise agreed to in writing by the Company, the Bank shall provide to the Company, as soon as reasonably practical, but not later than 45 days after the date hereof, a report of a phase one environmental investigation on all Real Property owned, leased or operated by Bank as of the date hereof (other than space in retail and similar establishments leased by the Bank for automatic teller machines) and within ten days after the acquisition or lease of any Real Property acquired or leased by the Bank after the date hereof (other than space in retail and similar establishments leased or operated by the Bank for automatic teller machines), except as otherwise provided in Section 6.2(xxxiii). If required by the phase one investigation in the Company's reasonable opinion, the Bank shall provide to the Company a report of a phase two investigation on the Real Property or Real Properties requiring such additional study. The Company shall have 15 business days from the receipt of any such phase two investigation report to notify the Bank of any objection to the contents of such report. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of Twenty-Five Thousand Dollars ($25,000) as reasonably estimated by an environmental expert retained for such purpose by the Company and reasonably acceptable to the Bank, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be $25,000 or less with any reasonable degree of certainty, the Company shall have the right to terminate the Agreement pursuant to Article IV, Section 14.1(e) hereof, for a period of 10 business days following receipt of such estimate or indication of the cost of such actions and measures.

            6.21 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of the Agreement of Merger and the consummation of the transactions contemplated therein, and compliance by the Bank with any provision thereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in
Exhibit 6.21 any material agreement, instrument or obligation to which the Surviving Bank will become a party or by which the property of the Surviving Bank will become bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the FDIC and the Commissioner and as set forth in Exhibit 6.21, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of the Surviving Bank; or (d) violate the Charter Documents or any Rules to which the Surviving Bank is subject.

            6.22 THE OFFERING. The Bank will assist the Company in connection with the preparation of the offering materials for the issuance of the Company Stock contemplated by this Agreement, and such assistance will include, but not necessarily be limited to, the preparation or provision, as appropriate, of information concerning the business, properties and personnel of the Bank needed in connection with the issuance of the Company Stock and the closing of the Offering, as well as any and all comfort letters from McGladrey & Pullen or other legal counsel of the Bank, and any and all necessary opinions from Aldrich & Bonnefin or other legal counsel of the Bank, with respect to the Offering as reasonably required and specified by the Underwriters. Such information to be supplied by the Bank will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not intentionally misleading.

            6.23 S-4, PROXY STATEMENT AND THE OFFERING. The Company and the Bank will prepare the S-4 and the Proxy Statement, and the Bank will assist the Company in connection with preparation of the Registration Statement for the Offering, contemplated by this Agreement, and such preparation and assistance will include, but not necessarily be limited to, the preparation or provision, as appropriate, of information concerning the business, properties and personnel of the Bank needed in connection with the issuance of the Company Stock, the S-4 and the Proxy Statement and the closing of the Merger. Such information to be prepared or supplied by the Bank including any and all information furnished by the Bank for inclusion in all applications and statements filed with the appropriate regulatory authorities for approval of, or consent to, the Merger will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            6.24 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter the Company and the Bank shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto. If any party hereto, on the advice of counsel, determines that a disclosure is required by law, it may make such disclosure without the consent of the other parties, but only after affording the other party a reasonable opportunity to review and comment upon the disclosure. The parties hereby agree that all public

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

statements after the initial press release announcing this Agreement referring to the Bank shall be made by Mr. N. Douglas Mills, and all public statements made after the initial press release announcing this Agreement referring to the Company shall be made by Mr. E. Lynn Caswell, and both parties agree that all public statements shall be made by mutual agreement with consultation with the Managing Underwriter.

            6.25 AFFILIATES AND FIVE PERCENT SHAREHOLDER AGREEMENTS. Within thirty (30) days of the execution of this Agreement, (a) the Bank shall deliver to the Company a letter identifying all persons who are then "affiliates" of the Bank for purposes of Rule 145 under the Securities Act and (b) the Bank shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and shall use reasonable efforts to obtain from each person identified in such letter a written agreement substantially in the form attached hereto as Exhibit 6.25. The Bank shall use reasonable efforts to obtain from any person who becomes an affiliate of the Bank after the Bank's delivery of the letter referred to above, and on or prior to the date of the Bank's Shareholders' Meeting to approve this Agreement, a written agreement substantially in the form attached as Exhibit 6.25 hereto as soon as practicable after obtaining such status. At least 10 Business Days prior to the issuance of the opinion required by Section 9.8, the Bank shall use its best efforts to cause each person or group of persons who holds more than five percent (5%) of Bank Stock (regardless of whether such person is an "affiliate" under Rule 145) to deliver to the Company's accountants and Knecht & Hansen, a letter stating that such shareholder(s) has no present plan or intention to dispose of Bank Stock and committing that such shareholder(s) will not dispose of Bank Stock in a manner to cause a violation of the "continuity of shareholder interest" requirements of Treasury Regulation 1.368-1.

                                    ARTICLE VII

                              COVENANTS OF THE COMPANY

            The Company covenants and agrees with the Bank as follows:

            7.1 BEST EFFORTS. The Company shall use its best efforts to bring about the satisfaction of the conditions specified in Articles IX and X hereof.

            7.2 CONDUCT OF BUSINESS. Unless the Bank shall give its prior consent, which consent will not be unreasonably withheld, or unless otherwise indicated, until the Effective Time, the Company will:

                  (i) conduct its affairs and business in the usual and ordinary course, generally consistent with past practice, and in accordance with safe and sound practices;

                  (ii) refrain from amending its Charter Documents except to the extent as may be required or contemplated by this Agreement;

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

                  (iii) use its best efforts to preserve its business organization intact and to retain its present officers and employees in a manner consistent with the Company's other obligations under this Agreement;

                  (iv) use its best efforts to preserve the goodwill of those having business relations with the Company, refrain from amending, modifying, terminating or failing to renew or preserve its business organization, material rights, franchises, Permits, and refrain from taking any action which would jeopardize the continuance of the goodwill of its customers where such action would have, taken as a whole, a material adverse effect on the financial condition, or results of operations of the Company in a manner consistent with the Company's other obligations under this Agreement;

                  (v) duly and timely file all reports and returns required to be filed with any federal, state or local Governmental Entity unless any extensions have been duly granted by such authorities;

                  (vi) maintain its books of account and records in the regular manner substantially in accordance with all applicable statutory and regulatory requirements applied on a consistent basis;

                  (vii) advise the Bank promptly in writing of any material adverse change known to the Company in the capital structure, financial condition, results of operations, or of any event or condition which with the passage of time is reasonably likely to result in a material adverse change in the capital structure, financial condition or results of operations of the Company, or in the event the Company determines that the Merger will not be consummated because of any inability to meet the conditions to the performance of the Bank set forth in Article X or of any matter which would make the representations and warranties set forth in Article V hereof not true and correct in any material respect at the Closing;

                  (viii) the Company agrees that through the Effective Time of the Merger, as of their respective dates, (i) each of the Company Filings will be true and complete in all material respects; and (ii) each of the filings with any regulatory agency will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such Company Filings that is intended to present the financial position of the entities or entity to which it relates will fairly present the financial position of such entities or entity and will be prepared in accordance with GAAP or RAP consistently applied, except as stated therein, during the periods involved;

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

            For purposes of this Section 7.2, the Bank shall be deemed to have given its consent to any action which is contrary to any specified covenant set forth in this Section if, within five (5) Business Days, after actual receipt by the Bank of written notice from the Company of the Company's intention to act contrary to any of the specified covenants set forth in this Section, the Bank shall not have delivered to the Company written objection to any such action.

            7.3 ACCESS TO INFORMATION. The Company will afford the Bank, its representatives, counsel, accountants, agents and employees (collectively "Bank Representatives"), access during normal business hours to all of its business, operations, properties, books, files and records and will do everything reasonably necessary to enable the Bank and the Bank Representatives to make a complete examination of the financial statements, books, records, loans and leases, operating reports, audit reports, contracts and documents, and all other information with respect to assets and properties of the Company and the condition thereof, and to update such examination at such intervals as the Bank shall deem appropriate. Such access shall include reasonable access by the Bank and the Bank Representatives to auditors' work papers with respect to the business and properties of the Company, other than (i) books, records and documents covered by the attorney-client privilege, or which are attorneys' work product, and (ii) books, records and documents that the Company is legally obligated to keep confidential. Such examination shall be conducted in cooperation with the officers of the Company and in such a manner as to minimize, to the extent possible consistent with the conducting of a comprehensive examination, any disruption of, or interference with, the normal business operations of the Company. No such examination, however, shall constitute a waiver or relinquishment on the part of the Bank to rely upon the representations and warranties made by the Company herein or pursuant hereto; provided, that the Bank shall promptly disclose in writing to the Company any fact or circumstance it may discover which it believes renders any representation or warranty made by the Company hereunder incorrect in any respect. The Bank will hold in strict confidence all documents and information concerning the Company so obtained (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement or as may be necessary for the accomplishment of the purposes of such examination) and, if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents including all copies shall be returned to the Company.

            7.4 BREACHES. The Company shall, in event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, given prompt written notice thereof to the Bank and, without limiting the Bank's rights under paragraph 14.1(a)(ii), the Company shall use its best efforts to prevent or promptly remedy the same.

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

            7.5 COMPLIANCE WITH RULES. The Company shall comply with the requirements of all applicable Rules, the noncompliance with which would materially and adversely affect the assets, liabilities, business, financial condition, or results of operations of the Company taken as a whole. The Company shall also comply with all securities statutes, rules and regulations, whether federal or state, in connection with the Offering. Except for information supplied by the Bank pursuant to Section 6.22, the information contained in the Offering disclosure documents shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            7.6 CORPORATE ACTION. The Company shall take or cause to be taken all necessary corporate action required to carry out the transactions contemplated in this Agreement and the Agreement of Merger, including without limitation, all necessary action required to organize and fund PCBG Valley Corporation.

            7.7 REGULATORY APPROVALS. Promptly following execution of this Agreement, the parties hereto shall prepare, submit and file, or cause to be prepared, submitted and filed, all applications for approvals and consents as may be required of any of them, respectively, by applicable law and regulations with respect to the transactions contemplated by this Agreement, including without limitation any and all applications required to be filed with the Commissioner, the FRB, the FDIC and such other Governmental Entity as the Company or the Bank may reasonably believe necessary. Each party shall cooperate with the other in the preparation of all of such applications and will furnish promptly upon request all documents, information, financial statements or other materials as may be required in order to complete such applications. Each party shall afford the other a reasonable opportunity to review all such applications (except confidential portions thereof) and all amendments and supplements thereto before filing. The Company and the Bank each covenant and agree that any and all information furnished by it to the other for inclusion in such applications will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

            7.8 NECESSARY CONSENTS. In addition to the regulatory approvals referred to in Section 7.7, the parties hereto shall each apply for and diligently seek to obtain all other third party consents or approvals which may be necessary for the consummation of the Merger, including, without limitation, the written consent of any lessors of real and personal property which property cannot be assigned without the written consent of the other such lessors ("Third Party Consent").

            7.9 FURTHER ASSURANCES. The parties agree that from time to time, whether prior to, at or after the Effective Time of the Merger, they will execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be expected to consummate the transactions contemplated hereby. The Company and the Bank each agree to take such further action as may reasonably be requested by the other in order to consummate the transactions contemplated by this Agreement and that are not inconsistent with the other provisions hereof, including compliance with the terms of
Article II.

            7.10  (reserved).

            7.11  (reserved).

            7.12  INDEMNIFICATION AND INSURANCE.

            (a) The Company will cause the Bank to maintain in effect policies of directors' and officers' liability insurance (with such coverage, terms and conditions as are no less advantageous than the insurance presently maintained by the Bank with respect to the present and former officers and directors, specifically including a "piece of mind" coverage endorsement or policy covering current Bank directors not to exceed $16,000) with respect to all matters arising from facts or events which occurred before the Effective Time of the Merger for which the Bank would have had an obligation to indemnify its directors and officers.

            (b) If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, the Company shall take no action to impair the rights provided in this
Section 7.12.

            7.13 EXECUTION OF AGREEMENT OF MERGER. As soon as practicable after the organization of PCBG Valley Corporation, the Company as the sole shareholder of PCBG Valley Corporation, shall approve the Merger and shall cause PCBG Valley Corporation to execute the Agreement of Merger and take any and all other actions reasonably necessary to consummate the transactions contemplated herein.

            7.14   THE OFFERING.

            (a) The Company intends to conduct the Offering in order to raise sufficient cash capital to complete the acquisition of the Bank, provide capital for growth and operations of the Company, and to otherwise carry out the transaction contemplated by this Agreement.

            (b) All Directors and officers of the Company and the Bank will undertake in writing with the Underwriters not to sell any Warrants or shares of Company Stock held by them for a period of six months following the completion of the Offering unless specifically granted permission to do so by the Underwriters.

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

            (c) Simultaneously with, and upon the condition of, the consummation of the acquisition of the Bank, the Company through the Underwriters intends to consummate the Offering at a gross public offering price to be determined by the Company and the Underwriters. Based upon current market conditions and assumptions, the Offering will consist of sufficient shares of Company Stock offered to the public at a gross offering price to be determined by the Company and the Managing Underwriter. The shares constituting the Offering will be comprised of newly issued shares of Company Stock to fund the cash portion of the acquisition of the Bank and to provide the Company with new capital for growth and operations of the Company following the acquisition of the Bank and the consummation of the Offering.

            (d) The Managing Underwriter has entered into an Engagement Agreement with the Company which has not terminated and has not withdrawn the letter expressing their degree of confidence, and the Managing Underwriter will promptly notify the parties if such withdrawal should occur.

            7.15 AUTHORIZATION. The execution and delivery of the Agreement of Merger and the consummation of the transactions contemplated thereby will have been duly authorized by the Board of Directors of PCBG Valley Corporation. The Agreement of Merger will constitute a legal, valid and binding agreement of PCBG Valley Corporation in accordance with its respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws of general application relating to or affecting enforcement of creditors rights and the application of equitable principles in any action, legal or equitable. PCBG Valley Corporation will have full corporate power and authority to perform its obligations under the Agreement of Merger and the transactions contemplated thereby.

            7.16 NO CONFLICTS; DEFAULTS. The execution, delivery and performance of the Agreement of Merger and the consummation of the transactions contemplated therein, and compliance by PCBG Valley Corporation with any provision thereof will not (a) conflict with or result in a breach of, or default or loss of any benefit under, any provision of its Charter Documents or, except as set forth in Exhibit 7.16 any material agreement, instrument or obligation to which PCBG Valley Corporation will become a party or by which the property of PCBG Valley Corporation will become bound or give any other party to any such agreement, instrument or obligation the right to terminate or modify any term thereof; (b) except for the prior approval of the FRB, the FDIC and the Commissioner and as set forth in Exhibit 7.16, require any Consents; (c) result in the creation or imposition of any Encumbrance on any of the properties or assets of PCBG Valley Corporation; or (d) violate the Charter Documents or any Rules to which PCBG Valley Corporation is subject.

            7.17 ACCURACY OF INFORMATION FURNISHED. Except as to any statements or information which shall include projections or forecasts, none of the statements or information made or contained in any of the covenants, representations or warranties of the Company set forth in this Agreement or in any of the schedules, exhibits, lists, certificates or other documents furnished herewith contains any untrue statement of a material fact required to be stated herein or therein or necessary to make the statements or information contained herein or therein, in light of the circumstances in which they were made, not misleading. As to any such information or statements which include projections or forecast, such information or statements are based upon assumptions believed by the Company to be reasonable. The Company shall further amend or supplement the schedules as of the Closing Date if necessary to reflect any additional changes in the status of the Company.

            7.18 1999 STOCK OPTION PLAN. Prior to or following the completion of the transactions contemplated herein, the Company will use its best efforts to establish the Company's 1999 Stock Option Plan for the benefit of directors, officers and key employees of the Company and the Bank.

            7.19 FURTHER ASSURANCES. The Company knows of no reason that the transaction would not consummate. Without the prior approval of the Bank, the Company will not enter into any further agreements to acquire another financial institution that would adversely affect the transaction consummated by this Agreement.

            7.20 FINANCIAL STATEMENTS. In the event the following have not been previously delivered prior to the date hereof, the Company will deliver to the Bank a copy of the audited Statements of Financial Condition of the Company as of December 31, 1998; Statements of Earnings, Stockholders' Equity and Cash Flows for the year ended December 31, 1998, the related notes and related opinions thereon of Arthur Andersen LLP certified public accountants, with respect to such financial statements (the "1998 Audited Company Financial Statements"). The Company will furnish the Bank with a true and correct copy of the management letter or other letter delivered to the Company by Arthur Andersen LLP in connection with the 1998 Audited Company Financial Statements relating to any review of the internal controls of the Company by Arthur Andersen LLP. The 1998 Audited Company Financial Statements will: (i) present fairly the financial condition and results of operations of the Company as of and for the dates or periods covered thereby in accordance with generally accepted accounting principles consistently applied throughout the periods involved; (ii) be based on the books and records of the Company; (iii) contain and reflect reserves for all material accrued liabilities and for all reasonably anticipated losses, and set forth adequate reserves for loan losses and other contingencies, to the extent required by GAAP; and (iv) none of the 1998 Audited Company Financial Statements will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading under GAAP.

                                    ARTICLE VIII

                   FURTHER COVENANTS OF THE COMPANY AND THE BANK

            The parties covenant and agree as follows:

            8.1   S-4, PROXY STATEMENT AND REGISTRATION STATEMENT FOR THE
OFFERING.

            (a) As promptly as practicable, the Company and the Bank shall use their best efforts to prepare and file the S-4 in which the Proxy Statement will be included as a prospectus, and the Registration Statement for the Offering with the SEC and any other applicable Governmental Entity. The Bank agrees to provide the information necessary for inclusion in the S-4, the Proxy Statement and the Registration Statement for the Offering. The Company will use its best effort to have the S-4 and the Proxy Statement declared effective under the Securities Act as promptly as practicable after it is filed and to satisfy the requirements of the SEC and any other Governmental Entity.

            (b) After the date of the filing of the S-4 and the Registration Statement for the Offering with the SEC and any other Governmental Entity, each of the Parties agrees to promptly notify the other of and to correct any information furnished by such party that shall have become false or misleading in any material respect and to cooperate with the other to take all steps necessary to file with the SEC and any other Governmental Entity and have declared effective or cleared by the Commissioner and any other Governmental Entity any amendment or supplement to the S-4 and the Registration Statement for the Offering so as to correct such information and to cause the S-4 and the Registration Statement for the Offering as so corrected to be disseminated to the shareholders of the Company and the Bank to the extent required by applicable Rules. All documents that the Company files with the SEC or any other Governmental Entity in connection with this Agreement will comply as to form in all material respects with the provisions of applicable Rules.

            (c) The Company shall take all required action with appropriate Governmental Entities under state securities or blue sky laws in connection with the issuance of Company Stock and Warrants pursuant to this Agreement.

            (d) The Bank and the Company, through their respective Board of Directors, will recommend that its shareholders approve the transactions contemplated hereby, and both parties will use their best efforts to obtain the affirmative votes of the holders of the largest possible percentage of its outstanding Common Stock, so long as it is consistent with its fiduciary obligation to do so.

            8.2 SECURITIES LAWS. In obtaining the consent of its shareholders of the matters described in Section 8.1 hereof, the Company, the Bank and their respective officers, directors and controlling shareholders will, in all respects, comply with the Rules and regulations of the SEC and any other Governmental Entity applicable to commercial banks, other applicable provisions of the United
States Code, the Rules and regulations of the SEC and the securities laws of all states in which shareholders of the parties reside as applicable.

            Without in any way limiting the generality of the foregoing, the Company and the Bank agree that the Notice of Meeting, Proxy Statement submitted in connection therewith, form of Proxy and other solicitation materials that will be used in soliciting the aforesaid shareholder approvals and authorizations and the Registration Statement for the offering:

                  (i) will be filed with, and not be used before the same are cleared for use by the SEC, other Governmental Entities having jurisdiction over the Company and the Bank, and this transaction, and the securities administrators of all states in which their respective shareholders reside as applicable;

                  (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that neither party warrants the accuracy or completeness of any information contained therein which is furnished to it by the other relating to the business, assets, properties, financial condition or management of the other or any corporation or person affiliated or contractually obligated to become affiliated therewith, whether by merger, acquisition of assets or otherwise;

                  (iii) the Company and the Bank will use their best efforts to obtain clearance by all appropriate Governmental Entities for the use of its Notice of Meeting, Proxy Statement, form of Proxy and other solicitation materials. Each party will consult and cooperate with the other in the preparation of all such proxy solicitation materials for the Bank Shareholders' Meeting and the Company's Shareholders Meeting, and the Bank and the Company agree not to transmit any proxy materials without the prior consent of the other party and its counsel; and

                  (iv) the Company and the Bank shall each covenant and agree and each pay their own expenses in connection with the preparation and filing, including attorney fees, of the Notice of Meeting, Proxy Statement, form of Proxy and other solicitation materials.

            8.3 MAILING OF PROXY STATEMENT. The Bank and the Company each covenant and agree that they will use their best efforts and shall cooperate with each other in the preparation, filing and mailing of the Proxy Statement as soon as it is reasonably practicable and is permitted under applicable law; it being the intention of the Company and the Bank to include their December 31, 1998 financial statements and information, and any necessary quarterly financial statements and information, in the financial disclosures contained in the Proxy Statement.

            8.4 MATERIALS TO BE FURNISHED PRIOR TO MAILING DATES. On or prior to the mailing date of the Proxy Statement ("Bank Mailing Date"), the Bank (a) shall use its best efforts to cause an appropriate firm that shall be selected by the Bank in its discretion, subject to the reasonable approval of the Company, to deliver to the Company a copy of any letter to the Board of Directors of Bank, dated as of a date not more than five days prior to such mailing date, in form and substance satisfactory to the Company to the effect set forth in Section 10.4 hereof, (b) shall have received a letter by a date not more than five days prior to the Bank Mailing Date, to the effect that the consideration to be received by the shareholders of the Bank in the Merger is fair from a financial point of view, and (c) shall have received a letter by a date not more than five days prior to the Bank Mailing Date, of the valuation of dissenters rights shares as described in Section 1300.

            8.5 REGULATORY APPROVALS. The Bank and the Company each agree to use their best efforts to provide promptly such information and reasonable assistance as may be requested by the other party to this Agreement and to take promptly such other actions as shall be necessary or appropriate in order to consummate the transactions contemplated hereby. Without limiting the foregoing, the Bank and the Company will each (a) prepare, submit and file, or cause to be prepared, submitted and filed, all applications for all authorizations, consents, orders and approvals of federal, state, local and other Governmental Entities and officials necessary under applicable law for the performance of its obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby, (b) use their best efforts to obtain all such authorizations, consents, orders and approvals as expeditiously as possible in accordance with the terms of this Agreement, and (c) cooperate fully with each other in promptly seeking to obtain such authorizations, consents, orders and approvals, including without limitation, in each case, the approval of the FRB, the FDIC and the Commissioner. The Bank and the Company each agree to promptly provide the other with copies of all applications referred to in clause (a) above and copies of all written communications, letters, reports or other documents delivered to or received from any Governmental Entity, and copies of all memoranda relating to discussions with such Governmental Entity, if any, with respect to the Merger, except that the Company and the Bank shall not be required to provide the other with any of the foregoing documents submitted or received on a confidential or privileged basis or which incorporate confidential information relating to other financial institutions. The Parties agree that through the Effective Time of the Merger, each of its reports, registration, statements and other filings required to be filed with any applicable Governmental Entity will comply in all material respects with the aplicable statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statement contained in any such report, registration statement or other filing that is intended to represent the financial position of the Party to which it relates will fairly present the financial position of such Party and will be prepared in accordance with GAAP or RAP consistently applied during the periods involved.

          8.6     CORPORATE GOVERNANCE.

                  (a) Prior to the Effective Time, the Bank shall take all necessary steps to effect the Bank Corporate Governance Changes at the Effective Time.

                  (b) Prior to the Effective Time, the Company shall take all necessary steps to effect the Company Corporate Governance Changes at the Effective Time.

            8.7 NASDAQ. Prior to or at the Effective Time, the Company shall take all necessary steps to list the Company's Stock on the Nasdaq National Market System at the Effective Time of the Merger.

                                     ARTICLE IX

               CONDITIONS PRECEDENT TO THE CONTEMPLATED TRANSACTIONS

            The obligations of the Parties to consummate the transactions as provided for herein are subject to the fulfillment, at or prior to the Effective Time, of the following conditions:

            9.1 PERMITS AND APPROVALS. Appropriate permits or approvals from the Commissioner, the FRB, the FDIC and/or any other Governmental Entities which are necessary to carry out the transactions contemplated in this Agreement, shall have been received, the United States Department of Justice shall not have taken any adverse action within the period allowed under 12 U.S.C. Section 1828(c)(6), and all other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied. Said permits and approvals shall include, but shall not be limited to, the following:

                  (i) prior written approval from the Commissioner pursuant to the CFC, the FDIC pursuant to 12 U.S.C. Section 1828(c)(2) and the FRB pursuant to the Federal Reserve Act and the BHC Act;

                  (ii) to the extent required by applicable Rule, all Consents of any Governmental Entity, including, without limitation, those of the FRB, the FDIC and the Commissioner, shall have been obtained, granted or waived for organization of PCBG Valley Corporation and the Merger, and all applicable waiting periods under all rules shall have expired; and

                  (iii) all approvals, orders and/or permits necessary for the Offering and any other necessary regulatory approvals and the issuance of approvals or assurances from the Commissioner, the FRB, the FDIC, the SEC, any blue sky authority and any other necessary Governmental Entity having authority over the Merger that the approval of the Merger will be forthcoming that are satisfactory to the Company, that would allow the Company to commence the marketing of the Offering by the Company to complete the Merger as described in this Agreement.

            9.2 ABSENCE OF LITIGATION. On the Closing Date and at the Effective Time: (i) there shall be no action pending before any court of competent jurisdiction in which any injunction is sought by any Governmental Entity against the transactions contemplated hereby; and (ii) there shall be in effect no order, writ, injunction or decree of any court or Governmental Entity prohibiting the consummation of any of the transactions contemplated hereby.

            9.3 SHAREHOLDER APPROVAL. The Agreement, the Merger, and the other transactions contemplated hereby, shall have been approved by the holders of at least two-thirds (2/3) of the issued and outstanding shares of Bank Stock entitled to vote and the requisite approval of the Company as the sole shareholder of PCBG Valley Corporation as soon as practicable. Any and all other action required by the shareholders of the Bank or the Company to authorize or effect the transactions called for herein shall have been duly and validly taken.

            9.4 STOCK OFFERING. The Company shall have closed the Offering as soon as is reasonably possible, the Company shall have received the amount of cash necessary to complete the Merger as provided in Section 2.5, and to carry out the transactions contemplated hereby.

            9.5 S-1, S-4 AND PROXY STATEMENT. The S-4, Proxy Statement and the S-1 shall have been declared effective by the SEC, the Commissioner, and any other Governmental Entity, as appropriate, and shall not be the subject of any stop order or proceeding seeking or threatening a stop order. The Company shall have received all state securities or "Blue Sky" permits and other authorization necessary to issue the Company Stock in the Offering and the S-4 in order to consummate the Merger.

            9.6 NASDAQ. The Company's Common Stock will be listed on the Nasdaq National Market System at the Effective Time.

            9.7 SEVERANCE POLICY. The Bank and the Company have agreed to a severance policy as set forth on Exhibit 9.7.

            9.8 TAX OPINION. The Company shall have received from its accountants an opinion reasonably satisfactory to the Company to the effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes to the Company or the Bank, nor shall the issuance of Company Stock result in the recognition of gain or loss by the holders of Bank Stock who receive Company Stock in connection with the Merger, dated prior to the date of the Proxy Statement is first mailed to the shareholders of the Company and the Bank and such opinions shall not have been withdrawn or modified in any respect.

                                     ARTICLE X

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BANK

            All of the obligations of the Bank to consummate the transactions contemplated herein shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, or their waiver by resolution of the Board of Directors of the Bank:

            10.1 LEGAL OPINION. The Bank shall have received the opinion of Knecht & Hansen, acting as counsel for the Company, dated as of the Closing Date, in substantially the form of EXHIBIT 10.1.

            10.2 CERTIFICATE OF NO DEFAULT. All covenants, terms and conditions of this Agreement to be complied with and performed by the Company at or before the Closing Date shall have been complied with and performed in all material respects and the representations and warranties of the Company contained in Article V hereof shall have been true and correct in all material respects as of the Effective Time, with the same effect as though such representations and warranties had been made on and as of the Effective Time, except as otherwise specified in, or permitted or contemplated by, this Agreement. The Company shall have delivered to the Bank, a certificate dated the Closing Date, signed by the President, certifying the fulfillment of this condition.

            10.3 CLOSING DOCUMENTS. The Company shall have delivered to the Bank all items required by the Bank pursuant to Section 3.3, all of which documents shall be properly executed and, if required by the Bank, acknowledged before a notary.

            10.4 EFFECTIVE S-4 AND PROXY STATEMENT. The S-4 and the Proxy Statement shall have been approved or otherwise become effective and no stop order suspending the effectiveness thereof shall be in effect and no proceedings therefor shall be pending or threatened by any Governmental Entity at the Closing Date.

            10.5 REGULATORY APPROVALS AND RELATED CONDITIONS. Any and all governmental and regulatory approvals and Consents referred to in Article IX and any other section of this Agreement shall have been granted without the imposition of conditions, or with conditions subject to the approval of the Company and the Bank, that are or would have become applicable to the Company or the Surviving Bank, and that the Company reasonably and in good faith concludes would materially adversely affect the financial condition or operations of the Company or the Surviving Bank, or otherwise would be materially burdensome; provided, however, that conditions or requirements which are imposed on purchasers or acquired institutions by Governmental Entities in comparable transactions shall not be deemed to be a basis for excuse of performance under this Agreement. All actions necessary to authorize the execution, delivery and performance of the Agreement by the Company and consummation of the Merger by the Company and PCBG Valley Corporation shall have been duly and validly taken by the Board of Directors of the Company and the PCBG Valley Corporation.

            10.6 THIRD PARTY CONSENTS. The Company shall have obtained all consents of other parties to the Company's material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

            10.7 ABSENCE OF CERTAIN CHANGES. As of the Closing Date there shall not exist any of the following:

                  (i) any change(s) in the financial condition or results of operation of the Company since inception which individually is or in the aggregate are materially adverse to the Company; or

                  (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of the Company on a consolidated basis.

            10.8 VALIDITY OF TRANSACTIONS. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to the Bank hereunder, shall be subject to the approval, to be reasonably exercised, of counsel for the Bank.

            10.9 FAIRNESS OPINION. Prior to solicitation of shareholder approval, the Bank shall have received an opinion pursuant to Section 8.4 confirming the fairness of the terms of the Merger from a financial perspective, and such opinion shall not have been withdrawn prior to the mailing date of the Proxy Statement.

            10.10 NASDAQ LISTING. The shares of Company Stock issuable pursuant to this transaction shall have been duly authorized for listing, subject to notice of issuance, on the Nasdaq National Market System.


                                     ARTICLE XI

                      CONDITIONS PRECEDENT TO THE OBLIGATIONS
                                   OF THE COMPANY

            All of the obligations of the Company to consummate the transactions contemplated herein shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, or their waiver by resolution of the Board of Directors of the Company, as appropriate:

            11.1 LEGAL OPINION. The Company shall have received the opinion of Aldrich & Bonnefin acting as counsel for the Bank, dated as of the Closing Date, in substantially the form of EXHIBIT 11.1.

            11.2 CERTIFICATE OF NO DEFAULT. All covenants, terms and conditions of this Agreement to be complied with and performed by the Bank at or before the Closing Date shall have been complied with and performed in all material respects and the representations and warranties of the Bank contained in Article IV hereof shall have been true and correct in all material respects as of the Effective Time, with the same effect as though such representations and warranties had been made on and as of the Effective Time, except as otherwise specified in, or permitted or contemplated by, this Agreement. The Bank shall have delivered to the Company a certificate, dated the Closing Date, signed by the President and Chief Financial Officer of the Bank, certifying the fulfillment of this condition.

            11.3 CLOSING DOCUMENTS. The Bank shall have delivered to the Company all items required by the Company pursuant to Section 3.3, all of which documents shall be properly executed and, if required by the Company, acknowledged before a notary.

            11.4 EFFECTIVE S-1, S-4 AND PROXY STATEMENT. The S-1, S-4 and the Proxy Statement shall have become effective and no stop order suspending the effectiveness thereof shall be in effect and no proceedings therefor shall be pending or threatened by the SEC, FDIC, the Commissioner, the FRB or any blue sky authority at the Closing Date.

            11.5 BANK DISSENTING SHAREHOLDERS AGAINST MERGER. The Bank's shareholders voting against the Merger or the Bank's shareholders giving notice in writing to the Bank at or before the Bank's meeting that such shareholder dissents from the Merger, on a combined basis, shall hold not more than ten percent (10%) of the outstanding shares of the Bank.

            11.6 REGULATORY APPROVALS AND RELATED CONDITIONS. Any and all governmental and regulatory approvals and Consents referred to in Article IX and any other section of this Agreement shall have been granted without the imposition of conditions, or with conditions subject to the approval of the Company, that are or would have become applicable to the Company or the Surviving Bank and that the Company reasonably and in good faith concludes would materially adversely affect the financial condition or operations of the Company or the Surviving Bank, or otherwise would be materially burdensome; provided, however, that conditions or requirements which are imposed on purchasers or acquired institutions by Governmental Entities in comparable transactions shall not be deemed to be a basis for excuse of performance under this Agreement.

            11.7 THIRD PARTY CONSENTS. The Company shall have obtained all consents of other parties to the Company's material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the transactions contemplated herein to be consummated, without default, acceleration, breach or loss of rights or benefits thereunder.

            11.8 ABSENCE OF CERTAIN CHANGES. As of the Closing Date, there shall not exist any of the following: (i) any Material Adverse Change as defined in Section 4.17, (ii) any damage, destruction, loss or event materially and adversely affecting the properties, business or prospects of the Bank; or
(iii) any material adverse change in the deposit structure of the Bank from July 30, 1998 to the Closing Date.

            11.9 BANK STOCK OPTION PLAN; AND OFFICERS AND EMPLOYEES. The Bank shall have caused the Bank Stock Option Plan to be terminated as of or prior to the Effective Time of the Merger and shall have obtained the consents or agreements specified in, and otherwise shall have complied with the terms of,
Section 6.10. Pursuant to California Law and its employment policies and practices, the Bank shall have complied with Section 6.11 of this Agreement as of the Effective Time of the Merger.

            11.10 DIRECTOR AGREEMENTS. Pursuant to Section 2.9, concurrently with the execution of this Agreement, each director of the Bank shall enter into separate agreements with the Company in the form attached hereto as EXHIBIT "B".

            11.11 TERMINATION OF CONTRACTS. Except as otherwise directed by the Company, the Bank shall have terminated all contracts, commitments or understandings as defined in Section 4.12(v) for the future purchase of materials, supplies, services, merchandise or equipment, the price of which exceeds $10,000, and any expense incurred in connection with such terminations shall have been charged in full to the Bank prior the last day of the month preceding the Closing Date which have been designated by the Company and agreed to by the Bank. Before the Determination Date prior to the Closing Date, the Bank shall have paid, or set-up adequate accruals for the payment of all material expenses that the Bank shall be liable for up to the Closing Date, including, but not limited to, all accounting and attorney fees in connection with this Agreement.

            11.12 VALIDITY OF TRANSACTIONS. The validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to the Company hereunder, shall be subject to the approval, to be reasonably exercised, of counsel for the Company.

            11.13 EMPLOYEE BENEFIT PLANS. Upon the agreement of the Company and the Bank, the Bank's Employee Plans, programs and arrangements, have been terminated on terms and conditions satisfactory to the Parties, and all benefits payable under such plans, programs and arrangements shall be accrued prior to the Closing Date.

            11.14 FAIRNESS OPINION. Prior to commencement of the marketing of the Offering described in Sections 9.1(iii) and 9.4, the Company in its discretion may receive an opinion concerning the fairness of the terms of the Merger to the shareholders of the Company from a financial point of view.

            11.15 STOCK OFFERING. The Bank shall have provided such information as deemed reasonably necessary by the Company in connection with the sale of stock including but not limited to, certificates of its officers and directors attesting to, among other things, the truthfulness and correctness of the representations contained in this Agreement, opinions of legal counsel and comfort letters from the Bank's accountants.

            11.16 S-4, THE PROXY STATEMENT AND REGULATORY APPLICATIONS. The Bank shall have provided such information as deemed reasonably necessary by the Company in connection with the S-4 and the Proxy Statement and any other regulatory applications including but not limited to, certificates of its officers and directors attesting to, among other things, the truthfulness and correctness of the representations contained in this Agreement, opinions of legal counsel and comfort letters from the Bank's accountants.

            11.17 BLUE SKY MATTERS. The issuance of the Company Stock in the Offering and the S-4 shall have been qualified or registered with the appropriate Governmental Entity under state securities or Blue Sky laws, and such qualification or registrations are in effect on the Closing Date.

            11.18 PROFESSIONAL FEES. The Bank's costs and expenses in connection with the transaction contemplated by this Agreement, including investment banker, accounting, attorney and any other costs and expenses, shall not exceed the amount that would be reasonable and customary for a transaction as described in this Agreement. Of these expenses, the accounting and attorney fees and expenses, and related costs and expenses thereto incurred from May 1, 1998 through the Closing Date, of the Bank shall not exceed $175,000 in the aggregate.

            11.19 YEAR 2000. The Bank shall certify that the Bank is making satisfactory progress for compliance with Year 2000 safety and soundness issues with respect to its own computer systems, and the computer systems of its vendors and customers.

                                    ARTICLE XII

                          DISSENTING SHAREHOLDERS OF BANK

            Any shareholder of the Bank who lawfully dissents shall be entitled to receive cash for the fair market value of his or her shares determined in accordance with Section 1300.

                                    ARTICLE XIII

                                      EXPENSES

            13.1 EXPENSES. All fees and Expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses. For the purposes of this Agreement, "Expenses" shall include, but not be limited to, all expenses relating to such transactions including, legal, accounting, investment banking fees and cost reimbursements, fees and costs of consultants, costs of proxy statements and shareholder action on the Merger, and if accrued according to GAAP as of the Determination Date by Bank, and provided such expenses would be properly tax deductible, the net after tax effect of severance payments and employee benefits under employment contracts and employee benefit plans reflected in Exhibits 4.11(a), (c), (j) and
(m), including but not limited to accrual of any and all unfunded or accelerated obligations thereunder.

                                    ARTICLE XIV

                                    TERMINATION

            14.1  TERMINATION OF THIS AGREEMENT.

            (a) Notwithstanding that this Agreement and the Agreement of Merger may have already been approved by shareholders of one or both of constituent corporations to the transactions contemplated by this Agreement, this Agreement may be terminated prior to the Effective Time of the Merger:

                  (i)     by mutual agreement of the parties, in writing;

                  (ii) by (A) the Company immediately upon the expiration of 30 days from the date that the Company has given notice to the Bank of a material breach or default by the Bank in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder or (B) the Bank immediately upon the expiration of 30 days from the date that the Bank has given notice to the Company of a breach or default by the Company in the performance of any covenant, agreement, representation, warranty, duty or obligation hereunder, except for Sections 5.18 and 7.14

                  (iii) by the Company or the Bank if any Governmental Entity denies or refuses to grant the approvals, consents or authorizations required to be obtained, or if any Governmental Entity approves the transaction covered and contemplated by this Agreement upon conditions not reasonably acceptable to the Company, in order to consummate the transactions covered and contemplated by this Agreement. If any regulatory application filed pursuant to this Agreement hereof should be finally denied or disapproved by the respective Governmental Entity, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by the Company, as a condition for approval, shall not be deemed to be a denial or disapproval so long as the Company diligently provides the requested information or undertaking. In the event an application is denied pending an appeal, petition for review, or similar such act on the part of the Company (hereinafter referred to as the "appeal") then the application will be deemed denied unless the Company prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval within 45 days thereafter.

                  (iv) by the Company or the Bank if (A) the Board of Directors of the Bank approves a transaction (or the Bank executes a letter of intent or other agreement) pursuant to which any person or entity or related group of persons or entities acquires, directly or indirectly, record or beneficial ownership (as defined in Rule 13d3 promulgated by the SEC pursuant to the Exchange Act) or control of 25% or more of the outstanding shares of Bank Stock or other securities of the Bank; (B) any person or entity or related group of persons or entities seeks to acquire 25% or more of the outstanding shares of Bank Stock by tender offer or otherwise, and the Board of Directors of the Bank does not advise the Bank's shareholders that the Bank's Board of Directors does not support such tender offer or acquisition and that it supports the Merger;
(C) if the Bank violates its covenant pursuant to Section 6.2 (xxiii) and
(xxiv); (D) the Merger does not receive the requisite approval of the Bank's shareholders; or (E) the Bank engages in an Alternative Transaction pursuant to the terms of Section 6.5;

                  (v) by the Company or the Bank immediately upon the expiration of 15 days from the date that the Bank or the Company has given notice to the other Party of a default by the Company in the performance of Sections 5.18 and 7.14; or

                  (vi) by the Company or the Bank if the Closing Date has not occurred by May 15, , 1999, unless regulatory approvals and/or completion of the Offering is reasonably expected to occur within 30 days of May 15, , 1999, in which case the date in this subsection shall be automatically extended for up to an additional 30 days.

            (b) Notwithstanding that this Agreement and the Agreement of Merger may have already been approved by shareholders of one or both of the constituent corporations to the Merger, this Agreement shall be terminated prior to the Effective Time of the Merger if any conditions specified in Articles IX, X or XI have not been satisfied or waived in writing by the party authorized to waive such conditions unless mutually extended by the parties hereto.

            (c) REGULATORY ENFORCEMENT MATTERS. In the event that Bank or the Company or any of their respective subsidiaries shall, after July 30, 1998, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies which is material to the Bank or the Company and their respective subsidiaries taken as a whole, then either the Company or the Bank may terminate this Agreement.

            (d)   (reserved)

            (e)   Notwithstanding anything to the contrary contained herein:

                  (i) If this Agreement is terminated by the Bank before the Closing Date pursuant to Sections 14.1(a)(ii)(B), (not including Sections 5.18 or 7.14) hereof, the Company shall pay to the Bank, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby and not as a penalty or forfeiture, the direct expenses incurred by the Bank in connection with the transaction contemplated by this Agreement, plus 50% of such expenses, up to a maximum of $500,000, within ten (10) business days of such termination;

                  (ii) If this Agreement is terminated by the Company before the Closing Date pursuant to Sections 14.1(a)(ii)(A) hereof, the Bank shall pay to the Company, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby, and not as a penalty or forfeiture, the direct expenses incurred by the Company in connection with the transaction contemplated by this Agreement, plus 50% of such expenses, up to a maximum of $500,000 within ten (10) business days of such termination; and

                  (iii) If this Agreement is terminated by the Company before the Closing pursuant to Section 14.1(a)(iv)(C) or (D) hereof, the Bank will pay to the Company, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby, and not as a penalty or forfeiture, the direct expenses incurred by the Company in connection with the transaction contemplated by this Agreement, plus 50% of such expenses, within ten (10) business days of such termination, except that if the Agreement is terminated by the Company pursuant to Section 14.1(a)(iv)(A), (B) or (E) hereof, the Bank will pay to the Company, as reasonable and full liquidated damages and reasonable compensation for the loss sustained thereby, and not as a penalty or forfeiture, $1,750,000 within ten (10) business days of such termination.

                                     ARTICLE XV

                                 GENERAL PROVISIONS

            15.1 CONFIDENTIALITY. All Confidential Information disclosed heretofore or hereafter by either Party to this Agreement to the other Party to this Agreement shall be kept confidential by such other Party and shall not be used by such other Party otherwise than as herein contemplated, except to the extent that (a) it is necessary or appropriate to disclose to the Bank or the Company or as may otherwise be required by Rule (any disclosure of Confidential Information to a Governmental Entity shall be accompanied by a request that such Governmental Entity preserve the confidentiality of such Confidential Information); or (b) to the extent such duty as to confidentiality is waived by the other Party. Such obligation as to confidentiality and nonuse shall survive the termination of this Agreement pursuant to Article XIV. In the event of such termination and on request of the other Party, such Party shall use all reasonable efforts to (y) return to the other Party all documents (and reproductions thereof) received from such other Party that contain Confidential Information (and, in the case of reproductions, all such reproductions made by the receiving Party); and (z) destroy the originals and all copies of any analyses, computations, studies or other documents prepared for the internal use of such Party that include Confidential Information, unless otherwise advised by counsel in connection with any controversy under the Agreement.

            15.2 PUBLICITY. The Parties shall coordinate all publicity relating to the transactions contemplated by this Agreement, and no Party shall issue any press release, publicity statement, shareholder communication or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Party except to the extent that independent legal counsel to the Party, as the case may be, shall deliver a written opinion to the Party that a particular action is required by applicable Rules. The Parties hereby agree that all public statements after the initial press release announcing this Agreement referring to the Bank shall be made by Mr. N. Douglas Mills, and all public statements made after the initial press release announcing this Agreement referring to the Company shall be made by Mr. E. Lynn Caswell, and both Parties agree that all public statements shall be made by mutual agreement.

            15.3  INDEMNIFICATION.

            (a) The Bank agrees to defend, indemnify and hold harmless the Company, its officers and directors, attorneys, accountants and each person who controls the Company within the meaning of the Securities Act from and against any costs, damages, liabilities and expenses of any nature, insofar as any such costs, damages, liabilities and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement, the Company's Offering disclosure documents or any amendments or supplements thereto, or arise out of or are based solely upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading based upon information with respect to the Bank furnished to the Company by or on behalf of the Bank specifically for use therein; provided, however, that the Bank shall not be liable in any such case to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Proxy Statement, the Company's Offering disclosure documents or amendments or supplements thereto, in reliance upon and in conformity with information with respect to the Company furnished to the Bank by or on behalf of the Company specifically for use therein.

            (b) The Company agrees to defend indemnify and hold harmless the Bank, its officers and directors, attorneys, accountants and each person who controls the Bank within the meaning of the Securities Act from and against any costs, damages, liabilities and expenses of any nature, insofar as any such costs, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Proxy Statement, the Company's Offering disclosure documents or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make statements therein not misleading based solely upon information with respect to the Company and its subsidiaries furnished to the Bank by or on behalf of the Company and its subsidiaries specifically for use therein; provided, however, that the Company shall not be liable in any such case to the extent that any such cost, damage, liability or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Proxy Statement, the Company's Offering disclosure documents or amendments or supplements thereto, in reliance upon and in conformity with information with respect to the Bank furnished to the Company by or on behalf of the Bank specifically for use therein.

            (c) Promptly after receipt by the Party to be indemnified pursuant to this section ("Indemnified Party") of notice of (i) any claim or
(ii) the commencement of any action or proceeding, Indemnified Party will give the other Party "(Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Indemnifying Party shall have the right, at its option, to compromise or defend, by its own counsel, any such matter involving Indemnified Party's asserted liability, at the expense of the Indemnifying Party. In the event that Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify Indemnified Party of its intention to do so, and Indemnified Party agrees to cooperate fully with Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. In any event, Indemnifying Party shall have the right to participate in the defense of such asserted liability. In any event Indemnifying Party shall have the right to participate in the defense of such asserted liability.

            15.4 NOTICES. All notices, demands or other communications hereunder shall be in writing and be made by (a) hand delivery; (b) overnight mail; (c) United States mail, first class, certified or registered, postage prepaid; or (d) facsimile transmission, and shall be deemed to have been duly given (i) on the date of service if delivered by hand or facsimile transmission (provided that facsimile notices are also mailed by United States mail, first class, certified or registered, postage prepaid); (ii) on the next day if delivered by overnight mail or delivery service; or (iii) 72 hours after mailing if mailed by United States mail, first class, certified or registered, postage prepaid, and properly addressed as follows:

            (a)   If to the Bank:

                  N. Douglas Mills, President and Chief Executive Officer Valley Bank
                  24010 Sunnymead Drive
                  Moreno Valley, California  92555-0188
                  Telecopier No.:  (909) 242-1903

            With a copy to:

                  Mark E. Aldrich, Esq.
                  Aldrich & Bonnefin
                  18200 Von Karman Avenue, Suite 730
                  Irvine, California  92612-1029
                  Telecopier No.:  (949) 474-0617

            (b)   If to the Company:

                  Mr. E. Lynn Caswell, Chairman and CEO
                  Pacific Community Banking Group
                  23332 Mill Creek Drive, Suite 230
                  Laguna Hills, California  92653
                  Telecopier No.:  (949) 458-2086

            With a copy to:

                  Loren P. Hansen, Esquire
                  Knecht & Hansen
                  1301 Dove Street, Suite 900
                  Newport Beach, California  92660
                  Telecopier No.:  (949) 851-1732

The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this
Section 15.4.

            15.5 SUCCESSORS AND ASSIGNS. Subject to Section 7.12 and 15.3, all terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective transferees, successors and assigns; provided, however, that, except as otherwise contemplated herein, this Agreement and all rights, privileges, duties and obligations of the Parties hereto may not be assigned or delegated by any party hereto without the prior written consent of the other Party to this Agreement and any purported assignment in violation of this Section 15.5 shall be null and void.

            15.6 THIRD PARTY BENEFICIARIES. Except as provided in Section 7.12, each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any Person other than the Parties hereto.

            15.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument.

            15.8 GOVERNING LAW. This Agreement is made and entered into in the State of California and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

            15.9 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

            15.10 WAIVER AND MODIFICATION. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement. This Agreement and the Agreement of Merger, when executed and delivered, may be modified or amended by action of the Board of Directors of the Company and the Bank without action by their respective shareholders to the extent permitted by law. This Agreement may be modified or amended only by an instrument of equal formality signed by the Parties of their duly authorized agents.

            15.11 ATTORNEYS' FEES. In the event either of the Parties to this Agreement brings an action or suit against the other Party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other Party, the prevailing Party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover of and from the losing Party, as determined by the court or other body have jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing Party in connection with such suit or action, including, without limitation, legal fees and court costs (whether or not taxable as such).

            15.12 ENTIRE AGREEMENT. The making, execution and delivery of this Agreement by the Parties hereto have not been induced by any representations, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the Parties and there are no further or other agreements or understandings, written or oral, in effect between the Parties relating to the subject matter hereof, unless expressly referred to by reference herein.

            15.13 SEVERABILITY. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law. However, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, it shall be construed, interpreted and limited to effectuate its purpose to the maximum legally permissible extent. If it cannot be so construed and interpreted so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the maximum extent possible to carry out its terms without such invalid or unenforceable provision or portion thereof.

            15.14 EFFECT OF DISCLOSURE. Any list, statement, document, writing or other information set forth in, referenced to or attached to any schedule or exhibit delivered pursuant to any provision of this Agreement shall be deemed to constitute disclosure for purposes of any other schedule or exhibit required to be delivered pursuant to any other provision of this Agreement.

            15.15 KNOWLEDGE. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any Party pursuant to this Agreement is made "to the knowledge" or "to the best knowledge" of any Party or other person, such Party or other person, who shall be an officer of a Party, shall make such statement only after conducting an investigation which such person determines in good faith to be reasonable under the circumstances of the subject matter thereof, and each such statement shall constitute a representation that such investigation has been conducted.

            15.16 TERMINATION OF REPRESENTATION, WARRANTIES AND COVENANTS. The representations, warranties and covenants of each Party contained herein or in any certificate or other writing delivered by such Party pursuant hereto or in connection herewith shall not survive the Merger other than those provided for in Sections 2.1(b), 2.1(c), 7.12, 13.1, 14.1(e), 15.1,
15.3, 15.11 and 15.12 which shall survive a termination.

            IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the day and year first above written.

                                      PACIFIC COMMUNITY BANKING GROUP



                                      By: /s/ E. LYNN CASWELL
                                          --------------------------------
                                          E. Lynn Caswell, Chairman of the
                                          Board and Chief Executive Officer



                                      VALLEY BANK



                                      By: /s/ Marion V. Ashley
                                          --------------------------------
                                          Marion V. Ashley
                                          Chairman of the Board


                                      By: /s/ N. Douglas Mills
                                          --------------------------------
                                          N. Douglas Mills
                                          President and Chief Executive Officer


                                      By: /s/ Willow I. Wachtel Decker
                                          --------------------------------
                                          Willow I. Wachtel Decker
                                          Director


                                      By: /s/ Juan P. Renteria
                                          --------------------------------
                                          Juan P. Renteria
                                          Director


                                      By: /s/ Jesse Washington
                                          --------------------------------
                                          Jesse Washington
                                          Director

                                      By: /s/ George E. Wilson
                                          --------------------------------
                                          George E. Wilson
                                          Director


                                      By: /s/ Helga Wolf
                                          --------------------------------
                                          Helga Wolf
                                          Director


                                      By: /s/ Eugene H. Wood
                                          --------------------------------
                                          Eugene H. Wood
                                          Director

EXHIBIT A                       AGREEMENT OF MERGER

                  THIS AGREEMENT OF MERGER is made and entered into as of
this      day of           , 1999, by and between Interim Valley Bank
(referred to herein as "Interim Bank"), a California corporation, and Valley Bank ("VB"), a California corporation, and Pacific Community Banking Group (the "Company"), a California corporation, with reference to the following facts:

                                    RECITALS

                  1. Interim Bank is a California corporation duly organized, validly existing and in good standing under the laws of the State of California, with authorized capital of 1,000,000 shares of no par value common stock of which, on the date hereof, there are 100 shares issued and outstanding ("Interim Bank Common Stock") owned by the Company.

                  2. VB is a banking corporation duly organized, validly existing and in good standing under the laws of the State of California and is authorized by the California Commissioner of Financial Institutions to conduct a general banking business, with authorized capital of 2,400,000 shares of the $5.00 par value common stock, of which, on the date hereof, there are 1,171,906 shares issued and outstanding ("VB Common Stock").

                  3. The Company is a California corporation duly organized, validly existing and in good standing under the laws of the State of California, with authorized capital of 100,000,000 shares of no par value common stock, of which, on the date hereof, there are 2,500 shares issued and outstanding ("Company Common Stock"), and 100,000,000 shares of Preferred Stock of which on
the date hereof there are         shares issued and outstanding.

                  4. The respective Boards of Directors of Interim Bank and VB deem it desirable and in the best interest of their respective corporations and stockholders that VB be merged (the "Merger") with and into Interim Bank as provided in this Agreement of Merger pursuant to the laws of the State of California and that Interim Bank be the surviving corporation ("Surviving Corporation").

                  5. In connection with the Merger, the Company and VB have entered into a First Restatement of Agreement and Plan of Reorganization, dated as of January 5, 1999, as amended on March 4, 1999 and March _, 1999 (the "Reorganization Agreement").

                  NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of such Merger, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

                  Upon consummation of the Merger at the Effective Time (as defined in Article IX hereof), VB shall be merged with and into Interim Bank which shall thereupon be the Surviving Corporation, and the separate corporate existence of VB shall cease.

                                   ARTICLE II
                                      NAME

                  The name of the Surviving Corporation shall be changed to "Valley Bank."

                                   ARTICLE III
                            ARTICLES OF INCORPORATION

                  The Articles of Incorporation of Interim Bank as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Articles of Incorporation of the Surviving Corporation.

                                   ARTICLE IV
                                     BYLAWS

                  The Bylaws of Interim Bank as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Bylaws of the Surviving Corporation.

                                    ARTICLE V
                                    DIRECTORS

                  The Board of Directors and officers of Interim Bank and VB at the Effective Time shall serve as the Board of Directors and officers of the Surviving Corporation until such time as their successors have been elected and qualified as provided for by the Bylaws of Interim Bank.

                                   ARTICLE VI
                   RIGHTS AND DUTIES OF SURVIVING CORPORATION

                  At and after the Effective Time, all rights, privileges, powers and franchises and property and assets of every kind and description of Interim Bank and VB shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of Interim Bank and VB, including all debts due to either of them, shall be as effectively the property of the

Surviving Corporation as they were of Interim Bank and VB, and the title to any real estate vested by deed or otherwise in either Interim Bank or VB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Interim Bank and VB shall be preserved unimpaired and all debts, liabilities and duties of Interim Bank and VB shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

                                   ARTICLE VII
                              CONVERSION OF SHARES

                  In and by virtue of the Merger and at the Effective Time, pursuant to this Agreement of Merger, the shares of Interim Bank Stock and VB Stock outstanding at the Effective Time shall be converted as follows:

                           (a) EFFECT ON INTERIM BANK STOCK. Each share of
Interim Bank Stock issued and outstanding immediately prior to the Effective Time shall for all purposes be deemed to represent, one share of common stock of the Surviving Corporation.

                           (b) EFFECT ON VB STOCK. Each share of VB Common Stock
issued and outstanding immediately prior to the Effective Time, except for shares as to which dissenters' rights are perfected pursuant to Section 1300 ET SEQ. of the California Corporations Code ("Perfected Dissenting Shares") shall be automatically cancelled and cease to be an issued and outstanding share of VB Stock and shall be converted into the right to receive two-thirds (2/3) share of Company Stock, and a Warrant exercisable into one-third share of Company Stock. The Company will pay or cause to be paid cash in lieu of fractional shares of VB Stock in an amount proportionate to the fair value of a whole share as determined by the board of directors of The Company which would otherwise be issuable as provided above.

                                  ARTICLE VIII
                              SHAREHOLDER APPROVAL

                  This Agreement shall be APPROVED by the
affirmative vote of the holders of a least a majority of the capital stock of PCBG and the Company, and by the affirmative vote of the holders of at least two-thirds of the capital stock of VB, at meetings duly held on the call of the directors or otherwise in accordance with law, and the Merger shall become effective on the Effective Time.

                                   ARTICLE IX
                                 FURTHER ACTION

                  The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable, in order to vest in and confirm to the Surviving Corporation title to and possession of all of VB's and Interim Bank's property, rights, privileges, powers and franchises hereunder, and otherwise to carry out the intent and purposes of this Agreement of Merger.

                                    ARTICLE X
                                 EFFECTIVE TIME

                  The Merger will become effective upon the ENDORSEMENT of a copy of this Agreement of Merger (bearing the certification of the Secretary of State of the State of California) and all other requisite accompanying certificates BY THE California Commissioner of Financial Institutions PURSUANT TO SECTION 4887(B) of THE CALIFORNIA FINANCIAL CODE. The date and time of such ENDORSEMENT with the California Commissioner of Financial Institutions is referred to herein as the "Effective Time".

                                   ARTICLE XI
                             SUCCESSORS AND ASSIGNS

                  This Agreement of Merger shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Agreement of Merger may not be assigned by either party without the written consent of the other.

                                   ARTICLE XII
                                  GOVERNING LAW

                  This Agreement of Merger has been executed in the State of California, and the laws of the State of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

                                  ARTICLE XIII
                                   TERMINATION

                  This Agreement of Merger may, by the mutual consent and action of the Boards of Directors of VB and Interim Bank, be abandoned at any time before or after approval thereof by the shareholders of Interim Bank and VB, but not later than the filing of this Agreement of Merger with the Secretary of State of the State of California.

                                   ARTICLE XIV
                   SATISFACTION OF OBLIGATIONS AND CONDITIONS

                           (a) The obligations of VB to proceed with the Closing
are subject to the satisfaction at or prior to the Closing of all of the conditions to the obligations of Interim Bank under the Reorganization Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by VB.

                           (b) The obligations of Interim Bank to proceed with
the Closing are subject to the satisfaction at or prior to the Closing of all of the conditions to the obligations of Pacific Community Banking Group and VB under the Reorganization Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in party, by Interim Bank.

                  IN WITNESS WHEREOF, VB and Interim Bank, pursuant to the approval and authority duly given by resolution of their respective Board of Directors, have caused this Agreement of Merger to be signed by their respective officers on the day and year first above written.

                                       VALLEY BANK

                                       By:
                                           -------------------------------------
                                           N. Douglas Mills, President

                                       By:
                                           -------------------------------------
                                           ----------------------, Secretary

                                       INTERIM VALLEY BANK

                                       By:
                                           -------------------------------------
                                           E. Lynn Caswell
                                           Chairman of the Board

                                       By:
                                           -------------------------------------
                                           Alfred Jannard, Secretary

                                       PACIFIC COMMUNITY BANKING GROUP

                                       By:
                                           -------------------------------------
                                           E. Lynn Caswell
                                           Chairman of the Board

                                       By:
                                           -------------------------------------
                                           Alfred Jannard, Secretary

EXHIBIT B                     DIRECTORS AGREEMENT


          This Agreement ("Agreement") is made and entered into this 30th day of July, 1998 by and between Pacific Community Banking Group, a California corporation ("Company"), and each of the other persons executing this Agreement (each such person is referred to individually as a "Bank Director" and collectively as "Bank Directors" with reference to the following facts:

          A. Valley Bank, a California banking corporation ("Bank"), and the Company have entered into that certain Agreement and Plan of Reorganization dated as of July 30, 1998 ("Reorganization Agreement"), pursuant to which the Bank will acquire a subsidiary of the Company by means of a Merger, and the Company will exchange cash to the shareholders of the Bank for their shares of the Bank, as those terms are defined in the Reorganization Agreement ("Acquisition").

          B. In order to facilitate Company and Bank entering into the Reorganization Agreement, the Bank Directors (comprising the entire Board of Directors of Bank) desire to enter into this Agreement. The execution of this Agreement shall be a condition precedent to the execution of the Reorganization Agreement.

          NOW, THEREFORE, in consideration of the promises and of the respective representations, warranties and covenants, agreements and conditions contained herein and in the Reorganization Agreement, the parties hereto agree as follows:

          1.   AGREEMENTS OF BANK DIRECTORS.

               1.1 AGREEMENT TO VOTE. Except in the case of an Alternative Transaction permitted by Section 6.5(b) of the Reorganization Agreement, at any meeting of shareholders of Bank or in connection with any solicitation of the written consent of shareholders of Bank to approve the Reorganization Agreement and the transactions contemplated thereby, each of the Bank Directors shall vote or cause to be voted all shares of Common Stock of Bank ("Bank Stock") owned by each such Bank Directors and any other shares of Bank Stock hereafter acquired by each such Bank Director in favor of, and to approve, the principal terms of the Acquisition and any other matter contemplated by the Reorganization Agreement which requires the approval of the shareholders of Bank, including but not limited to the "Merger," as those terms are defined in the Reorganization Agreement.

               1.2 AGREEMENT TO RECOMMEND. Except in the case of an Alternative Transaction permitted by Section 6.5(b) of the Reorganization Agreement, each Bank Director shall recommend to the shareholders of Bank to vote in favor of, and to approve, the principal terms of the Acquisition and any other matter contemplated by the Reorganization Agreement.

               1.3 RESTRICTIONS ON DISPOSITIONS. Except (i) in the case of an Alternative Transaction permitted by Section 6.5(b) of the Reorganization Agreement, (ii) with the prior written consent of Company, or (iii) pursuant to the Acquisition, each Bank Director agrees that such Bank Director will not pledge nor otherwise encumber, sell, assign or otherwise dispose of any shares of Bank Stock currently owned, or acquired after the date of this Agreement, by such Bank Director.

               1.4 COOPERATION. Each Bank Director agrees to cooperate fully with Company in connection with the Acquisition, except as otherwise permitted by the Reorganization Agreement. Except in the case of an Alternative Transaction permitted by Section 6.5(b) of the Reorganization Agreement, each Bank Director agrees that he or she will not, directly or indirectly, solicit any inquiries or proposals from, or enter into, or continue any discussions, negotiations or agreements relating to, or vote in favor of any proposal or transaction for disposition of the business or assets of Bank or any subsidiary thereof, or the acquisition of Bank's or any subsidiary of Bank's voting securities or any business combination with, any person entity other than Company.

          2.   REPRESENTATIONS AND WARRANTIES OF BANK DIRECTORS.

          Each of the Bank Directors represents and warrants to and agrees with Company as follows:

               2.1 CAPACITY. Each such Bank Director has all the requisite capacity and authority to enter into and perform such Bank Director's obligations under this Agreement.

               2.2 BINDING AGREEMENT. This Agreement constitutes the valid and legally binding obligation of each such Bank Director.

               2.3 NON-CONTRAVENTION. The execution and delivery of this Agreement by each such Bank Director does not, and the performance by such Bank Director of such Bank Director's obligations hereunder will not, violate or conflict with or constitute a default under any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Bank Director is a party or by which such Bank Director is bound, or any statute, rule or regulation to which such Bank Director or any of such Bank Director's property is subject.

               2.4 OWNERSHIP OF SHARES. SCHEDULE 1 hereto correctly sets forth the number of shares of Bank Stock owned by each Bank Director, or with respect to which each Bank Director has voting power or beneficial ownership, as of the date indicated on such schedule. Each Bank Director has good title to all of the shares of Bank Stock indicated as owned by such Bank Director in the capacity set forth on SCHEDULE 1 as of the date indicated on such
SCHEDULE 1, and such shares of

Bank Stock are so owned free and clear of any liens, security interests, charges or other encumbrances, except as set forth in such SCHEDULE 1.

          3.   TERMINATION.

               3.1  TERMINATION DATE.   This Agreement shall terminate and be
of no further force and effect immediately upon the earlier of: (a) consummation of the Acquisition or (b) termination of the Reorganization Agreement in accordance with the terms thereof.

               3.2 EFFECT OF TERMINATION. Upon the termination of this Agreement in accordance with Section 3.1 hereof, the respective obligations of the parties hereto shall immediately become void and have no further force or effect except that the termination of this Agreement shall not excuse or forgive any breach hereof.

          4. SPECIFIC PERFORMANCE. The parties hereto recognize and agree that monetary damages will not compensate adequately the parties hereto for nonperformance. Accordingly, each party agrees that such party's obligations shall be enforceable by court order requiring specific performance.

          5.   MISCELLANEOUS.

               5.1 EXPENSES. Each party hereto shall pay its own costs and expenses, including, without limitation, those of its attorneys and accountants, in connection with this Agreement and transactions covered and contemplated hereby.

               5.2 NOTICES. All notices, demands or other communications hereunder shall be in writing and be made by (a) hand delivery; (b) overnight mail; (c) United States mail, first class, certified or registered, postage prepaid; or (d) facsimile transmission, and shall be deemed to have been duly given (i) on the date of service if delivered by hand or facsimile transmission (provided that telecopied notices are also mailed by United States mail, first class, certified or registered, postage prepaid); (ii) on the next day if delivered by overnight mail; or first-class, certified or registered, postage prepaid, and properly addressed as follows:

               (a)  If to Company:

                    Pacific Community Banking Group
                    23332 Mill Creek Drive, Suite 230
                    Laguna Hills, California  92653
                    Attention: E. Lynn Caswell, President
                    Telecopier: (949) 460-4501

                    With copies to:

                    Knecht & Hansen
                    1301 Dove Street, Suite 900
                    Newport Beach, CA  92660
                    Attention: Loren P. Hansen, Esq.
                    Telecopier: (949) 851-1732

               (b)  If to a Bank Director:

                    to the Bank Director and address noted on page
                    7 hereof

                    With copies to:

                    Aldrich & Bonnefin
                    18200 Von Karman Avenue, Suite 730
                    Irvine, California  92612-1029
                    Attention: Mark E. Aldrich, Esq.
                    Telecopier: (949) 474-0617


The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this
SECTION 5.2.

               5.3 SUCCESSORS AND ASSIGNS. Subject to Section 5.4 herein, all terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns; provided, however, that, except as otherwise contemplated herein, this Agreement and all rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any Bank Director without the prior written consent of Company and any purported assignment in violation of this Section 5.3 shall be null and void.

               5.4 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties hereto. As used in this Agreement, the term "party" or "parties" shall refer only to Company and the Bank Directors or any of them.

               5.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

               5.6 GOVERNING LAW. This Agreement is made and entered into in the State of California and the laws of the State of California shall govern the validity and interpretation hereof and the performance of the parties hereto of their respective duties and obligations hereunder.

               5.7 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

               5.8 WAIVER AND MODIFICATION. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement.
 This Agreement may be modified or amended only by an instrument of equal formality signed by the parties or their duly authorized agents.

               5.9 ATTORNEYS' FEES. In the event a Bank Director or Company brings an action or suit against the other party by reason of any breach of any covenant, agreement, representation, warranty or other provision hereof, or any breach of any duty or obligation created hereunder by such other party, the prevailing party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover of and from the losing party, as determined by the court or other body having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such action or suit, including, without limitation, legal fees and court costs (whether or not taxable as such). In an action or suit brought by a Bank Director or Company to enforce any provision hereof, or for damages for the breach hereof, such action or suit shall be commenced and maintained exclusively in the state court sitting in Orange County, California.

               5.10 ENTIRE AGREEMENT. The making, execution and delivery of this Agreement by the parties hereto have not been induced by any representation, statements, warranties or agreements other than those expressed herein. This Agreement, in addition to the applicable provisions of the Reorganization Agreement, embodies the entire understanding of the parties and there are no further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof, unless expressly referred to by reference herein.

               5.11 SEVERABILITY. Whenever possible, each provision of this Agreement and every related document shall be interpreted in such manner as to be valid under applicable law. However, if any provision of any of the foregoing shall be invalid or prohibited under said applicable law, it shall be construed, interpreted and limited to effectuate its purpose to the maximum legally permissible extent. If it cannot be so construed and interpreted so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the maximum extent possible to carry out its terms without such invalid or unenforceable provision or portion thereof.

               5.12 SEVERAL OBLIGATIONS. All duties and obligations of each party to this Agreement shall be several and not joint.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                       Pacific Community Banking Group


                                       By: /s/ E. Lynn Caswell
                                           ---------------------------
                                           E. Lynn Caswell, Chairman

"Bank Director"
and address




/s/ Marion V. Ashley                       /s/ Doug Mills
---------------------------                ---------------------------
Marion V. Ashley                           Doug Mills
170 Wilkerson Ave., S#B                    11650 Steeplechase Drive
Perris, CA  92570                          Moreno Valley, CA  92555


/s/ Juan Renteria                          /s/ Willow I. Decker
---------------------------                ---------------------------
Juan Renteria                              Willow I. Decker
1530 Nandina Ave.                          8218 Wheeler Ave.
Perris, CA  92571                          Fontana, CA  92355


/s/ Jesse Washington                       /s/ George E. Wilson
---------------------------                ---------------------------
Jesse Washington                           George E. Wilson
30506 Cinnamon Teak Dr.                    27263 Pleasant Hill Drive
Canyon Lake, CA  92587                     Highland, CA  92346


/s/ Helga Wolf                             /s/ Gene Wood
---------------------------                ---------------------------
Helga Wolf                                 Gene Wood
11640 Dalehurst Rd.                        2349 Newpat Ave.
Moreno Valley, CA  92555                   San Bernardino, CA  92404

                                   Schedule 1

                               as of July 17, 1998

Owned                                      Bank Common Shares
-----                                      ------------------
Marion V. Ashley                                    122

Doug Mills                                        5,002

Willow I Decker                                 116,424

Juan Renteria                                       551

Jesse Washington                                  2,625

George E. Wilson                                  6,291

Helga Wolf                                        4,400

Gene Wood


                                                                       Exhibit C


                              WB WARRANT AGREEMENT

THIS WARRANT AGREEMENT, dated as of      1999, is made between PACIFIC COMMUNITY
BANKING GROUP, a California corporation (the "Company"), and each person to whom a warrant is issued or provided herein (the "Holder").

                                    RECITALS

         A. The Company proposes to issue warrants as hereinafter described (the "Warrants") to each Holder to purchase shares of its Common Stock, no par value per share (the "Common Stock"), in connection with the acquisition of Valley Bank (the "Bank") by the Company in which at the Effective Time of the Merger, the Bank would become a wholly-owned subsidiary of the Company, and all of the issued and outstanding shares of Valley Bank Stock ("Bank Stock"), except for shares of Bank Stock held by Dissenting Shareholders, shall be converted into and exchanged for cash, shares of Company Stock, and a warrant exercisable into shares of Company Stock, under the terms and conditions contained in the First Restatement of the Agreement and Plan of Reorganization dated January 5, 1999, as amended in which each warrant (the "Warrant") entitling the holder thereof to purchase shares of Common Stock of the Company (the "Warrant Shares").

         B. In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder of the Company and the Holder, the Company and the Holder hereby agree as follows:

         SECTION 1. GRANT OF WARRANT. The Company hereby grants to the Holder, as of the date hereof, Warrants to purchase all or any part of the number of shares of the Company's Common Stock set forth in the Warrant, subject to the terms, conditions and adjustment provisions as provided in this Agreement.

         SECTION 2. TERM OF WARRANTS; EXERCISE OF WARRANTS.

                     2.1 TERM OF EXERCISE OF WARRANTS. The Warrants are exercisable for a ten-year period commencing upon the date of issuance (the "Issuance Date"). Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised at any time until ten years from the original date of issuance (the "Expiration Date") to purchase from the Company that number of shares of Common Stock of the Company specified in Section 1 at the warrant prices specified in Section 9. Upon such purchase, the shares of Common Stock of the Company will be fully paid and nonassessable to which the Holder may at the time be entitled to purchase upon exercise of such Warrants.

                                    Exhibit C

                     2.2 EXERCISE OF WARRANTS. A Warrant may be exercised upon surrender to the Company at its principal office of the certificate or certificates evidencing the Warrants to be exercised, together with the form of election to purchase on the reverse thereof duly filled in and signed, (and upon payment to the Company for the account of the Company in accordance with the provisions of Sections 9 and 10 hereof), for the number of shares of Common Stock in respect of which such Warrants are then exercised. Payment of the aggregate Warrant Price shall be made by check, Cashier's Check, money order, or any combination thereof.

                         Subject to Section 6 hereof, upon such surrender of
Warrants and payment of the Warrant Price as aforesaid, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full shares of Common Stock so purchased upon the exercise of such Warrants, together with cash, as provided in
Section 11 hereof, in respect of any fractional shares of Common Stock otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Common Stock as of the date of the surrender of such Warrants and payment of the Warrant Price, as aforesaid; provided, however, that if, at the date of surrender of such Warrants and payment of the Warrant Price, the transfer books for the Common Stock or other class of stock purchasable upon the exercise of such Warrants shall be closed, the certificates for the Common Stock in respect of which such Warrants are then exercised shall be issuable as of the date on which such books shall next be opened (whether before or after the Expiration Date) and until such date the Company shall be under no duty to deliver any certificate for such Common Stock; provided further, however, that the transfer books of record, unless otherwise required by law, shall not be closed at any one time for a period longer than twenty days. The rights of purchase represented by the Warrants shall be exercisable, at the election of the Holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of less than all of the Common Stock purchasable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued.

         SECTION 3. REGISTRATION. Transferability. Issuance and Form of Warrant.

                     3.1 REGISTRATION. The Warrants shall be numbered and shall be registered in a Warrant Register as they are issued. The Company shall be entitled to treat the Holder of any Warrant as the owner in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant on the part of any other person, and shall not be liable for any registration of transfer of Warrants which are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with the actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer, or with such knowledge of such facts that its participation therein amounts to bad faith.

                     3.2 TRANSFER. The Common Stock and the Warrants received from the Company pursuant to the Agreement will be separately transferable from the date of issuance. The Warrants shall be transferable on the books of the Company maintained at the principal office of the Company upon delivery thereof duly endorsed by the Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer, with signatures properly guaranteed. In all cases of transfer by an attorney, the original power of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Company. In case of transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and remain with the Company in its discretion. Upon any registration of transfer, the Company shall execute and deliver a new Warrant or Warrants to the persons entitled thereto. The Warrants may be exchanged at the option of the Holder thereof, when surrendered at the principal office of the Company for another Warrant or Warrants to the persons entitled thereto. The Warrants may be exchanged at the option of the Holder thereof, when surrendered at the principal office of the Company for another Warrant, or other Warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of Warrant Shares. The Company shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a Warrant. The Holder understands that the Warrants and the securities exercisable hereunder are intended to be registered pursuant to the Securities Act of 1933, as amended, and such securities are intended to be transferable once the registration has been completed.

                     3.3 ISSUANCE. Warrant certificates shall be issued and delivered by the Company as evidence of the Warrants sold by the Company as a part of the Offering (the "Warrant Certificates"). Each Warrant Certificate shall evidence the right, subject to the provisions of this Agreement and of the Warrant Certificate itself, for the registered holder thereof or his assigns to purchase the number of shares of Common Stock of the Company stated therein.

                     3.4 FORM OF WARRANT. The Form of Warrant shall be substantially as set forth in EXHIBIT "A" attached hereto. The price per share of Common Stock and the number of shares of Common Stock issuable upon the exercise of Warrants are subject to adjustment upon the occurrence of certain events, all as hereinafter provided. The Warrants shall be executed on behalf of the Company by its Chairman of the Board or Chief Executive Officer or one of its Vice Presidents, under its corporate seal reproduced thereon attested by its Secretary or an Assistant Secretary. The signature of any of such officers on the Warrants may be manual or facsimile.

         Warrants bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any one of them shall have ceased to hold such offices prior to the delivery of such Warrants or did not hold such offices on the date of this Agreement.

         Warrants shall be dated as of the date of signature thereof by the Company either upon initial issuance or upon division, exchange, substitution or transfer.

         SECTION 4. SIGNATURE OF WARRANTS. The Warrants shall be signed by the Company (or any successor to the Company) and shall not be valid for any purpose unless so signed. Warrants may be signed, however, by the Company and may be delivered by the Company, notwithstanding that the persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such signature, issuance or delivery.

         SECTION 5. EXCHANGE OF WARRANT CERTIFICATES. Each Warrant certificate may be exchanged for another certificate or certificates entitling the Holder thereof to purchase a like aggregate number of shares of Common Stock as the certificate or certificates to be so exchanged. Thereupon, the Company shall execute and deliver to the person entitled thereto a new Warrant certificate or certificates, as the case may be, as so requested.

         SECTION 6. PAYMENT OF TAXES. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of shares of Common Stock upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any Warrants or certificate for shares of Common Stock in a name other than that of the registered Holder of Warrants in respect of which such shares of Common Stock are issued, and in such case the Company shall not be required to issue or deliver any certificate for shares of Common Stock or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company's satisfaction that such tax has been paid.

         SECTION 7. MUTILATED OR MISSING WARRANTS. In case of any of the certificates evidencing the Warrants shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, execute, issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant certificate, or in lieu of and substitution for the Warrant certificate lost, stolen or destroyed, a new Warrant certificate of like tenor and representing an equivalent right or interest; but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction of such Warrant and indemnity, if requested, also satisfactory to them. An applicant for such substitute Warrant certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe.

         SECTION 8. RESERVATION OF SHARES: PURCHASE OF WARRANTS.

                     8.1 RESERVATION OF WARRANT SHARES. There will be reserved, and thereafter the Company shall at all times keep reserved, out of its authorized Common Stock, a number of shares of Common Stock sufficient to provide for the exercise of the rights of purchase represented by the outstanding Warrants. The Transfer Agent for the Common Stock and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of any rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be requisite for such purposes. The Company will keep a copy of this Agreement on file with the Transfer Agent for the Common Stock and with every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Company will supply such Transfer Agent with duly executed stock certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in Section 11 hereof. All Warrants surrendered in the exercise of the rights thereby evidenced shall be canceled by the Company.

                     8.2 PURCHASE OF WARRANTS BY THE COMPANY. The Company shall have the right, except as limited by law, other agreement or herein, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate, but the Holder of such warrant shall be under no obligation to sell.

                     8.3 CANCELLATION OF WARRANTS. In the event the Company shall purchase or otherwise acquire Warrants, the same shall thereupon be canceled by the Company and retired. The Company shall cancel any Warrant surrendered for exchange, substitution, transfer or exercise in whole or in part.

         SECTION 9. WARRANT EXERCISE PRICE. The price per share at which shares of Common Stock shall be purchasable upon exercise of Warrants (the
"Warrant Price") shall be $      per share from the date of issuance to on or
before the end of the tenth year after the date of issuance of the Warrant, subject to the adjustment pursuant to Section 10 hereof.

         SECTION 10. ADJUSTMENT OF WARRANT PRICE AND NUMBER OF SHARES. The number and kind of securities purchasable upon the exercise of each Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as hereinafter defined.

                    10.1 MECHANICAL ADJUSTMENTS. The number of Warrant Shares purchasable upon the exercise of each Warrant and the Warrant price shall be subject to adjustment as follows:

                         (a) In case the Company shall (i) pay a dividend in
shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue a reclassification of its shares of Common Stock or capital reorganization of other securities of the Company, the number of Warrant Shares purchasable upon exercise of each Warrant immediately prior thereto shall be adjusted so that the Holder of each Warrant shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which he would have owned or have been entitled to receive after the occurrence of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph
(a) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

                         (b) In case, at any time or from time to time after
issuance of the Warrant and while the Warrant remains outstanding and has not been exercised, the Company shall issue or sell any warrants or options, other than options granted under the Company's 1999 Stock Option Plan, as it may be amended from time to time, or any similar plan hereafter adopted by the Company or any of its subsidiaries, for the purchase of the Company's Common Stock with a price per share at which shares of Common Stock shall be purchasable upon exercise of such warrants or options that is less than the Warrant Price in effect immediately prior to such issue or sale, then forthwith upon such issue or sale the Warrant Price shall be immediately reduced to such price per share. No adjustment of the Warrant Price shall be made as a result of the Company's issuance or sale of Common Stock or other securities of the Company, regardless of the price at which such shares or other securities are issued, including, without limitation, the Company's issuance or sale of stock options under the Company's 1999 Stock Option Plan, as it may be amended from time to time, or any similar plan hereafter adopted by the Company or any of its subsidiaries, with an exercise price less than the Warrant Price. In addition, no adjustment of the Warrant Price shall be made if the adjustment would otherwise be for an amount less then $.25 per share, but any such nonadjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to $..25 per share or more. Further, no adjustment shall be made in the case of an issuance or sale of warrants with respect to fewer than 10% of the then-outstanding shares of the Company's Common Stock in any 24 month period.

                         (c) Whenever the number of Warrant Shares purchasable
upon the exercise of each Warrant is adjusted, as herein provided, the Warrant Price payable upon exercise of each Warrant shall be adjusted by multiplying such Warrant Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to such adjustment, and of which the denominator shall be the number of Warrant Shares so purchasable immediately thereafter.

                         (d) For the purpose of this subsection 10. 1, the term
"shares of Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Agreement, or (ii) any other class of stock resulting from successive changes or reclassifications of such shares consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to paragraph (a) above, the Holders shall become entitled to purchase any shares of the Company other than shares so purchasable upon exercise of each Warrant and the Warrant Price of such shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in paragraphs (a) and (b), inclusive, above, and the provisions of Section 5 and subsections 10.2 through 10.4, inclusive, with respect to the shares of Common Stock shall apply on like terms to any such other shares.

                    10.2 NOTICE OF ADJUSTMENT. Whenever the number of shares of Common Stock purchasable upon the exercise of each Warrant or the Warrant Price of such shares of Common Stock is adjusted, as herein provided, the Company, within thirty (30) days thereafter, shall cause to be mailed promptly by first class mail, postage prepaid, to each Holder notice of such adjustment or adjustments and the Warrant Price of such shares of Common Stock after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. A firm of independent public accountants selected by the Board of Directors of the Company (who may be the regular accountants employed by the Company) may make any computation required under this Section 10.2.

                    10.3 NO ADJUSTMENT FOR DIVIDENDS OR DISTRIBUTIONS. Except as provided in subsection 10.1, no adjustment in respect of any dividends or distributions shall be made during the term of a Warrant or upon the exercise of a Warrant.

                    10.4 PRESERVATION OF PURCHASE RIGHTS UPON CONSOLIDATION, MERGER. ETC. In case of any consolidation of the Company with, or merger of the Company into, another corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation, as the case may be, shall execute an agreement that each Holder shall have the right thereafter upon payment of the Warrant price in effect immediately prior to such action to purchase upon the exercise of each Warrant the kind and amount of shares and other securities and property (including cash) which he would have owned or have been entitled to receive after the occurrence of such consolidation, merger, sale or conveyance had such Warrant been exercised immediately prior to such action. The Company shall mail by first class mail, postage prepaid, to each Holder, notice of the execution of any such agreement. Such agreement shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section 10. The provisions of this subsection 10.4 shall similarly apply to successive consolidations, mergers, sales or conveyances.

                    10.5 STATEMENTS ON WARRANTS. Irrespective of any adjustments in the Warrant Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

         SECTION 11. FRACTIONAL INTERESTS. The Company shall not be required to issue fractional shares of Common Stock on the exercise of Warrants. If more than one Warrant shall be presented for exercise of shares of Common Stock in full at the same time by the same Holder, the number of full shares of Common Stock which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of shares of Common Stock purchasable upon exercise of the Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this Section 11, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall pay an amount in cash equal to the difference between the then current book value price per share of Common Stock and the exercise price of the Warrant, multiplied by such fraction.

         SECTION 12. NO RIGHTS AS STOCKHOLDERS: NOTICES TO HOLDERS. Nothing contained in this Agreement or in any of the Warrants shall be construed as conferring upon the Holders or their transferees the right to vote or to receive dividends or to consent or to receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company. If, however, at any time after 60 days before the Exercise Date, and prior to the expiration of the Warrants and prior to their exercise, any of the following events shall occur:

         (a) the Company shall declare any dividend or distribution payable in any securities upon its shares of Common Stock to the Holders of its shares of Common Stock; or

         (b) The Company shall offer to the holders of its shares of Common Stock any additional shares of Common Stock or securities convertible into shares of common stock or any right to subscribe thereto; or

         (c) A dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger, or sale of all or substantially all of its property, assets, and business as an entirety) shall be proposed;

then in any one or more of said events, the Company shall give notice in writing of such event to the Holders as provided in Section 13 hereof, such giving of notice to be completed at least 20 days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the stockholders entitled to such dividend, distribution, or subscription rights, or for the determination of stockholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. Failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of any action taken in connection with such dividend, distribution or subscription rights, or proposed dissolution, liquidation or winding up.

         SECTION 13. NOTICES. Any notice pursuant to this Agreement be any Holder to the Company shall be in writing and shall be mailed first class, postage prepaid, or delivered (a) to the Company, at its office at 23332 Mill Creek Drive, Suite 230, Laguna Hills, California 92653, with copies to Knecht & Hansen, 1301 Dove Street, Suite 900, Newport Beach, California 92660. Each party hereto may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice in writing to the other party. Any notice mailed pursuant to this Agreement by the Company to the Holders shall be in writing and shall be mailed first class, postage prepaid, or delivered to such Holders at their respective addresses on the books of the Company.

         SECTION 14. SUPPLEMENTS AND AMENDMENTS. The Company may not supplement or amend this Agreement without the approval of any Holder, in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Holder may deem necessary or desirable and which shall not be inconsistent with the provisions of the Warrants.

         SECTION 15. SUCCESSORS. All covenants and provisions of this Agreement by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

         SECTION 16. APPLICABLE LAW. This Agreement and Warrant issued hereunder shall be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflict of laws.

         SECTION 17. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or corporation other than the Company and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the Holders of the Warrants.

         SECTION 18. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         SECTION 19. CAPTIONS. The captions of the Sections and subsections of this Agreement have been inserted for convenience only and shall have no substantive effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first written.

                                       PACIFIC COMMUNITY BANKING GROUP

                                       By:
                                           -------------------------------------
                                           E. Lynn Caswell
                                           Chairman and Chief Executive Officer

                                       By:
                                           -------------------------------------
                                           -------------------------------------
                                           Secretary